UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SWITCH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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7135 S. Decatur Boulevard

Las Vegas, Nevada 89118

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Switch, Inc.:

NOTICE IS HEREBY GIVEN that the 2022 annual meeting of stockholders (the “Annual Meeting”) of Switch, Inc., a Nevada corporation, will be held on Friday, June 10, 2022, at 11:00 a.m., Pacific Time, at The Citadel Campus, 1 Superloop Circle, McCarran, Nevada 89434, for the following purposes:

1.

To elect the nine director nominees identified in the accompanying proxy statement. The nine nominees are Rob Roy, Angela Archon, Jason Genrich, Liane Pelletier, Zareh Sarrafian, Kim Sheehy, Donald D. Snyder, Tom Thomas and Bryan Wolf;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;

3.	To vote on an advisory (non-binding) proposal to approve the compensation of the named executive officers;

4.

To amend and restate our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to impose certain ownership and transfer restrictions in connection with our anticipated election to be taxed as a real estate investment trust, and certain other governance provisions (the “Amendment”);

5.	To reincorporate as a Maryland corporation, through and including a merger with and into our wholly owned subsidiary; and

6.	To conduct any other business properly brought before the meeting.

We know of no other matters to come before the Annual Meeting. Only stockholders of record of our Class A common stock, Class B common stock and Class C common stock at the close of business on April 13, 2022, are entitled to notice of and to vote at the Annual Meeting or at any postponements or adjournments thereof. On or around April 28, 2022, we intend to make the proxy statement available on the Internet and to commence mailing of the Notice to all stockholders entitled to vote at the Annual Meeting.

We currently intend to hold the Annual Meeting in person. However, we are actively monitoring the coronavirus (“COVID-19”) pandemic, and are sensitive to the public health and travel concerns that our stockholders may have, as well as protocols that federal, state, and local governments may impose. If it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include changing the time, date or location of the Annual Meeting or switching to a virtual meeting format. Any such change will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission.

Regardless of the number of shares of common stock you hold, as a stockholder your role is very important, and the Board of Directors strongly encourages you to exercise your right to vote.

By order of the Board of Directors

Thomas Morton
President, Chief Legal Officer and Secretary

PROXY STATEMENT

COMPANY OVERVIEW

Switch, Inc., a Nevada corporation (“Switch,” the “Company,” “we,” “us” or “our”), is an independent leader in exascale data center ecosystems, edge data center designs, industry-leading telecommunications solutions and next-generation technology innovation. Switch Founder and Chief Executive Officer (“CEO”) Rob Roy has developed more than 700 issued and pending patent claims covering data center designs that have manifested into the Company’s world-renowned data centers and technology solutions. We innovate to sustainably progress the digital foundation of the connected world with a focus on enterprise-class and emerging hybrid cloud solutions.

Our advanced data centers reside at the center of our platform and provide power densities that exceed industry averages with efficient cooling, while being powered by 100% renewable energy. Two of our data centers are the only carrier-neutral colocation facilities in the world to be certified Tier IV Design, Tier IV Facility and Tier IV Gold in Operational Excellence. While these certifications were among the highest classifications available in the industry at the time, we are building our current facilities to our proprietary Class 5™ Platinum standards, which exceed and are more comprehensive than Tier IV standards. Our platform has powerful network effects and nurtures a rich technology ecosystem that benefits its participants. We further enhance these benefits as we innovate and expand our platform ecosystem. We currently have more than 1,300 customers, including some of the world’s largest technology and digital media companies, cloud, IT and software providers, financial institutions, and network and telecommunications providers.

During 2021, we operated five primary campus locations, called Primes. Our Primes consist of The Core Campus in Las Vegas, Nevada; The Citadel Campus near Reno, Nevada; The Pyramid Campus in Grand Rapids, Michigan; The Keep Campus in Atlanta, Georgia; and The Rock Campus in Austin, Texas, which was launched with our acquisition in June 2021 of all of the equity interests of Data Foundry, LLC (“Data Foundry”) and certain real property interests used in connection with Data Foundry’s operations. In the aggregate, these facilities have up to 5.1 million gross square feet of space and up to 508 megawatts (“MW”) of available power. Additional data centers are currently under development at all of our Primes. Our Primes are strategically located in geographies that combine favorable tax policies for customers deploying computing infrastructure, favorable pricing for green energy, and a reduced risk of natural disaster. As a result, customers in major metropolitan markets can access our advanced colocation facilities while reducing exposure to the higher taxes, higher cost of power and higher risk of natural disaster that might be prevalent in other markets. They also provide low latency connectivity to major metropolitan markets to which our customers may seek to interconnect.

2021 Performance

Our business delivered strong performance during 2021, highlighted by the following:

2021 Financial Performance

•	Total revenue increased 15.7% to $592.0 million from $511.5 million in 2020

•	Net income decreased to $14.8 million from $38.4 million in 2020 primarily attributable to a $35 million noncash litigation settlement.

•	Adjusted EBITDA(1) increased 17.4% to $315.1 million from $268.3 million in 2020

•	Adjusted Funds from Operations (“AFFO”)(2) increased 12.0% to $244.3 million from $218.2 million in 2020

•	Total dividends paid during 2021 increased to $0.21 per share from $0.16 per share in 2020

2021 Operational Highlights

•	Signed total contract value of $455 million, including a record $80 million of incremental annualized revenue bookings in 2021, compared to $76 million in the prior year

•	Achieved an Adjusted EBITDA margin(3) of 53.2%, compared to 52.5% in 2020, representing 70 basis points of margin expansion

•	Advanced construction on new data center capacity totaling more than 4 million square feet and 430 MW of power upon completion

•	Opened our fifth Prime campus in Texas with the closing of the Data Foundry acquisition and execution of a land purchase agreement with Dell Technologies

•	Announced our Board of Directors’ unanimous vote to convert to a real estate investment trust (“REIT”) and to pursue completion of the conversion by January 1, 2023

(1)	Adjusted EBITDA is a non-GAAP measure. For a reconciliation of net income to Adjusted EBITDA, see Appendix A.
(2)	AFFO is a non-GAAP measure. For a reconciliation of net income to AFFO, see Appendix A.
(3)	Adjusted EBITDA margin is a non-GAAP measure. We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.

Environmental, Social and Governance Program Highlights

Our culture is grounded in the philosophy of doing the right thing. Innovation, detail and excellence drives everything from the interior architecture of our environments to our delivery of 100% uptime. We do it all with dedication to providing world-renowned facilities, superior service for our customers, the best working experience in the industry, true technology leadership and deep caring for the communities where we operate and the planet where we live. Our logo mark was designed to put the power of karma at the center of our company. We believe that if you put good energy out, you will receive good energy in return.

Environmental. Sustainability is central to our business philosophy and is the guiding principle to our data center designs. Recent sustainability highlights include:

•

100% Renewable Energy and Net Zero Scope 2 Emissions. One of our opportunities to impact global climate change is reducing the greenhouse gas emissions associated with the electricity used by customers within our data centers. Our primary focus in reducing greenhouse gas emissions at our facilities is to ensure each of our data centers continues to be powered by 100% renewable energy. Since January 2016, our data centers in all Prime campus locations have run on 100% renewable energy, resulting in Net Zero scope 2 emissions (electricity consumption) for ourselves and our customers. In 2021, we offset the emissions associated with our direct operations by investing in third party verified carbon reduction projects, resulting in Net Zero scope 1 emissions.

•

Supporting Solar. In 2019, we partnered with Capital Dynamics in the construction of Gigawatt 1, the single largest solar project portfolio in the United States. We have secured long-term power purchase and sale agreements under a solar project part of Gigawatt 1 with 180 MW of nameplate capacity and a 90 MW energy storage facility, which are expected to commence during 2022. At full development, the project will provide 1 Gigawatt of solar power and over 800 MWhs of battery storage. This is the equivalent of removing the carbon from approximately 250,000 cars off the road and eliminating over 1.3 million carbon tons of emissions from the environment. This will generate enough clean energy to power over 200,000 homes.

•

High Scores and Rankings. We ranked 23rd in the Environmental Protection Agency’s (“EPA’s”) National Top 100 List (2021) of the largest green power users from the Green Power Partnership, as well as in the top 10 on EPA’s Top 30 Tech & Telecom List (2021), with a perfect 100% ranking for use of green power, and we were the only company among more than 180 issuers in the global telecommunications sector to receive the highest environmental rating, “E-1,” from S&P Global’s most recent ESG Credit Indicator Report Card (2021).

•

ENERGY STAR Certifications. In 2021, we were awarded an ENERGY STAR certification for each of our LAS VEGAS 8, LAS VEGAS 9, LAS VEGAS 10, and LAS VEGAS 11 facilities at The Core Campus, signifying that our data centers perform in the top tier of facilities nationwide for energy efficiency. This will require recertification annually, and we are in the process of certifying our other facilities.

•

Water Conservation. We also recognize water as an important resource that requires preservation. We have implemented a proprietary water processing technology that allows us to reuse our water while eliminating chemicals from our cooling systems. Additionally, in 2021, we commenced the development of a 4,000 acre-foot effluent water pipeline in Northern Nevada, enabling The Citadel Campus to run on 100% recycled/effluent water.

For additional details, see https://www.switch.com/esg.

Social. As we build more data centers to respond to the rapid growth of the Internet, we work to ensure that our team members and surrounding communities also benefit. Our efforts include:

•

Employee Programs and Training. We recognize that our team members are our greatest asset. As we continue the pursuit of designing, building and operating the world’s most advanced data centers and leading through innovation in technology infrastructure, we know that our continued success depends on the sustained contributions of bright, energetic, talented people who share our mission-critical mindset. Our recruitment and hiring efforts result in a diverse workforce mirroring the communities in which we have operations. We provide our team members comprehensive technical, safety, and professional development training. Through our Switch University, we have pioneered strategic partnerships with community colleges to develop a work force that is prepared for the careers that run the Internet of Everything in our data centers.

•

Human and Workforce Rights. We recognize the importance of human rights, diversity and offering a workplace free of unlawful discrimination, harassment and retaliation. Our expectation is that all customers, employees, agents and business partners will be treated with respect and dignity, and that our interactions with others will be free from abuse, discrimination and corruption. We do not tolerate forced or child labor, human trafficking, or slavery in any form, and are committed to the protection of minority groups and women’s rights. We are also dedicated to working with partners and service providers who share these fundamental values and demonstrate their own commitment to promoting individual human rights. We require our partners and service providers to fully comply with all applicable labor, health and safety, anti-discrimination, anti-retaliation and other workplace laws, including those addressing equal pay, child labor, forced labor, slavery and human trafficking, and wage and hour laws.

•

Diversity, Equity and Inclusion. We embrace and encourage our employees’ differentiated insights, including those enriched by gender, gender expression, age, race, religion, color, ethnicity, disability, family or marital status, national origin, physical or mental ability, political affiliation, sexual orientation, socio-economic status, veteran status, and all other characteristics that make our employees unique. We believe our workforce is richly diverse in its total composition at all levels and outpaces our industry in the number of women executives. Thirty-six percent (36%) of our senior management are women, and women hold high-level leadership positions throughout our company, including chief responsibility for information and solutions architecture, human resources, strategy, and branding. Veterans provide another critical backbone of our workforce and make up approximately seventy percent (70%) of our security staff and twenty-seven percent (27%) of our total employee base. We have established a Diversity Council to oversee ongoing initiatives that promote these values and raise awareness of the value of a diverse workforce.

•

Supporting Our Community. We believe that combining education, technology and the arts creates a powerful platform for the future of our country and its market competitiveness. We have collaborated with universities to bring about improvements in research through our donations of supercomputers and connectivity to help accelerate their standing in the critical world of higher education research. We are also passionate about funding programs that build school gardens to connect youth to science through hands-on experiential learning. We are committed to preparing the next generation of whole-mind thinkers through Science, Technology, Engineering, the Arts and Mathematics education programs. We believe that the best creative problem solvers who can integrate form and function with equal mastery through science, technology, engineering, arts and math education platforms will run the internet of absolutely everything with both form and function in mind.

For additional details, see https://www.switch.com/esg.

Governance. As discussed below, we maintain an ongoing, proactive outreach effort with our stockholders in a variety of ways, and the feedback received is communicated to management and the Board of Directors (the “Board”). Based on feedback received during our engagement efforts, we made the following corporate governance updates over the last few years:

November 2019	✓	Rob Roy converted all of the Class C stock that entitled Mr. Roy to ten votes per share to Class B stock that entitled him to one vote per share, resulting in all stockholders being entitled to one vote per share

	✓	Enhanced the Audit Committee’s oversight of the internal audit function

March 2020	✓	Refreshed the Board committees, resulting in 100% independent committees

	✓	Appointed two females from our management team as executive officers

May 2020	✓	Launched our Environmental, Social and Governance website and published our inaugural report

June 2020	✓	Elected to provide for annual Say-on-Pay, consistent with the stockholder vote at our 2020 annual meeting of stockholders

November 2020	✓	Adopted Director Diversity Policy

	✓	Expanded the Board from six to eight, resulting in 75% of the Board being independent

	✓	Added two female independent directors, resulting in a total of three women on our Board or 38% of the membership

	✓	Enhanced the Nominating and Corporate Governance Committee’s function to include oversight and guidance to management concerning enterprise risk management, information technology system controls and environment, social and governance program

February 2021	✓	Adopted Stockholder Proxy Access Right reflecting market standard terms

March 2021	✓	Adopted Simultaneous Service on Other Public Company Boards Policy

	✓	Enhanced our Board Refreshment and Annual Self-Evaluation Guidelines

	✓	Adopted Majority Voting Resignation Policy for uncontested elections

	✓	Adopted Executive Stock Ownership Guidelines

	✓	Adopted Clawback Policy

	✓	Implemented the use of performance-vesting restricted stock unit awards for our named executive officers (which reflect approximately 50% of their annual equity grant value and vest at the end of three years based on the Company’s total stock return relative to the Russell 3000 Index) to further promote long-term stockholder value creation

August 2021	✓	Announced stockholder value initiatives to support our industry-leading technology and visionary infrastructure strategy

	✓	Created special committee to conduct a formal evaluation process of a REIT election and to target a financial profile that accelerates long-term value creation and provides the necessary flexibility to invest in our strategy

September 2021	✓	In support of the stockholder initiatives and as a continuation of Switch’s evolution as a public company, expanded the Board from eight to nine, resulting in 78% of the Board being independent

November 2021	✓	Enhanced the Director and Executive Stock Ownership Guidelines by excluding stock options and shares subject to forfeiture restrictions in the calculations for meeting guidelines

	✓	Tightened our stock trading policy by prohibiting officers, directors and employees from engaging in hedging or in other transactions in puts, calls or other derivative securities involving Switch’s securities under all circumstances

April 2022	✓	Revised our 2017 Incentive Award Plan to expressly forbid repricing of options and stock appreciation rights, unless stockholder approval is obtained

For additional details, see “Corporate Governance” below. We understand the importance of assessing our corporate governance practices regularly and will continue to review and consider changes as appropriate.

Stockholder Engagement

We maintain a proactive approach to stockholder engagement though a variety of communication methods. Our executive management and investor relations team communicate regularly with existing stockholders, prospective investors, sell-side analysts, and members of the financial media regarding our financial performance, operating activities, and strategic business initiatives. These communications involve a combination of activities, including conference calls, onsite or virtual data center tours, onsite or virtual investor meetings, sell-side sponsored investor conferences, and non-deal roadshows.

During 2021, Switch participated in 18 investor conferences and three non-deal roadshows, hosted three data center tours with investors, and hosted a hybrid Investor Day in Las Vegas on November 15, 2021. These engagement activities resulted in over 450 unique interactions with a wide variety of stockholders, prospective investors, and industry analysts. This represented a nearly 2x increase in investor engagement compared to the prior year, in large part due to our proactive marketing efforts and increased dedication by our executive team to this topic.

In August 2021, we announced stockholder value initiatives to support our industry-leading technology and visionary infrastructure strategy. These initiatives include the pursuit of a REIT election and review of our operational and financial targets. We believe these are important steps forward to realizing the value inherent in our technology and Tier 5 data centers.

Our highly active engagement efforts have continued in 2022, as we have participated in two industry conferences and two non-deal roadshows as of April 2022. We remain committed to listening to feedback from our stockholders and believe these investor outreach initiatives are a vital component of our overall business strategy, helping to enhance the market’s knowledge of our brand and improving our access to debt and equity capital markets over the long term.

Matters to be Voted Upon

The following table summarizes the proposals to be voted upon at the Annual Meeting and the Board’s voting recommendations with respect to each proposal.

Proposals		Board Recommendation
1.	Election of Directors	FOR each nominee
2.	Ratification of Independent Registered Public Accounting Firm	FOR
3.	Advisory Vote on Executive Compensation	FOR
4.	Amendments to Our Articles of Incorporation	FOR
5.	Reincorporation as a Maryland Corporation	FOR

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the Board of Switch for use at our Annual Meeting to be held on Friday, June 10, 2022, 11:00 a.m. Pacific Time, at The Citadel Campus located at 1 Superloop Circle, McCarran, Nevada 89434, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders of record, and paper copies of the proxy materials to certain other stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. You can find instructions on how to request a printed copy by mail or electronically on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or around April 28, 2022, we intend to make this proxy statement available on the Internet and to commence mailing of the Notice to all stockholders entitled to vote at the Annual Meeting.

Availability of Proxy Materials for the Annual Meeting

Our proxy materials, including this proxy statement and our annual report for the fiscal year ended December 31, 2021, are available online at https://www.proxydocs.com/SWCH. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of outstanding shares of our Class A common stock and Class B common stock as of the close of business on April 13, 2022, the record date for the Annual Meeting (the “Record Date”), are entitled to vote at the Annual Meeting on all matters to be voted upon. As of the Record Date, there were 149,034,500 shares of our Class A common stock and 95,584,803 shares of our Class B common stock outstanding. On each matter presented to our stockholders for vote at the Annual Meeting, the holders of our outstanding Class A common stock and Class B common stock are entitled to one vote per share held as of the Record Date, voting together.

On November 8, 2019 (the “Conversion Date”), at the request of our Board, Rob Roy and his affiliated entities, which comprised all holders of Class C common stock, converted each share of Class C common stock held by them into one share of Class B common stock pursuant to our Articles of Incorporation. Following the Conversion Date, each share of Class C common stock entitles the holder to one vote instead of ten votes per share on all matters on which holders of Class A common stock and Class B common stock are entitled to vote. As a result of the conversion, there were no shares of Class C common stock outstanding as of the Record Date.

The current owners of common membership interests of Switch, Ltd. (“Common Units”) hold shares of Class B common stock on a one-for-one basis for each Common Unit held. The shares of Class B common stock (i) confer only voting rights and do not confer any incidents of economic ownership to the holders thereof and (ii) are forfeited and cancelled, on a one-for-one basis, without consideration, upon the redemption of the Common Units for shares of Class A common stock, or cash, at our election. The number of shares of Class B common stock held by a Member is always equal to the number of Common Units held by that Member. The exchange of Common Units and concurrent forfeiture of shares of the Class B common stock are governed by the Articles of Incorporation and Switch, Ltd.’s Fifth Amended and Restated Operating Agreement (the “Switch Operating Agreement”), which is discussed in more detail in the “Relationships and Related Party Transactions”

section of this proxy statement. Only Founder Members and Non-Founder Members and their permitted transferees may hold shares of Class B common stock. “Founder Members” refer to Rob Roy, our Founder, Chairman and Chief Executive Officer. “Non-Founder Members” are those who hold Common Units and shares of Class B common stock. “Members” refers to the Founder Members and Non-Founder Members.

Voting of Shares

You may vote by attending the Annual Meeting and voting in person, or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.

If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as described below.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted as follows: “FOR” each of the nine nominees for director named in the proxy statement, “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, “FOR” the advisory proposal on executive compensation, “FOR” the adoption of the Amendment, and “FOR” the Company’s reincorporation as a Maryland corporation. The proxy gives each of Rob Roy, Thomas Morton and Gabe Nacht discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Switch, Inc.

7135 S. Decatur Blvd.

Las Vegas, NV 89118

Attention: Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in “street name.”

Voting in Person, Attendance at the Annual Meeting

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares, which is the broker, bank or other nominee, authorizing you to vote at the Annual Meeting.

Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

We currently intend to hold the Annual Meeting in person. However, we are actively monitoring the coronavirus, or COVID-19, and are sensitive to the public health and travel concerns that our stockholders may have, as well as protocols that federal, state, and local governments may impose. If it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include changing the time, date or location of the Annual Meeting or switching to a virtual meeting format. Any such change will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission (the “SEC”).

Quorum and Votes Required

The inspector of elections appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority in voting power of all of the shares of the stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum is present.

Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of other matters that are certain “non-routine” matters without specific voting instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Only Proposal No. 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal No. 1 (election of directors), Proposal No. 3 (advisory proposal to approve executive compensation), Proposal No. 4 (adopting the Amendment to the Articles of Incorporation), and Proposal No. 5 (reincorporating as a Maryland corporation) are not considered routine matters, and without your instruction, your broker cannot vote your shares.

Proposal No. 1: Election of Directors. A plurality of the votes cast in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the nine director nominees receiving the highest number of votes will be elected, subject to the Director Majority Voting Resignation Policy. For details, see “Corporate Governance” below. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Thus, the number of votes “for” must exceed the number of votes “against.” Abstentions are considered to be votes not cast on this proposal and thus will have no effect. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus broker non-votes are not expected to result from the vote on Proposal No. 2.

Proposal No. 3: Advisory Vote on Executive Compensation. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for the advisory vote on executive compensation. Thus, the number of votes “for” must exceed the number of votes “against.” Abstentions and broker non-votes will have no effect on the outcome of Proposal No. 3.

Proposal No. 4: Amendments to Our Articles of Incorporation. The affirmative vote of the holders of a majority of our outstanding shares entitled to vote thereon is required for the approval of the Amendment to the Articles of Incorporation. Thus, the number of votes “for” must be more than 122,309,651. Abstentions and broker non-votes will have the same effect as votes cast against Proposal No. 4.

Proposal No. 5: Reincorporation as a Maryland corporation. The affirmative vote of the holders of a majority of our outstanding shares entitled to vote thereon is required for the approval of our reincorporation as a Maryland corporation. Thus, the number of votes “for” must be more than 122,309,651. Abstentions and broker non-votes will have the same effect as votes cast against Proposal No. 5.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. We have retained the services of MacKenzie Partners to assist with the solicitation of proxies in connection with the Annual Meeting, and we will pay MacKenzie Partners $20,000 for these services, plus reimbursement of reasonable expenses. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Stockholder List

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at Switch’s principal executive office during regular business hours for a period of no less than ten days prior to the Annual Meeting.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board Nominees

Pursuant to our Articles of Incorporation and our Amended and Restated Bylaws (the “Bylaws”), the total number of directors constituting the Board shall be fixed from time to time by the Board. Based upon the recommendation of our Nominating and Corporate Governance Committee, the Board has resolved that the number of directors constituting the entire Board remain at nine, and has nominated each of Switch’s current directors set forth below for election at the Annual Meeting. Each director elected at the Annual Meeting will serve a one-year term until Switch’s next annual meeting and until his or her successor is duly elected or appointed and qualified, or until the earlier of such director’s death, retirement, disqualification, resignation or removal. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the nine nominees named in this proxy statement.

The Board and the Nominating and Corporate Governance Committee believe the skills, qualities, attributes and experience of our directors provide Switch with business acumen and a diverse range of perspectives to engage each other and management to effectively address Switch’s evolving needs and represent the best interests of Switch’s stockholders.

Nominees, Independence and Current Committee Positions

Name	Age(1)	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Rob Roy	52	No
Donald D. Snyder(2)	74	Yes		M	C
Angela Archon	61	Yes		M	M
Jason Genrich	35	Yes
Liane Pelletier	64	Yes			M
Zareh Sarrafian	58	Yes	M		M
Kim Sheehy	57	Yes	C	M
Tom Thomas	64	No
Bryan Wolf	58	Yes	M	C

(1)	As of March 31, 2022
(2)	Lead Independent Director
“C”	indicates chair; “M” indicates member

Vacancies on the Board, including any vacancy created by an increase in the size of the Board, may be filled only by a majority of the directors remaining in office, even though less than a quorum of the Board, or a sole remaining director, and not by stockholders. A director elected by the Board to fill a vacancy will serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until the earlier of such director’s death, retirement, disqualification, resignation or removal.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

Information about Director Nominees

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills and experiences that led the Board to conclude that each nominee should serve on the Board at this time. In order to better understand the biographical information set forth below, please note that Switch, Inc. was formed in June 2017, and our initial public offering closed in October 2017. Our predecessor is Switch, Ltd. The Board of Managers of Switch, Ltd. is referred to as our Predecessor Board.

Rob Roy. Mr. Roy is our Founder and has served as our Chief Executive Officer and as our Chairman of the Board since our formation and served as Chief Executive Officer and as Chairman of our Predecessor Board from 2003 until the closing of our initial public offering. Mr. Roy first began developing data center facilities in 2000, merging several predecessor companies into Switch, Ltd. after its formation. We believe that Mr. Roy is qualified to serve as a member of our Board based on the perspective and experience he brings as our Founder, Chief Executive Officer and Chairman as well as his widely recognized technological leadership in the industry.

Donald D. Snyder. Mr. Snyder is the Lead Independent Director of our Board, having served on our Board since our formation and served as a member of our Predecessor Board from 2006 until the closing of our initial public offering. Mr. Snyder has extensive, executive level experience involving risk management in finance and gaming industries. His professional career began with 22 years at First Interstate Bancorp (now Wells Fargo), culminating as Chairman and Chief Executive Officer of the bank’s affiliate in Nevada where he held discretion and oversight of the bank’s risk management practices. He moved to the casino hospitality industry, becoming a director and the president of publicly held Boyd Gaming Corporation where he also had oversight responsibilities of its risk management practices. Mr. Snyder’s tenure at Boyd Gaming Corporation spanned from 1997 until his retirement in 2005 to pursue interests in community building and public service. Following service from 2010 as dean of the Harrah College of Hospitality at the University of Nevada, Las Vegas (“UNLV”), Mr. Snyder served as Acting President of UNLV in 2014. Subsequently, he served as Presidential Advisor at UNLV for three years from January 2015. Mr. Snyder serves as a director, chair of the Governance Committee, and member of the Risk Committee of Western Alliance Bancorporation, a publicly held commercial bank holding company. Mr. Snyder served as a director of Tutor Perini Corporation, a publicly held construction company, from September 2008 to May 2019. He has served as a director on several public and private company boards, numerous non-profit entities, and several state and local public sector commissions and committees over the past 25 years. His current non-corporate service includes The Smith Center for the Performing Arts (Chairman), UNLV Foundation (past Chairman), Guinn Center for Policy Priorities (past Chairman), and Public Education Foundation. Mr. Snyder holds a Bachelor of Science in Business Administration from the University of Wyoming and completed the Graduate School of Credit & Financial Management at Stanford University. We believe Mr. Snyder is qualified to serve as a member of our Board based on his understanding of our business, history and organization, as well as his leadership skills, his extensive service on public company boards and related committees, banking and regulatory expertise, and risk management expertise.

Angela Archon. Ms. Archon has served as a member of our Board since November 2020. Ms. Archon served as Vice President, Operations, in the Watson Health business unit of International Business Machines Corporation (“IBM”), a provider of business and information technology products and services, from October 2016 until her retirement from IBM in March 2018. Prior to serving as Vice President, Operations, Ms. Archon served as Vice President, Transformation and Chief Operating Officer with IBM Watson Health from February 2015 to October 2016. Previously, Ms. Archon served as Vice President, Corporate Strategy from May 2013 to February 2015, and Vice President of Worldwide Client Care, Systems & Technology Group, from August 2010 to May 2013. She also served in a variety of other executive roles with IBM, including Vice President of Intellectual Property Licensing and Business Development, Systems & Technology Group; Director of Global Sourcing Procurement — Enterprise Services; and Director of Global Services Procurement — Strategy, Operations & Alliances. Ms. Archon served as a director of H&R Block, a publicly held tax and financial services company, from March 2016 to September 2020. Ms. Archon currently serves on the Board of Spirax-Sarco Engineering plc (since December 2020), a publicly held global manufacturing company of steam management systems and peristaltic pumps and associated fluid path technologies headquartered in the United Kingdom. Ms. Archon also serves on the Board of Stewardship Trustees of CommonSpirit Health (since July 2020) and the Chemical Engineering Advisory Board at the University of Texas at Austin (since March 2016). Ms. Archon holds two degrees from the University of Texas at Austin, a Bachelor of Science degree in Chemical Engineering and a Master of Science degree in Systems Engineering. We believe Ms. Archon is qualified to serve as a member of our Board based on her experience in the technology industry, including expertise in artificial intelligence and digital transformation.

Jason Genrich. Mr. Genrich has served as a member of our Board since September 2021. Since March 2014, Mr. Genrich has been employed by Elliott Investment Management L.P. (“EIM”), currently as a Senior Portfolio Manager. He focuses on public equity and private equity investments in the technology, media and telecommunications sector. He currently serves on the board of directors of two private companies: Travelport Worldwide Limited, a global travel distribution and retailing company, and LogMeIn, Inc., a provider of software as a service collaboration, support and access products. Prior to joining EIM, Mr. Genrich was a private equity investor at Chicago-based GTCR, LLC. Mr. Genrich received a B.B.A. from the Ross School of Business at the University of Michigan. We believe Mr. Genrich is qualified to serve as a member of our Board based on his finance background and experience investing across the technology ecosystem, including infrastructure software, applications and hardware.

Liane Pelletier. Ms. Pelletier has served as a member of our Board since November 2020. Ms. Pelletier has served as an independent director on various public company boards since 2011. From 2003 through 2011, Ms. Pelletier was the Chairwoman, Chief Executive Officer, and President of Alaska Communications Systems, an Alaska-based telecommunications and information technology services provider. Prior to this, Ms. Pelletier held a number of executive positions at Sprint Corporation, a telecommunications company. Ms. Pelletier currently serves on the board of directors at Expeditors International of Washington, Inc., a global logistics company (since May 2013), Frontdoor, Inc., a home services business (since September 2018), and ATN International, Inc., a holding company with investments in telecommunication companies (since June 2012). Ms. Pelletier is a NACD Board Leadership Fellow and has earned a professional certificate in cyber security from Carnegie Mellon’s Software Engineering Institute. Ms. Pelletier earned her B.A. in Economics from Wellesley College and an M.S. from the Sloan School of Business at the Massachusetts Institute of Technology. We believe Ms. Pelletier is qualified to serve as a member of our Board based on her background in telecommunications and related enterprise services as well as extensive experience in cyber security, cloud services and mobile technology.

Zareh Sarrafian. Mr. Sarrafian has served as a member of our Board since our formation and served as a member of the Predecessor Board from January 2017 until the closing of our initial public offering. He has served as the Chief Executive Officer of Riverside University Health System since October 2014. Prior to that, Mr. Sarrafian served as Chief Administrative Officer at Loma Linda Medical Center in Loma Linda, California from 1998 to 2014. Since December 2019, he has served as a member of the board of trustees of Loma Linda University Health. Since January 2016, he has also served as a member of the board of directors of Pacific Premier Bancorp, Inc., or Pacific Premier, a publicly held commercial bank holding company, where he currently chairs the Governance Committee and is a member of the Audit Committee. He is also a member of the board of directors of Pacific Premier’s banking subsidiary, Pacific Premier Bank. He previously served as a director of Security California Bancorp and its banking subsidiary Security Bank of California until they were acquired by Pacific Premier. He also serves or has served on a number of not-for-profit and higher education boards, including on the La Sierra University Foundation Board from 2014 to 2016. Mr. Sarrafian received his Bachelor of Science from California State Polytechnic University, Pomona, and his M.B.A. from California State University, San Bernardino. We believe Mr. Sarrafian is qualified to serve as a member of our Board based on his extensive executive leadership experience, his experience with regulated entities which are a significant portion of our customer base, his service as a board member of publicly held companies and his banking experience.

Kim Sheehy. Ms. Sheehy has served as a member of our Board since December 2017. Ms. Sheehy currently serves on the board of directors at CarLotz, Inc., a leading consignment-to-retail used vehicle marketplace (since January 2021) and Evolv Technologies Holdings, Inc., a leader in weapons detection for security screening (since July 2021). Until May 2020, Ms. Sheehy served as Chief Financial Officer of ResMan LLC, a privately owned software company providing software solutions to multi-family residential property managers. Prior to ResMan LLC, Ms. Sheehy served as Chief Financial Officer of Lori’s Gifts Inc., a privately owned retail company serving hospitals throughout the United States, from March 2018 through April 2019. Ms. Sheehy served as Chief Financial Officer of StackPath LLC, a privately owned entity offering a secure edge platform, from December 2015 through October 2017. Prior to joining StackPath, Ms. Sheehy served as Chief Financial & Administrative Officer of CyrusOne Inc., a public high-growth real estate investment trust specializing in engineering, building and managing data center properties, from November 2012 through September 2015. Prior to CyrusOne Inc., she held various roles between 1996 and 2012 at Cincinnati Bell Inc., including Treasurer and Vice President of Investor Relations, Vice President of Finance and Treasurer, Vice President of Financial Planning and Analysis, and Managing Director of Corporate Tax. Prior to joining Cincinnati Bell Inc., Ms. Sheehy held accounting and tax positions at Ernst & Young. Ms. Sheehy received her Bachelor’s Degree in Accounting from the University of Cincinnati and holds her Certified Public Accounting license in the State of Ohio. We believe Ms. Sheehy is qualified to serve as a member of our Board based on her extensive executive finance and accounting expertise with publicly held companies and her familiarity with data center and related data technology industries.

Tom Thomas. Mr. Thomas has served as a member of our Board since our formation and served as a member of our Predecessor Board from 2004 until the closing of our initial public offering. Mr. Thomas held various executive positions with Valley Bank of Nevada until its merger with Bank of America in 1992. After the merger and since 1992 he has served as a managing partner of Thomas & Mack Co., an investment management and commercial real estate development company with properties and developments in Nevada, California, Arizona and Utah. He has also served as a director of Southwest Gas Holdings, Inc., a publicly held energy and construction company since 2008, where he is a member of the Audit Committee and Nominating and Corporate Governance Committee. Mr. Thomas is actively involved in numerous charitable organizations including the Opportunity Village Foundation, the UNLV Foundation Advisory Board, the Las Vegas Rotary Club and the President’s Leadership Council at Brigham Young University. He is a member of the Nevada Bar Association and was instrumental in establishing the Thomas & Mack Legal Clinic and Moot Court Facility at the UNLV Boyd School of Law. Mr. Thomas holds a degree in Finance and a J.D. from the University of Utah. We believe Mr. Thomas is qualified to serve as a member of our Board based on his banking and business experience, his extensive service on public company boards and related committees, his experience with charitable organizations and his familiarity with influencers in our key data center markets.

Bryan Wolf. Mr. Wolf has served as a member of our Board since our formation and served as a member of our Predecessor Board from January 2014 until the closing of our initial public offering. From 1997 until his retirement in January 2019, Mr. Wolf served in various roles at Intel Capital, a division of Intel Corporation (“Intel”) that manages venture capital and investments, and served as a Managing Director from 2007. From March 2014 until his retirement, Mr. Wolf also served as Vice President of Intel. Mr. Wolf holds a Bachelor of Science degree in Political Science from the University of Oregon and an M.B.A. from the University of Pennsylvania’s Wharton School. We believe Mr. Wolf is qualified to serve as a member of our Board based on his service on the boards of numerous other high growth technology companies, his familiarity with data center and related technology industries and his familiarity with Switch.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NINE NAMED DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Corporate Governance Highlights

We are committed to effective corporate governance that promotes the long-term interests of our stockholders and strengthens Board and management accountability.

Board Independence and Refreshment	Accountability to and Alignment with Stockholders	Oversight and Policies

✓  Refreshed the Board with the Addition of 3 New Independent Directors (2 in 2020 and 1 in 2021)

✓  Fully Independent Committees

✓  78% of the Board is Independent

✓  3 of 9 Directors are Female (33%)

✓  Commitment to Diversity

✓  Lead Independent Director with a Well-Defined Role and Robust Responsibilities

✓  Regular Executive Sessions of Independent Directors

✓  Annual Board and Committee Self-Evaluations

✓  Annual Election of Directors

✓  Director Resignation Policy if Directors Do Not Receive a Majority Vote in Uncontested Elections

✓  Executive and Director Stock Ownership Guidelines

✓  4x Annual Cash Retainer for Directors

✓  5x Base Salary for CEO

✓  1.5x Base Salary for President, Chief Financial Officer, Chief Information Officer and Chief Revenue Officer

✓  Calculation excludes stock options and shares subject to forfeiture

✓  Use of Performance-Based Units to Further Promote Long-Term Stockholder Value Creation

✓  Clawback Policy

✓  Stockholder Proxy Access Right Reflecting Market Standard Terms

✓  Annual “Say on Pay” Advisory Vote

✓  Active Stockholder Engagement Practices, including Hybrid Investor Day Program in November 2021

✓  Announced Stockholder Value Initiatives in August 2021

✓  No Repricing of Options without Stockholder Approval

✓  Strong Board Oversight, including with respect to:

✓  Enterprise Risk Management

✓  Financial Reporting

✓  Compensation Practices

✓  Environmental, Social and Governance Program

✓  Information Technology System Controls and Security

✓  Ethics Hotline and Ethical Standards Applicable to All Employees

✓  Various Stakeholder Policies, including with respect to:

✓  Lobbying and Political Expenses

✓  Bribery and Corruption

✓  Whistleblower Program

✓  Diversity Program

✓  Environmental Policy Statement

✓  Greenhouse Gas Reduction Program and Environmental Procurement Policy

✓  Human Rights Statement

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines consistent with the requirements of the New York Stock Exchange (“NYSE”) covering, among other things, the duties and responsibilities of and independence standards applicable to our directors and Board committee structures and responsibilities. These guidelines are available on the “Governance” section of our website at https://investors.switch.com.

Board Composition, Size and Skills

The currently authorized number of Board members is nine. Pursuant to our Bylaws, the total number of directors constituting our Board shall be fixed by the Board, but shall not be less than one nor more than 15. Each director is nominated for a one-year term, and holds office until his or her successor is duly elected and qualified, or until the earlier of such director’s death, retirement, disqualification, resignation or removal.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Nominating and Corporate Governance Committee and the Board evaluate each individual in the context of the Board as a whole, with the objective of assembling a team that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience, thought, backgrounds and cultures. The Nominating and Corporate Governance Committee, in recommending director candidates, and the Board, in nominating director candidates, evaluate candidates in accordance with the qualification standards and additional selection criteria set forth in Attachment A to the Corporate Governance Guidelines. To assist the Board with this function, the Board maintains and reviews a director skills matrix. The director qualification standards and additional selection criteria considered by the Nominating and Corporate Governance Committee include, among others:

•	high level of personal and professional integrity, strong ethics and values and the ability to make thoughtful business judgments;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience as a board member of another publicly held company;

•	professional and academic experience relevant to Switch’s industry;

•	strength of the candidate’s leadership skills;

•	diversity of race, ethnicity, gender, age, cultural background or professional experience;

•	risk management experience and risk assessment experience;

•	technology background and experience;

•	experience in finance and accounting;

•	experience in executive compensation practices;

•	sales and marketing experience;

•	experience with growth companies;

•	legal, regulatory and political experience;

•	time commitment; and

•	any other relevant background, skills and experience.

In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the Board’s activities. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

The Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholders may propose director nominees by adhering to the advance notice procedures or proxy access procedures described in the section entitled “Other Matters — Stockholder Proposals and Nominations” in this proxy statement, and must include all information as required under the Articles of Incorporation and Bylaws, and any other information that would be required to solicit a proxy under federal securities law. We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our Board and is independent based on applicable laws and regulations. The Nominating and Corporate Governance Committee may also establish procedures, from time to time, regarding submission of candidates by stockholders and others.

In accordance with NYSE rules, we have a majority of independent directors on our Board, and each of our Audit, Compensation and Nominating and Corporate Governance Committees is comprised entirely of independent directors.

We believe the Board is comprised of an effective mix of experience, skills, and perspectives. The following charts and graphs highlight the current composition of our Board.

Director Skills and Experience

Board Refreshment

The entire Board will stand for election by the stockholders each year at Switch’s annual meeting. Annual re-nomination of directors is not automatic, and the Board’s annual self-evaluation process contributes to the Nominating and Corporate Governance Committee’s and the Board’s consideration of each director’s continuing service. The Lead Independent Director, in consultation with members of the Board and management, will solicit feedback on the performance of individual Board members prior to their consideration for annual nomination for continuing service on the Board. In turn, the Lead Independent Director is annually considered for re-appointment by the other members of the Board. The consideration by the Board for this re-appointment will include evaluation of the Lead Independent Director’s effectiveness in this role and as a member of the Board. Vacancies on the Board that may occur between annual meetings of stockholders will be filled by the Board in accordance with our Articles of Incorporation, Bylaws and Corporate Governance Guidelines.

As directors are subject to the annual evaluation of directors and annual election by stockholders, the Board does not believe it is in the best interests of Switch to establish either a mandatory retirement age or term limits at this time. Additionally, such mandatory retirement age or term limits may cause Switch to lose the contribution of directors who have been able to develop, over a period of time, increasing insight into Switch’s business and therefore can provide an increasingly significant contribution to the Board.

As part of its responsibilities, the Nominating and Corporate Governance Committee, in considering whether each director should be re-nominated to the Board and for succession planning purposes, will take into account on an annual basis the need to regularly refresh the composition of the Board to ensure the Board has the appropriate complement of expertise and experience to address Switch’s current and anticipated needs. Board refreshment over time assists the Board in maintaining an appropriate balance of tenure, diversity, experience, skills and new ideas needed to provide effective oversight in light of Switch’s current and future strategic needs. Switch benefits when there is a mix of directors with both a history of service with Switch and newer directors who bring a fresh perspective and new ideas.

Service on Other Public Company Boards

While we value having directors with significant experience in other businesses and activities, directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as members of the Board or present a potential or actual conflict of interest. A non-employee director may not serve on more than three additional public company boards, and a director who is also the chief executive officer of another public company may not serve on more than two additional public company boards.

Annual Self-Evaluation

To determine whether the Board and its committees are functioning effectively, the Nominating and Corporate Governance Committee oversees an annual evaluation of the Board, its members and its committees. Such evaluation includes the solicitation of each director’s individual views on Board and committee performance, including on topics such as membership and structure, roles and responsibilities, and relationship with management and advisors. The results are discussed at Board meetings. The goal of this evaluation process is for the Board to gain insight into specific areas where the Board and its committees are functioning effectively and where improvement is desirable.

Commitment to Diversity

The Nominating and Corporate Governance Committee seeks to have the Board represent a diversity of backgrounds and experience and assesses potential nominees in light of the Board’s current size and composition. Diversity of race, ethnicity, gender, age, cultural background or professional experience is among the qualification standards as the Board believes that having a diverse Board promotes inclusiveness and enhances the Board’s deliberations. The Board is dedicated to maintaining a Board with a broad scope of experience, expertise, and perspectives to promote the consideration of differentiated viewpoints, address Switch’s evolving strategic needs, and strengthen its competitive position. Accordingly, the Nominating and Corporate Governance Committee is committed to achieving and maintaining diversity among Board members, and with respect to any director position to be filled by a new candidate, the Nominating and Corporate Governance Committee will ensure that candidates of diverse backgrounds are considered as part of the search process.

Director Majority Voting Resignation Policy

In 2021, the Board implemented a Director Resignation Policy. Under this policy, if any director in an uncontested election does not receive over 50% of the votes cast, meaning that the director receives more “withhold” votes than “for” votes, the director is deemed to have tendered his or her resignation offer to the Nominating and Corporate Governance Committee for evaluation and provide its recommendation to the Board. The members of the Board (other than the affected director) will take formal action on the Nominating and Corporate Governance Committee’s recommendation within ninety (90) days following the certification of the stockholder vote by the Inspector of Election. If a director’s resignation offer is accepted, the Board may fill the resulting vacancy or decrease the size of the Board in accordance with our Articles of Incorporation and Bylaws.

Proxy Access

In 2021, we amended our Bylaws to implement “proxy access,” a means for the Company’s stockholders to include stockholder-nominated director candidates in the Company’s proxy materials for annual meetings of stockholders. Section 2.13(b) of the Bylaws generally permit a stockholder, or group of not more than twenty (20) stockholders, to include up to the greater of two (2) director nominees or twenty percent (20%) of the number of directors in office as of the last day a notice for nomination may be timely received in the Company’s proxy materials for annual meetings of its stockholders; provided that the stockholder or group of stockholders has for at least three (3) years owned (as determined by the Board) three percent (3%) or more of the Company’s outstanding capital stock entitled to vote. Use of the proxy access process to submit stockholder nominees is subject to additional eligibility, procedural and disclosure requirements set forth in the Bylaws.

Director Independence

The Board has affirmatively determined that each of Messrs. Genrich, Sarrafian, Snyder, and Wolf and Mses. Archon, Pelletier, and Sheehy is an “independent director,” as defined under the applicable rules of the NYSE, and that each of them and their respective family members have no material relationship with us, commercial or otherwise, that would impair the director’s independence. Messrs. Roy and Thomas were determined to be not independent under the applicable NYSE rules.

Board Leadership Structure

Our Board has determined that at this time it is in the best interests of the Company and our stockholders to have Rob Roy, our Chief Executive Officer, serve as our Chairman of the Board, coupled with a strong Lead Independent Director. The combined CEO/Chairman role promotes decisive, unified leadership as well as clarity with respect to responsibility and accountability. The Board believes that Mr. Roy, as our Founder, is best suited to understand our business and the unique challenges we face. The Board believes that this structure best facilitates consistent leadership direction and long-term strategic planning, while building a cohesive corporate culture that speaks with a single voice. Our Board also recognizes the value and importance of a strong independent lead director with clearly delineated responsibilities. The independent directors have appointed Mr. Snyder to serve as our Lead Independent Director.

As set forth in our Lead Independent Director Charter, Mr. Snyder has clearly delineated and comprehensive duties, including to:

•	preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	call meetings of the independent directors;

•	serve as the principal liaison between the Chairman and the independent directors;

•	approve all information sent to the Board, including the quality, quantity, appropriateness and timeliness of such information;

•	approve meeting agendas for the Board, the frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items;

•	recommend to the Nominating and Corporate Governance Committee and to the Chairman, selection for the membership and chairman position for each Board committee;

•

interview, along with the chair of the Nominating and Corporate Governance Committee, all director candidates and make recommendations to the Nominating and Corporate Governance Committee regarding such director candidates; and

•	consult and directly communicate with Switch’s stockholders.

Our Board will continue to evaluate its leadership structure in order to ensure it aligns with and supports the evolving needs and circumstances of Switch and its stockholders.

Attendance by Members of the Board at Meetings

Our Board held 11 meetings during the year ended December 31, 2021. During 2021, all of our incumbent directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the incumbent director was a member.

Currently, we do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that, absent compelling circumstances, each of our directors will attend our Annual Meeting. All then current members of our Board attended our 2021 annual meeting of stockholders.

Executive Sessions

Our non-management directors meet regularly in executive sessions without management, to consider such matters as they deem appropriate. Our Lead Independent Director, Mr. Snyder, presides over all executive sessions.

Board Committees

We currently have three standing committees, each currently comprised solely of independent directors: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. From time to time, the Board may form a new committee or disband a current committee, depending on the circumstances. The charters of all three of our standing Board committees are available on our website under the “Governance — Governance Documents” section at https://investors.switch.com.

Audit Committee Current Members: • Kim Sheehy, Chair • Zareh Sarrafian • Bryan Wolf Independent: All Financial Experts: All NYSE/SEC Qualified: All Number of Meetings in 2021: 4

The primary responsibilities and functions of our Audit Committee are, among other things, to:

•  oversee our corporate accounting and financial reporting processes;

•  appoint, compensate, retain, terminate and oversee our independent registered public accounting firm;

•  discuss with our independent registered public accounting firm its independence from Switch;

•  review with our independent registered public accounting firm the scope, timing and results of its audit;

•  approve all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•  discuss with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC, and our earnings releases and earnings guidance;

•  discuss our policies with respect to risk assessment and risk management;

•  at least annually, consider and discuss with management and our independent registered public accounting firm our code of business conduct and ethics and procedures to enforce such code;

•  consider and grant, as appropriate, waivers from the code of business conduct and ethics;

•  review and monitor our compliance with legal and regulatory requirements;

•  oversee our internal audit function, including the selection and removal of the internal audit director, reviewing the organizational structure of the internal audit function and reviewing the internal audit function’s responsibilities, budget and staffing;

•  establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•  discuss with management and our independent registered public accounting firm any related party transactions.

Compensation Committee Current Members: • Bryan Wolf, Chair • Angela Archon • Kim Sheehy • Donald Snyder Independent: All Number of Meetings in 2021: 7

The primary responsibilities and functions of our Compensation Committee are, among other things, to:

•  review and approve, or recommend that our Board approve, the compensation of our Chief Executive Officer and other executive officers;

•  review and make recommendations to our Board regarding the compensation of our directors;

•  retain or obtain advice from compensation consultants, legal counsel or other advisers and consider their independence from management;

•  review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in Switch’s proxy statement; and

•  review and approve, or recommend that our Board approve, incentive compensation and equity plans.

Nominating and Corporate Governance Committee Current Members: • Donald Snyder, Chair • Angela Archon • Liane Pelletier • Zareh Sarrafian Independent: All Number of Meetings in 2021: 5

The primary responsibilities and functions of our Nominating and Corporate Governance Committee are, among other things, to:

•  identify individuals qualified to become members of our Board, consistent with criteria approved by our Board, and ensure that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds;

•  recommend persons to be nominated for election to the Board and appointment to its committees;

•  evaluate and recommend to the Board regarding the independence of the Board members and nominees;

•  develop and recommend to our Board corporate governance guidelines and other governance matters;

•  oversee the evaluation of the Board and its committees;

•  oversee the assessment and management of enterprise risk, including providing guidance on appropriate risk taking within the business and periodically discussing with management Switch’s major risk exposures (other than financial risk exposures that are overseen by the Audit Committee) and the steps management has taken to monitor and control such exposures;

•  oversee Switch’s information technology system controls and security, including periodically reviewing Switch’s cybersecurity and other information technology risks, controls, initiatives and action plans; and

•  oversee Switch’s environmental, social and governance program and initiatives, including matters related to climate-related risks and opportunities, human rights, diversity, and privacy and data security.

Risk Oversight

Our Board is responsible for overseeing our risk management process, including with respect to environmental, social and governance matters. Our Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management.

Our Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. The standing committees of the Board retain primary responsibility for risk oversight in the following key areas:

•

Audit Committee — Overseeing financial risk, capital risk, related party transactions, financial compliance risk and internal controls over financial reporting, and evaluating the effectiveness of our code of business conduct and ethics.

•	Compensation Committee — Overseeing our risks related to our compensation philosophy and practices and evaluating the balance between incentives and rewards.

•

Nominating and Corporate Governance Committee — Evaluating director independence, the effectiveness of our corporate governance guidelines and overseeing management’s succession planning, enterprise risk management, information technology controls and security and environmental, social and governance program.

The committees periodically provide updates to the Board regarding significant risk management issues and management’s responses to such issues.

Environmental, Social and Governance Program Oversight

As discussed above, we are committed to operating our business in a manner that incorporates our core values, including our commitment to sustainability, supporting our communities through economic development, and supporting interdisciplinary education blending technology and the arts.

The Nominating and Corporate Governance Committee provides oversight and guidance to management regarding Switch’s environmental, social and governance program and initiatives, including matters related to climate-related risks and opportunities, human rights, diversity, and privacy and data security.

Various governance policies and programs, including with respect to sustainability, human and workforce rights, business ethics, data privacy and security and risk assessment and training, are available on our website at https://www.switch.com/esg. We are in the process of preparing our 2022 environmental, social and governance report, currently planned to be available on our website before the end of the second quarter of 2022.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, https://investors.switch.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards concerning any amendments to, or waivers from, any provision of the code.

Communications with Our Board

Any interested person, including any stockholder, may communicate with our Board, including our Lead Independent Director, by written mail addressed to Switch, Inc. Board of Directors, c/o Secretary, 7135 South Decatur Blvd., Las Vegas, Nevada 89118. We encourage stockholders to include proof of ownership of our stock in their communications. The Secretary will review the communications and forward them to the Board or the relevant committee of the Board, unless the communication is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

Stock Ownership Guidelines

Our Board adopted Stock Ownership Guidelines applicable to non-employee directors and executive officers. Each non-employee director is expected to own shares of Class A common stock with a market value equal to four times (4x) the value of the non-employee director’s annual cash retainer for board service (excluding any annual cash retainer for committee membership, chairmanship or Lead Independent Director). Our Chief Executive Officer is expected own shares of Class A common stock with a market value equal to five times (5x) the value of his annual base salary. Each of our President, Chief Financial Officer, Chief Information Officer and Chief Revenue Officer is expected own shares of Class A common stock with a market value equal to one and one-half times (1.5x) the value of his or her annual base salary.

The following also counts towards satisfaction of the guidelines: the value of shares of Class A common stock into which Common Units are convertible or exchangeable, whether held beneficially or of record by the director or officer, including if owned through trusts or in the name of his or her spouse or children. Neither stock options nor shares that are subject to forfeiture restrictions count towards satisfaction of the guidelines. Each person has until the later of five years from (x) the effective date of the guidelines or (y) his or her first appointment or election as a director or officer, as applicable, to meet the stock ownership requirements.

Clawback Policy

Our Board adopted a Compensation Recoupment Policy whereby in the event of a restatement of Switch’s financial results due to fraud or willful illegal conduct by one or more executive officers, the Compensation Committee is required to review our performance-based compensation awards and may, if it determines appropriate after considering all relevant facts and circumstances, require the reimbursement of the incremental incentive compensation that an executive officer received as a result of the restated financial results.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2021, the members of our Compensation Committee were Mr. Snyder, Ms. Archon (since September 2021), Ms. Sheehy and Mr. Wolf. None of the members of our Compensation Committee were, during 2021, an officer or employee of our Company, or were formerly an officer or employee of our Company. None of our executive officers currently serve, or during 2021 served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

During the fiscal year ended December 31, 2021, no relationship existed that was required to be disclosed by the rules of the SEC aside from those identified herein.

EXECUTIVE OFFICERS

The following sets forth information regarding Switch’s current executive officers. Biographical information pertaining to Rob Roy, who is a director and Chief Executive Officer of Switch, may be found in the section titled “Proposal 1: Election of Directors — Information about Director Nominees.”

Name	Age(1)	Position(s)
Rob Roy	52	Founder, Chief Executive Officer and Chairman
Thomas Morton	53	President, Chief Legal Officer and Secretary
Gabe Nacht	60	Chief Financial Officer
Melissa Young	50	Chief Information Officer
Jonathan King	50	Chief Revenue Officer

(1)	As of March 31, 2022

Thomas Morton. Mr. Morton has served as our President, General Counsel and Secretary since our formation and has served as President of Switch, Ltd. since January 2016 and as General Counsel of Switch, Ltd. since April 2008. In November 2018, Mr. Morton’s title changed to President, Chief Legal Officer and Secretary. Mr. Morton previously served as Chief Financial Officer of Switch, Ltd. from February 2014 until January 2016. Prior to joining Switch, Ltd., Mr. Morton was an attorney with Pillsbury Winthrop Shaw Pittman LLP from 2004 until 2008 and an attorney with Gray Cary (now DLA Piper) from 1999 until 2004.

Gabe Nacht. Mr. Nacht has served as our Chief Financial Officer since our formation and has served as Chief Financial Officer of Switch, Ltd. since January 2016. Prior to joining Switch, Ltd., Mr. Nacht served as Chief Financial Officer of ClearCapital.com, Inc., a real estate valuations, data, analytics and technology company, from September 2011 to July 2015. Mr. Nacht has over 25 years of corporate finance experience and has served as Chief Financial Officer for several technology and media companies.

Melissa Young. Ms. Young has served as our Chief Information Officer since our formation and has served as Chief Information Officer of Switch, Ltd. since August 2017. Since joining Switch, Ltd. in 2005, Ms. Young has served in various roles with increasing responsibility, including Executive Vice President of Corporate Development, Executive Vice President of Sales, Executive Vice President of Colocation, and Director of Customer Engineering.

Jonathan King. Mr. King has served as our Chief Revenue Officer since September 2021. Prior to joining Switch, Ltd., Mr. King served as Managing Director of Strategic Technology Partnerships for Google Cloud, from August 2019 to September 2021. Prior to Google Cloud, Mr. King led strategy and the data center and cloud business for World Wide Technology, a leading technology services provider, from November 2017 to August 2019. Prior to World Wide Technology, Mr. King led portfolio management of cloud infrastructure products and shaped company cloud strategy at Ericsson, an information technology company, from December 2015 to October 2017. Mr. King has over 20 years of diverse sales and operating experience in every facet of the data center business and surrounding technology ecosystem.

Teresa Borden retired from her position as the Chief Construction Officer of Switch, Ltd., effective December 31, 2021. Ms. Borden’s responsibilities were absorbed by the other officers of Switch, Ltd.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our common stock for:

•	each person known by us to beneficially own more than 5% of our Class A common stock, Class B common stock or Class C common stock;

•	each of our directors, each of whom is also a nominee;

•	each of our named executive officers (“NEOs”); and

•	all of our current executive officers and directors as a group.

We have three classes of common stock: Class A common stock; Class B common stock; and Class C common stock. There are no shares of Class C common stock currently outstanding. Subject to the Switch Operating Agreement, Members can redeem Common Units for Class A common stock on a one-to-one basis, or, at our option, for cash equal to the market value of the applicable number of our shares of Class A common stock. Thus, the Common Units represent rights to acquire Class A common stock. The shares of Class B common stock (i) confer only voting rights and do not confer any incidents of economic ownership to the holders thereof; and (ii) are forfeited and cancelled, on a one-for-one basis, without consideration, upon the redemption of the Common Units for shares of Class A common stock, or cash, at our election.

The number of shares beneficially owned by each stockholder is based on shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership and voting power is based on 149,034,500 shares of Class A common stock and 95,584,803 shares of Class B common stock outstanding as of April 13, 2022. There were no shares of Class C common stock outstanding as of April 13, 2022. In computing the number and the percentage ownership and voting power of a stockholder, rights to acquire shares of Class A common stock as of April 13, 2022 or within 60 days of April 13, 2022, including upon vesting and exercise of stock options, upon vesting of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”), or upon exercise of the stockholder’s Common Unit redemption right, are considered outstanding for that stockholder, although these shares are not considered outstanding for purposes of computing the percentage ownership or voting power of any other stockholder. Unless otherwise indicated, the address of all listed stockholders is 7135 S. Decatur Boulevard, Las Vegas, Nevada 89118. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Shares of Class A Common Stock	Rights to Acquire Shares of Class A Common Stock(1)	Class A Common Stock Beneficial Ownership Percentage(2)	Shares of Class B Common Stock	Class B Common Stock Beneficial Ownership Percentage	Class A Common Stock Beneficial Ownership Percentage — Assuming Full Redemption(3)
5% or more Stockholders
Dennis Alan Troesh(4)	—	—	—	19,984,668	20.9%	8.2%
Stella Roy(5)	48,645	1,276,734	*	13,552,107	14.2%	6.1%
The Vanguard Group(6)	10,676,207	—	7.2%	—	—	4.4%
City National Rochdale, LLC(7)	9,537,878	—	6.4%	—	—	3.9%
Named Executive Officers and Directors
Rob Roy(8)	307,920	1,492,677	1.2%	14,726,931	15.4%	6.7%
Thomas Morton(9)	332,233	2,230,320	1.7%	3,214,063	3.4%	2.3%
Gabe Nacht(10)	145,135	750,937	*	337,353	*	*
Melissa Young(11)	38,005	193,579	*	730,296	*	*
Jonathan King(12)	44,945	—	*	—	—	*
Angela Archon(13)	17,349	—	*	—	—	*
Jason Genrich(14)	6,100	—	*	—	—	*
Liane Pelletier(13)	17,349	—	*	—	—	*
Zareh Sarrafian(15)	52,278	—	*	—	—	*
Kimberly H. Sheehy(15)	52,278	—	*	—	—	*
Donald Snyder(16)	465,075	99,438	*	400,000	*	*
Thomas A. Thomas(17)	3,198,397	—	2.1%	5,357,500	5.6%	3.5%
Bryan Wolf(18)	36,987	—	*	—	—	*
All directors and current executive officers as a group (13 persons)	4,714,051	4,766,951	6.2%	24,766,143	25.9%	13.7%

*	Denotes less than 1.0%.
(1)

Represents shares of Class A common stock that the stockholders shown have the right to acquire as of April 13, 2022 or within 60 days thereafter, including upon vesting of RSUs and PSUs or upon vesting and exercise of stock options. The shares included in this column are deemed to be outstanding in calculating the percentage ownership of Class A common stock of such stockholder, but are not deemed to be outstanding as to any other stockholder.

(2)

Based on 149,034,500 shares of Class A common stock outstanding as of April 13, 2022. Includes shares that the stockholders shown have the right to acquire as of April 13, 2022 or within 60 days thereafter as described in footnote 1.

(3)

Assumes redemption of all Common Units by all Members for shares of Class A common stock, which would have resulted in 244,619,303 shares of Class A common stock outstanding as of April 13, 2022. Includes shares that the stockholders shown have the right to acquire as of April 13, 2022 or within 60 days thereafter as described in footnote 1.

(4)

Based on a Schedule 13D/A filed on May 17, 2021 by Dennis Alan Troesh, DT GRAT LM LLC, DT GRAT CS LLC, The Troesh Family Foundation, Eastern Capital Group LLC, First St LLC and Jeffrey Alan Troesh. Shares of Class B common stock include: (i) 9,996,788 Common Units and associated shares of our Class B common stock held by DT GRAT LM LLC and (ii) 9,987,880 Common Units and associated shares of our Class B common stock held by DT GRAT CS LLC. The address of Mr. Troesh and each of the reporting persons is 1370 Jet Stream Drive, Suite 100, Henderson, NV 89052.
(5)

Based on a Schedule 13G/A filed on February 14, 2022 by Stella Roy and additional vesting information of which the Company is aware since December 31, 2021. Shares of Class A common stock include (i) 48,645 shares held directly by Ms. Roy and (ii) options to acquire 1,276,734 shares that are vested and exercisable. Does not include 33,121 shares of Class A common stock underlying RSU awards held by Ms. Roy that are subject to vesting more than 60 days after April 13, 2022. Shares of Class B common stock include: (i) 1,749,999 Common Units and associated shares of our Class B common stock held by Ms. Roy directly and (ii) 11,802,108 Common Units and associated shares of our Class B common stock held in a revocable grantor trust over which Ms. Roy has sole voting and dispositive control. The address of Ms. Roy is 410 South Rampart Boulevard, Suite 350, Las Vegas, NV 89145.

(6)	Based on a Schedule 13G/A filed on February 10, 2022 by The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(7)

Based on a Schedule 13G/A filed on February 14, 2022 by City National Rochdale, LLC, RBC Capital Markets, LLC and RBC Trust Company (Delaware) Limited. The address of each reporting person is as follows: City National Rochdale, LLC, 400 Park Avenue, New York, NY 10022; RBC Capital Markets, LLC, 200 Vesey Street, New York, NY 10281; and RBC Trust Company (Delaware) Limited, 4550 New Linden Hill Road, Suite 200, Wilmington, DE 19808.

(8)

Shares of Class A common stock include (i) 307,920 shares held by Mr. Roy directly and (ii) options to acquire 1,492,677 shares that are vested and exercisable. Does not include 429,078 shares and 272,197 shares of Class A common stock underlying RSU and PSU awards, respectively, held by Mr. Roy that are subject to vesting more than 60 days after April 13, 2022. Shares of Class B common stock include (i) 3,625,089 Common Units and associated shares of our Class B common stock held by Mr. Roy directly and (ii) 11,101,842 Common Units and associated Class B common stock held by a trust of which Mr. Roy is trustee, and over which Mr. Roy has sole voting and dispositive control and full pecuniary interests.

(9)

Shares of Class A common stock include (i) 132,233 shares held by Mr. Morton directly; (ii) 200,000 shares held by an affiliated entity of Mr. Morton over which Mr. Morton has voting and dispositive control and full pecuniary interest; and (iii) options to acquire 2,230,320 shares that are vested and exercisable. Does not include 228,682 shares and 139,788 shares of Class A common stock underlying RSU and PSU awards, respectively, held by Mr. Morton that are subject to vesting more than 60 days after April 13, 2022. Shares of Class B common stock include (i) 527,914 Common Units and associated shares of our Class B common stock held by Mr. Morton directly and (ii) 2,686,149 Common Units and associated shares of our Class B common stock held by an affiliated entity of Mr. Morton over which Mr. Morton has voting and dispositive control and full pecuniary interest.

(10)

Shares of Class A common stock include (i) 145,135 shares held by Mr. Nacht directly and (ii) options to acquire 750,937 shares that are vested and exercisable. Does not include 105,189 shares and 58,796 shares of Class A common stock underlying RSU and PSU awards, respectively, held by Mr. Nacht that are subject to vesting more than 60 days after April 13, 2022. Mr. Nacht also holds 337,353 Common Units and associated shares of our Class B common stock.

(11)

Shares of Class A common stock include (i) 38,005 shares held by Ms. Young directly and (ii) options to acquire 193,579 shares that are vested and exercisable. Does not include 25,504 shares and 10,939 shares of Class A common stock underlying RSU awards and PSU awards, respectively, held by Ms. Young that are subject to vesting more than 60 days after April 13, 2022. Shares of Class B common stock include 730,296 Common Units and associated shares of our Class B common stock held by an affiliated entity of Ms. Young over which Ms. Young has voting and dispositive control and full pecuniary interest.

(12)

Shares of Class A common stock include 44,945 shares held by Mr. King directly. Does not include 147,098 shares and 16,652 shares of Class A common stock underlying RSU awards and PSU awards, respectively, held by Mr. King that are subject to vesting more than 60 days after April 13, 2022.

(13)

Shares of Class A common stock include (i) 8,021 shares held directly and (ii) 9,328 restricted shares of our Class A common stock, all of which remain subject to vesting and forfeiture as of April 13, 2022.

(14)	Represents 6,100 restricted shares of our Class A common stock, all of which remain subject to vesting and forfeiture as of April 13, 2022.

(15)	Shares of Class A common stock include (i) 42,950 shares held directly and (ii) 9,328 restricted shares, all of which remain subject to vesting and forfeiture as of April 13, 2022.
(16)

Shares of Class A common stock include (i) 255,747 shares held by Mr. Snyder directly; (ii) 9,328 restricted shares, all of which remain subject to vesting and forfeiture as of April 13, 2022; (iii) 200,000 shares held by an affiliated entity of Mr. Snyder over which Mr. Snyder and his spouse share voting and dispositive control and Mr. Snyder, his spouse and certain family members of Mr. Snyder share full pecuniary interest; and (iv) options to acquire 99,438 shares of our Class A common stock that are vested and exercisable. Shares of Class B common stock include 400,000 Common Units and associated shares of Class B common stock held by an affiliated entity of Mr. Snyder over which Mr. Snyder and his spouse share voting and dispositive control and Mr. Snyder, his spouse and certain family members of Mr. Snyder share full pecuniary interest.

(17)

Based on a Schedule 13G/A filed on February 14, 2022, a Form 4 filed on March 17, 2022 and additional information provided by Thomas A. Thomas. Shares of Class A common stock include (i) 3,189,069 shares held directly by Mr. Thomas and (ii) 9,328 restricted shares of our Class A common stock, all of which remain subject to vesting and forfeiture as of April 13, 2022. Mr. Thomas also holds 5,357,500 Common Units and associated shares of our Class B common stock. The address of Mr. Thomas is 2300 West Sahara Ave., Suite 530, Las Vegas, NV 89102.

(18)

Shares of Class A common stock include (i) 27,659 shares held directly and (ii) 9,328 restricted shares of our Class A common stock, all of which remain subject to vesting and forfeiture as of April 13, 2022.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2021, our NEOs and their positions were as follows:

•	Rob Roy, Chief Executive Officer

•	Thomas Morton, President, Chief Legal Officer and Secretary

•	Gabe Nacht, Chief Financial Officer

•	Melissa Young, Chief Information Officer

•	Jonathan King, Chief Revenue Officer*

*	As of September 1, 2021, our Board approved the designation and appointment of Mr. King as an executive officer.

Compensation Philosophy and Program

Our Board and management are committed to maintaining an executive compensation program that appropriately aligns pay and performance and builds value for the Company’s stockholders.

Objectives. Our executive compensation program is guided by these objectives:

•

Drive achievement of our goal, which is to enable the current and future compute needs of our customers and to facilitate technological advancement through smart and sustainable infrastructure solutions designed to support the most innovative technology ecosystems in the world

•	Attract and retain top talent by compensating competitively based on the executive’s market value and performance

•	Align the interests of our executives with those of our stockholders

Framework. To achieve these objectives, our executive compensation program consists primarily of (i) base salary, (ii) annual cash-based incentive bonuses, (iii) equity awards, and (iv) retirement savings opportunities and other employee benefits. For details, see “Components of Compensation” below. We do not have any defined benefit pension, supplemental executive retirement or nonqualified deferred compensation plans.

Aligning Pay with Performance. When determining the amount of awards under the annual cash incentive program, the Compensation Committee considers the Company’s performance as measured against established financial and strategic objectives, as well as each NEO’s contribution to that performance. We reward achievement of these financial and strategic objectives that we believe will contribute to our company’s growth and stockholder value appreciation. Also, the Compensation Committee uses equity awards to support alignment between management and long-term stockholders. For example, in 2021, approximately 65% of our CEO’s total compensation (as reported in the Summary Compensation Table) was delivered in the form of equity awards.

Practice Highlights. We endeavor to maintain sound governance standards in administering our executive compensation program. The following table summarizes our compensation governance policies and practices.

What We Do		What We Don’t Do
✓	fully independent Compensation Committee	×	pension and executive retirement plans

✓	independent compensation consultant to the Compensation Committee	×	re-price underwater options

✓	payment of significant portion of the 2021 annual compensation in the form of equity	×	excise tax gross-ups on change in control payments

What We Do		What We Don’t Do
✓	annual review of the compensation program, including market trends	×	guarantee minimum bonus amounts to NEOs

✓	annual assessment of potential risks relating to our compensation policies and practices

✓	use of multiple performance goals for annual incentive awards (financial goals and strategic objectives)
✓	use of performance-vesting restricted stock unit awards (that vest at the end of three years based on the Company’s total stock return relative to the Russell 3000 Index) to align executive compensation with long-term stockholder interests

✓	clawback policy

✓	stock ownership guidelines

2021 Enhancements and Implementation of Performance-Vesting Restricted Stock Unit Awards. Prior to 2021, annual long-term equity awards generally consisted of RSUs and stock options, with half of the grant date value of the awards awarded in RSUs and the other half awarded in stock options.

In March 2021, to further support alignment between management and long-term stockholders, we began granting half of the grant date value of NEO awards in RSUs and the other half in PSUs that measure our total shareholder return (“TSR”) over three years in comparison to the Russell 3000 Index as of the grant date (the “Index Group”), with target expectation that three-year TSR is at the 60th percentile of the Index Group.

The RSU grants awarded in March 2021 were as follows: (i) 206,030 to Mr. Roy, (ii) 104,091 to Mr. Morton, (iii) 50,251 to Mr. Nacht, and (iv) 9,332 to Ms. Young. In each case, the RSUs will vest over time with 25% of such RSUs vesting on each of March 3, 2022, 2023, 2024, and 2025.

The PSUs granted contain the following key terms:

•	A single, three-year performance period and cliff vesting of earned awards at the end of the three-year term

•	The performance metric is three-year relative TSR compared to the Index Group

•	No payout above target can be earned if the three-year TSR is negative, even if higher than the 60th percentile TSR target

•	Target payout requires 60th percentile relative TSR performance

•	A maximum share earn out capped at 2x target

The PSUs will vest depending on Switch’s TSR over the three-year period starting from the March 3, 2021 grant date (the “Performance Period”), relative to the TSR of the companies in the Index Group according to the schedule (including the potential PSU payouts in the number of shares of Class A common stock) found under the heading “Long-Term Equity Awards” below.

NEO grants on February 28, 2022 provided half of the grant date value in RSUs and the other half in three-year relative TSR PSUs. Mr. King did not join Switch until September 1, 2021. As such, he was not included in the grants of RSUs and PSUs that were awarded in March 2021. However, Mr. King was included in the grants of RSUs and PSUs to NEOs made in February 2022.

Roles and Responsibilities

Compensation Committee and Management. The Compensation Committee has overall responsibility for reviewing our compensation philosophy and strategy, overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our NEOs. Management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee considers the recommendations of the CEO in establishing compensation for all other NEOs. Our CEO recuses himself from all discussions and recommendations regarding his own compensation and is not present when his compensation is discussed.

Compensation Consultant. The Compensation Committee has the authority, pursuant to its charter, to retain or obtain advice from compensation consultants, legal counsel or other advisers to assist the Compensation Committee in fulfilling its duties and responsibilities. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the Compensation Committee.

Independence of the Compensation Consultant. In 2021, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, as advisers to the Compensation Committee on executive compensation matters, including benchmarking against our peer group and advising on compensation structures. The Compensation Committee takes into consideration the recommendations of its independent compensation consultant, but retains absolute discretion as to whether to adopt such recommendations in whole or in part, as it deems appropriate. The Compensation Committee considered the factors set forth in SEC rules and the requirements of the NYSE, including the nature and amount of the services provided by FW Cook and determined that there were no conflicts of interest resulting from the services FW Cook provided during 2021.

How We Make Pay Decisions

The Compensation Committee reviews our executive compensation program annually to assess whether our program structure continues to be aligned with our compensation philosophy and program objectives. In connection with this review, the Compensation Committee makes modifications and enhancements to our program and also evaluates and establishes target compensation opportunities for each of our NEOs.

The Compensation Committee’s decision making for our NEOs’ compensation is guided by various factors, including our executive compensation program objectives, achievement of financial and strategic objectives established by the Compensation Committee and a market analysis (as described below). The Compensation Committee does not weigh these factors in any predetermined manner, and no single factor is determinative in selecting compensation elements and setting compensation levels. The Compensation Committee reviews total compensation, along with the value of past equity awards, to assess the general competitiveness of compensation.

Market Analysis. For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews the compensation levels and practices of a group of peer companies that are similar to us in industry, size and/or growth. Background for early 2021 compensation decisions is reviewed in late 2020. The compensation peer group reviewed in 2020 as context for 2021 compensation decisions consisted of the following companies:

• Aspen Technology, Inc.	• Entegris, Inc.	• Shenandoah Telecommunications Co.

• ATN International, Inc.	• Fair Isaac Corp.	• Tyler Technologies, Inc.

• Cogent Communications Holdings, Inc.	• InterDigital, Inc.	• Universal Display Corporation

• Consolidated Communications Holdings, Inc.	• Manhattan Associates, Inc.	• ViaSat, Inc.

• CoreSite Realty Corporation	• Monolithic Power Systems, Inc.	• Vonage Holdings Corp.

• CyrusOne, Inc.	• Progress Software Corporation	• WEX Inc.

• Ebix, Inc.	• QTS Realty Trust, Inc.

The above compensation peer group for 2021 was determined by the Compensation Committee, with input from our independent compensation consultant. The Compensation Committee reviews our compensation peer group periodically and adjusts the group, as needed. The compensation peer group allows the Compensation Committee to monitor the compensation practices of our primary competitors for executive talent. Compensation decisions are not based solely on competitive market data. Rather, this market data serves as one point of reference, among others, to aid in understanding the competitive market for executive positions in our industry.

Components of Compensation

The individual components of our executive compensation program consist primarily of (i) base salary, (ii) annual cash-based incentive bonus, (iii) equity awards, and (iv) retirement savings opportunities and other employee benefits.

Base Salary

Our NEOs receive a base salary to compensate them for services rendered to our company. The base salary payable to each NEO is intended to provide a fixed component of compensation to attract and retain talented and skilled employees and to reflect the executive’s skill set, experience, role and responsibilities. The Compensation Committee periodically reviews each NEO’s base salary, and may adjust the base salaries of our NEOs as part of its annual executive compensation review and in the event of a promotion or significant change in responsibilities. In establishing base salary amounts and adjustments, the Compensation Committee considers a number of factors, including compensation market data as discussed below, the position’s complexity and level of responsibility, and the assessment of the executive’s performance and other circumstances.

2021 Base Salary Decisions. During late 2020, the Compensation Committee, in consultation with FW Cook, reviewed the base salaries of Messrs. Roy, Morton and Nacht and Ms. Young in light of the market for executive officer compensation and other factors described above in order to plan for 2021 compensation decisions. The base salaries of Messrs. Roy, Morton and Nacht remained at $1,046,000, $808,000 and $470,000, respectively, and Ms. Young’s base salary increased from $323,884 to $333,600 in recognition of her responsibilities and contributions to the performance of the Company. Mr. King joined the Company as an executive officer in September 2021 and his base salary for 2021 was $400,000.

Annual Incentive Compensation

Annual performance-based cash bonuses are designed to motivate and reward achievement of annual financial and strategic goals, which foster specific behaviors that drive stockholder value.

2021 Bonus Plan. For 2021, our Compensation Committee established target bonus amounts as a percentage of base salary for certain of our NEOs as follows: Mr. Roy – 125%; Mr. Morton – 125%; Mr. Nacht – 85%; and Ms. Young – 72%, in addition to threshold and maximum bonus amounts described below. To earn such bonus amounts, the Compensation Committee established performance goals based on the achievement of targeted levels of revenue (weighted 25%) and Adjusted EBITDA (weighted 25%) and various Company strategic objectives (weighted 50% in total). The potential earn-out for the revenue and Adjusted EBITDA goals was

200%, while the strategic objectives was 100%, resulting in a combined maximum of 150% of the target bonus amount as follows:

Metric	Weighting (%)	x	Maximum Award as a Percent of Target for Metric (%)	=	Maximum Award as a Percent of Target Bonus Amount (%)
Revenue	25%		200%		50%
Adjusted EBITDA	25%		200%		50%
Strategic Objectives	50%		100%		50%
Total	100%				150%

2021 Financial Goals. The Compensation Committee selected revenue as a performance metric because it is a key part of our annual operating plan. The Compensation Committee also selected Adjusted EBITDA, defined as net income adjusted for interest expense, interest income, income taxes, depreciation and amortization of property and equipment, amortization of customer relationships, and for specific and defined supplemental adjustments to exclude (i) non-cash equity-based compensation expense; (ii) equity in net losses of investments; and (iii) certain other items that the Company believes are not indicative of its core operating performance.

The following table sets forth the financial performance metrics, minimum, target and maximum performance levels, and actual performance results under the 2021 bonus plan (dollars in thousands):

Metric(1)	Weighting (%)	Minimum ($)	Target ($)	Maximum ($)	Actual ($)
Revenue	25	492,570	547,300	591,084	564,665
Adjusted EBITDA	25	227,680	284,600	322,537	303,524	(2)

(1)	Excludes Data Foundry operations as Switch completed its acquisition of Data Foundry in June 2021, which was after the targets were set by the Compensation Committee in February 2021.
(2)	Adjusted EBITDA is a non-GAAP measure. For a reconciliation of net income to Adjusted EBITDA, see Appendix A.

The earn-out schedule for the revenue and Adjusted EBITDA performance goals was as follows:

	Revenue			Adjusted EBITDA
	2021 Revenue ($ in thousands)	Target Achieved (%)	Payout (% of Target)	2021 Adjusted EBITDA ($ in thousands)	Target Achieved (%)	Payout (% of Target)

Maximum	591,084	108.0	200.0	322,537	113.3	200.0
	580,138	106.0	175.0	318,752	112.0	190.0
	569,192	104.0	150.0	307,368	108.0	160.0
	558,246	102.0	125.0	295,984	104.0	130.0
Target	547,300	100.0	100.0	284,600	100.0	100.0
	536,354	98.0	85.0	273,216	96.0	80.0
	525,408	96.0	70.0	261,832	92.0	60.0
	514,462	94.0	55.0	250,448	88.0	40.0
	503,516	92.0	40.0	239,064	84.0	20.0
Threshold	492,570	90.0	25.0	277,680	80.0	0.0
	<492,570	<90.0	0.0	<277,680	<80.0	0.0

Awards under the 2021 bonus plan were based on an assessment of the Company’s financial performance and an evaluation of the performance of certain of our NEOs against the strategic objectives, as discussed below.

In the event that financial performance falls anywhere between the specified performance levels described above, a predetermined sliding scale is applied to determine the appropriate payout. The following table sets forth the threshold, target and maximum bonus amounts based on achievement of the equally weighted financial goals, which combined were 50% of the 2021 bonus opportunity:

Executive	Threshold ($)	Target ($)	Maximum ($)
Rob Roy	81,720	653,750	1,307,500
Thomas Morton	63,125	505,000	1,010,000
Gabe Nacht	24,969	199,750	399,500
Melissa Young	15,012	120,097	240,193

2021 Strategic Objectives. For 2021, the Compensation Committee also established the following Company strategic objectives (collectively, weighted 50%), which we believe are a key part of our annual operating plan and critical to the long-term success of the Company: (i) development and advancement of additional capacity at The Core Campus in Las Vegas; (ii) development and advancement of additional capacity at The Citadel Campus in Reno; (iii) development and advancement of additional capacity at The Keep Campus in Atlanta; (iv) advance construction and promotion of edge deployments; (v) continuation of the establishment of a strategic collaboration with cloud providers; (vi) development of other potential products and services; (vii) pursuit of opportunities for geographic expansion; and (viii) completion of certain corporate goals, including enhancing the Company’s environmental, social and governance ratings and completing a telecommunication review to ensure alignment with Switch, customer and carrier data.

The Compensation Committee established that 50% of the bonus amount for each of Messrs. Roy, Morton and Nacht and Ms. Young under the 2021 bonus plan would be determined by the achievement of strategic objectives, with maximum payouts capped at target levels. Therefore, the target and maximum bonus amounts for achievement of strategic objectives were as follows: Mr. Roy – $653,750; Mr. Morton – $505,000; Mr. Nacht – $199,750; and Ms. Young – $120,097.

The Compensation Committee conducted a comprehensive review of multiple elements for each of the strategic objectives, including the completion of various construction milestones in Las Vegas, Reno and Atlanta; advancements with respect to the edge product; customer contracts signed; expansion with a fifth Prime in Texas with a land purchase agreement with Dell Technologies and acquisition of Data Foundry; improvements in our environmental, social and governance ratings; and completion of a telecommunication review resulting in enhanced monitoring of telecommunication activities.

After the robust review discussed above, the Compensation Committee determined that the contributions of Messrs. Roy, Morton, and Nacht and Ms. Young had resulted in the achievement of 84% of the pre-established strategic objectives in 2021. The Compensation Committee noted that most of the elements that were not achieved were due to strategic decisions to pause or discontinue certain projects in order to focus on other stockholder value initiatives, including the Board’s unanimous decision in November 2021 to pursue completion of a REIT conversion by January 1, 2023.

2021 Bonus Plan Awards. Based on the Company’s achievement of the financial goals described in the table above and the achievement of 84% of the Company strategic objectives, the Compensation Committee awarded the following cash bonuses to Messrs. Roy, Morton and Nacht and Ms. Young for 2021. The annual cash bonuses awarded to Messrs. Roy, Morton and Nacht and Ms. Young for 2021 performance are also set forth in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Executive	Bonus Plan Award ($)	Total Award as a Percent of Target Bonus Amount (%)
Rob Roy	1,496,970	114.5
Thomas Morton	1,156,359	114.5
Gabe Nacht	457,392	114.5
Melissa Young	274,999	114.5

Since Mr. King did not join the Company until September 1, 2021, the 2021 bonus plan using set financial and strategic goals did not apply to Mr. King with respect to his 2021 compensation. However, the 2022 bonus plan using set financial and strategic goals will apply to all the NEOs, including Mr. King, with respect to their 2022 compensation. The annual cash bonus awarded to Mr. King for 2021 was a discretionary bonus of $150,000, taking into account his contributions towards the Company in 2021. The annual cash bonus awarded to Mr. King for 2021 performance is also set forth in the Summary Compensation Table in the column titled “Bonus.”

Long-Term Equity Awards

We adopted the 2017 Incentive Award Plan (the “2017 Incentive Plan”) to facilitate the grant of cash and equity incentives to directors, employees (including our NEOs) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. We believe that equity compensation recognizes the anticipated future contributions and services of our NEOs and supports our compensation objective of aligning the interests of our NEOs with those of our stockholders. As discussed under the heading “2021 Enhancements and Implementation of Performance-Vesting Restricted Stock Unit Awards,” in March 2021, the Compensation Committee, in consultation with FW Cook, reviewed the executive compensation program for potential enhancements, and implemented annual long-term equity awards consisting of RSUs and PSUs. We believe this enhancement further supports alignment between management and long-term stockholders.

2021 Long-Term Equity Awards. In 2021, our Compensation Committee recommended and the Board approved a mix of PSU awards and RSU awards to Messrs. Roy, Morton and Nacht, and Ms. Young.

The RSU granted were as follows: (i) 206,030 to Mr. Roy, (ii) 104,091 to Mr. Morton, (iii) 50,251 to Mr. Nacht, and (iv) 9,332 to Ms. Young. In each case, the RSUs will vest over time with 25% of such RSUs vesting on each of March 3, 2022, 2023, 2024, and 2025.

The PSUs granted contain the following key terms: (i) a single, three-year performance period, (ii) the performance metric is three-year relative TSR compared to the Index Group, (iii) no payout above target if TSR is negative on an absolute basis, (iv) target payout requires 60th percentile TSR performance, and (v) a maximum payout capped at 2x target, The PSUs will vest depending on Switch’s TSR over the three-year Performance

Period that started from March 3, 2021, relative to the TSR of the companies in the Index Group according to the following schedule (including the potential PSU payouts in the number of shares of Class A common stock):

	Peer Group Relative Performance	Relative TSR Performance Vesting Percentage	Rob Roy	Thomas Morton	Gabe Nacht	Melissa Young
Threshold Level	< 20th Percentile	0%	0	0	0	0
	20th Percentile	5%	7,660	3,840	1,853	344
	30th Percentile	35%	53,204	26,880	12,976	2,409
	40th Percentile	65%	98,807	49,920	24,099	4,475
	50th Percentile	95%	144,411	72,960	35,222	6,540
Target Level	60th Percentile	100%	152,012	76,800	37,076	6,885
	70th Percentile	133.3%	202,631	102,374	49,422	9,177
	80th Percentile	166.7%	253,404	128,025	61,805	11,477
Maximum Level	≥ 90th Percentile	200%	304,024	153,600	74,152	13,770

The aggregate grant date fair value of the RSU awards and PSU awards to each NEO are set forth in the Summary Compensation Table in the columns titled “Stock Awards.”

Mr. King joined the Company in September 2021, and pursuant to his offer letter, on September 1, 2021, he was awarded 200,000 RSUs. The RSUs vest over time with 25,000 vesting on each of December 1, 2021, March 1, 2022, June 1, 2022, September 1, 2022, December 1, 2022, March 1, 2023, June 1, 2023, and September 1, 2023. The aggregate grant date fair value of the RSU award to Mr. King is set forth in the Summary Compensation Table in the column titled “Stock Awards.” Similar to other NEOs, Mr. King was granted a mix of PSUs and RSUs in 2022.

We believe these awards are appropriate to effectively motivate, reward and retain our NEOs, and to further align their interests with our stockholders.

Other Elements of Compensation

Retirement Plans. We currently maintain a 401(k) retirement savings plan for our employees, including our NEOs, who are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended (the “Code”), allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and providing matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Health/Welfare Plans. All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts and health savings accounts;

•	short-term and long-term disability insurance; and

•	life insurance.

Other. In addition, we pay on behalf of our NEOs supplemental long-term disability premiums. We provide to certain of our NEOs a car allowance, property and equipment for a remote office, provision of or reimbursement for the cost of remote internet connectivity, and personal use of a company-leased aircraft.

We believe the perquisites described above and in the Summary Compensation Table below are necessary and appropriate to provide a competitive compensation package to our NEOs.

Severance Arrangements and Payments Upon a Change in Control

As further described under the heading “Potential Payments Upon Termination or Change in Control,” we entered into executive severance agreements with each of Messrs. Roy, Morton, Nacht and King (each, an “Executive Severance Agreement”). Each Executive Severance Agreement provides that the executive is eligible to receive certain payments and benefits in the event of a “qualifying termination” and enhanced payments and benefits in the event of a “change in control termination.” A “qualifying termination” means a termination for “good reason,” a termination without “cause” or a termination due to death or disability. A “change in control termination” means a qualifying termination within six months prior to, on or within 24 months following, a “change in control.” The benefits are payable under the Executive Severance Agreements only if the executive executes a general release of claims, and complies with his post-employment confidentiality, non-disparagement, non-competition and non-solicitation obligations. We do not have an executive severance agreement with Ms. Young.

Prohibitions Against Pledging and Hedging

Switch’s Insider Trading Compliance Policy prohibits officers, directors and employees from engaging in hedging or in other transactions in puts, calls or other derivative securities involving Switch’s equity securities under all circumstances. Separately, the policy also prohibits margin purchases of Switch’s securities and pledging Switch’s securities as collateral to secure loans unless approved by the Board on case-by-case basis.

Compensation Risk Assessment

We assessed our compensation policies and practices for our employees and concluded that these policies and practices are not reasonably likely to have a material adverse effect on us.

Compensation Committee Report

Our Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on that review and discussion, our Compensation Committee approved the Compensation Discussion and Analysis for inclusion in this proxy statement and incorporation by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Respectfully submitted,

Bryan Wolf (Chair)

Angela Archon

Kim Sheehy

Donald D. Snyder

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for the fiscal years ended December 31, 2021, 2020 and 2019:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Rob Roy	2021	1,046,000	—	5,739,984	—	1,496,970	475,761	8,758,715
Chief Executive Officer	2020	1,046,000	—	2,749,993	2,746,987	1,413,897	257,905	8,214,782
	2019	1,046,000	—	2,396,869	2,393,805	1,439,995	223,760	7,500,429
Thomas Morton	2021	808,000	—	2,899,972	—	1,156,359	122,895	4,987,226
President, Chief Legal Officer and Secretary	2020	808,000	—	1,449,986	1,448,413	1,092,188	117,277	4,915,864
	2019	808,000	—	790,173	789,160	1,112,348	95,314	3,594,995
Gabe Nacht	2021	470,000	—	1,399,991	—	457,392	14,518	2,341,901
Chief Financial Officer	2020	470,000	—	699,989	699,232	432,009	14,346	2,315,576
	2019	412,000	—	650,996	650,166	385,687	14,203	2,113,052
Melissa Young(3)	2021	333,601	—	259.984	—	274,999	52,467	921,051
Chief Information Officer	2020	323,884	238,406	260,400	—	—	46,311	869,001
Jonathan King(4)	2021	127,692	150,000	5,066,000	—	—	249	5,343,941
Chief Revenue Officer

(1)

Amounts reflect the grant date fair value of equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) rather than the amounts paid to or realized by the named individual. The fair value of the PSU awards granted during the year ended December 31, 2021 based on achieving the highest level of performance metrics is $5,739,973 for Mr. Roy, $2,899,968 for Mr. Morton, $1,399,990 for Mr. Nacht, and $259,978 for Ms. Young. We provide information regarding the assumptions used to calculate the value of all equity awards in Note 13, Equity-Based Compensation, to our consolidated audited financial statements included in our annual reports on Form 10-K for the years ended December 31, 2019, 2020, and 2021. For information regarding equity awards granted during 2021, see “— Components of Compensation — 2021 Long-Term Equity Awards.” For information regarding the equity awards held as of December 31, 2021, see the “— Outstanding Equity Awards at Fiscal Year-End” table below.

(2)

The 2021 amount in the table for Mr. Roy consists of (a) $445,593 related to Mr. Roy’s personal use of a company-leased aircraft based on the incremental cost to the Company, which is calculated based on the flight-specific costs of the personal flights and includes costs such as fuel, maintenance, landing and hangar fees, and associated travel costs for the crew, but excludes fixed costs such as the cost to lease the aircraft, depreciation and other overhead costs, (b) $11,600 related to 401(k) matching contributions, and (c) a car allowance, supplemental long-term disability premiums and health savings account contributions. The 2021 amount in the table for Mr. Morton consists of (a) $38,700 related to Mr. Morton’s personal use of a company-leased aircraft based on the incremental cost to the Company, (b) $36,000 related to a car allowance, (c) $33,900 related to depreciation of property and equipment for a remote office, (d) $11,600 related to 401(k) matching contributions, and (e) supplemental long-term disability premiums and reimbursement for the cost of remote internet connectivity. The 2021 amount in the table for Mr. Nacht consists of (a) $11,600 related to 401(k) matching contributions and (b) supplemental long-term disability premiums and reimbursement for the cost of remote internet connectivity. The 2021 amount in the table for Ms. Young consists of (a) $39,109 related to the provision of remote internet connectivity, (b) $11,600 related to 401(k) matching contributions, and (c) supplemental long-term disability premiums. The 2021 amount in the table for Mr. King consists of reimbursement for the cost of remote internet connectivity.

(3)	In March 2020, our Board approved the designation and appointment of Ms. Young as an executive officer.
(4)	In September 2021, Mr. King joined the Company and our Board approved the designation and appointment of Mr. King as an executive officer.

Gabe Nacht Offer Letter

On January 7, 2016, in connection with his hiring, we entered into an offer letter with Gabe Nacht, our Chief Financial Officer. Pursuant to the offer letter, Mr. Nacht receives an annual base salary, which was initially set at $350,000 (and which was subsequently increased. See “— Summary Compensation Table” table above), and is eligible to receive an annual discretionary cash performance bonus, the amount of which will be determined based on the annual financial performance of Switch, Ltd. and individual performance. Pursuant to the offer letter, Mr. Nacht reports directly to Thomas Morton, our President, Chief Legal Officer and Secretary.

In connection with entering into the offer letter, Mr. Nacht received a grant of 500,000 incentive units in Switch, Ltd., which were scheduled to vest in equal annual installments of 25% over four years beginning on the first anniversary of the grant date. In 2017, the incentive units accelerated in full in connection with the closing of our initial public offering and were converted to 337,353 Common Units of Switch, Ltd. In addition, Mr. Nacht is eligible to participate in customary health, welfare and fringe benefit plans. The offer letter was subject to Mr. Nacht executing a non-disclosure and inventions agreement and a confidentiality agreement.

Jonathan King Offer Letter

On July 1, 2021, in connection with his hiring, we entered into an offer letter with Jonathan King, our Chief Revenue Officer. Pursuant to the offer letter, Mr. King receives an annual base salary of $400,000, and is eligible to participate in Switch’s annual performance-based bonus program, including annual discretionary cash performance bonus and annual award of RSUs and PSUs. Pursuant to the offer letter, Mr. King reports directly to Rob Roy, our Founder and Chief Executive Officer.

In connection with entering into the offer letter, Mr. King received a grant of 200,000 RSUs. The RSUs vest over time with 25,000 vesting on each of December 1, 2021, March 1, 2022, June 1, 2022, September 1, 2022, December 1, 2022, March 1, 2023, June 1, 2023, and September 1, 2023. In addition, Mr. King is eligible to participate in customary health, welfare and fringe benefit plans. The offer letter was subject to Mr. King executing a non-disclosure and inventions agreement and a confidentiality agreement.

Grants of Plan-Based Awards

The following table sets forth summary information on potential payment opportunities in respect of 2021 performance for each of our NEOs and equity awards granted to them during 2021:

Name(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(6)

	Grant Date	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold (#)(5)	Target (#)(5)	Maximum (#)(5)
Rob Roy	N/A	81,720	1,307,500	1,961,250
	3/3/2021				—	152,012	304,024	206,030	(7)	5,739,984
Thomas Morton	N/A	63,125	1,010,000	1,515,000
	3/3/2021				—	76,800	153,600	104,091	(7)	2,899,968
Gabe Nacht	N/A	24,969	399,500	599,250
	3/3/2021				—	37,076	74,152	50,251	(7)	1,399,991
Melissa Young	N/A	15,012	240,193	360,289
	3/3/2021				—	6,885	13,770	9,332	(7)	259,984
Jonathan King(1)					—	—	—	200,000	(8)	5,066,000

(1)	As Mr. King was appointed as an executive officer in September 2021, a bonus plan using set financial and strategic goals did not apply to him with respect to 2021 compensation.
(2)

Amounts reflect potential awards for the achievement of 2021 revenue of $492.6 million, 2021 Adjusted EBITDA of $227.7 million, and no achievement of the 2021 Company strategic objectives. No awards would be payable if 2021 revenue was below $492.6 million and Adjusted EBITDA was below $227.7 million.

(3)	Amounts reflect potential awards for the achievement of 2021 revenue of $547.3 million, 2021 Adjusted EBITDA of $284.6 million, and the full achievement of the 2021 Company strategic objectives.

(4)	Amounts reflect potential awards for the achievement of 2021 revenue of $591.1 million, 2021 Adjusted EBITDA of $322.5 million, and the full achievement of the 2021 Company strategic objectives.
(5)

Amounts reflect potential awards that may be earned under the PSUs. Actual payout may range from 0% to 200% of the target amount of 100% of the PSUs granted. The PSUs will vest depending on Switch’s TSR over the three-year period starting from the March 3, 2021 grant date, relative to the TSR of the companies in the Index Group according to the schedule (including the potential PSU payouts in the number of shares of Class A Common Stock) found under the heading “Long-Term Equity Awards” above.

(6)

Amounts reflect the grant date fair value of equity awards computed in accordance ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all equity awards in Note 13, Equity-Based Compensation, to our consolidated audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2021.

(7)	Each award vests in equal installments on March 3, 2022, 2023, 2024, and 2025.
(8)	This award vests over time with 25,000 vesting on each of December 1, 2021, March 1, 2022, June 1, 2022, September 1, 2022, December 1, 2022, March 1, 2023, June 1, 2023, and September 1, 2023.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by each NEO as of December 31, 2021:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity incentive plan awards: number of unearned shares, units or other rights that have not yet vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not yet vested ($)
Rob Roy	291,864	—		17.00	10/5/2027	54,825	(1)	1,570,188	(2)	152,012	(3)	4,353,624	(2)
	488,305	207,598	(1)	6.97	12/13/2028	78,134	(4)	2,237,758	(2)
	189,985	264,078	(4)	10.66	3/14/2029	109,983	(5)	3,149,913	(2)
	78,396	374,990	(5)	14.95	3/2/2030	199,563	(6)	5,715,484	(2)
Thomas Morton	1,447,805	—		17.00	10/5/2027	28,342	(7)(8)	811,715	(2)	76,800	(3)	2,199,552	(2)
	321,957	107,319	(7)(8)	6.97	12/13/2028	37,062	(7)(9)	1,061,456	(2)
	125,264	125,263	(7)(9)	10.66	3/14/2029	72,742	(7)(10)	2,083,331	(2)
	82,672	248,016	(7)(10)	14.95	3/2/2030	104,091	(7)(11)	2,981,166	(2)
Gabe Nacht	162,647	—		17.00	10/5/2027	23,350	(8)(12)	668,744	(2)	37,076	(3)	1,061,857	(2)
	265,250	88,417	(8)(12)	6.97	12/13/2028	30,534	(9)(12)	874,494	(2)
	103,201	103,201	(9)(12)	10.66	3/14/2029	35,116	(10)(12)	1,005,722	(2)
	39,911	119,731	(10)(12)	14.95	3/2/2030	50,251	(11)(12)	1,439,189	(2)
Melissa Young	193,579	—		17.00	10/5/2027	25,000	(13)	716,000	(2)	6,885	(3)	197,186	(2)
						8,750	(14)	250,600	(2)
						13,125	(15)	375,900	(2)
						9,332	(11)	267,268	(2)
Jonathan King						175,000	(16)(17)	5,012,000	(2)

(1)	The remaining unvested portion of these stock option and RSU grants each vests on March 7, 2022. Vesting is subject to the executive’s continued service.
(2)	Market value is determined based on the closing price of our Class A common stock on December 31, 2021 of $28.64.
(3)

Amounts reflect potential awards that may be earned under the PSUs. Actual payout may range from 0% to 200% of the target amount of 100% of the PSUs granted. The PSUs will vest depending on Switch’s TSR over the three-year period starting from the March 3, 2021 grant date, relative to the TSR of the companies in the Index Group according to the schedule (including the potential PSU payouts in the number of shares of Class A Common Stock) found under the heading “Long-Term Equity Awards” above.

(4)	The remaining unvested portions of these stock option and RSU grants each vest in two equal installments on March 14, 2022 and 2023. Vesting is subject to the executive’s continued service.
(5)	The remaining unvested portions of these stock option and RSU grants each vest in three equal installments on March 2, 2022, 2023, and 2024. Vesting is subject to the executive’s continued service.
(6)	This RSU grant vests in four equal installments on March 3, 2022, 2023, 2024, and 2025. Vesting is subject to the executive’s continued service.
(7)

The vesting of these stock option and RSU grants (the “Morton Equity Awards”) is subject to the executive’s continued service and in the event of Mr. Morton’s termination for any reason other than his decision to terminate without good reason or cause, all unvested stock options and RSUs will vest immediately.

(8)	The remaining unvested portion of these stock option and RSU grants each vests on March 7, 2022.
(9)	The remaining unvested portions of these stock option and RSU grants each vest in two equal installments on March 14, 2022 and 2023.

(10)	The remaining unvested portions of these stock option and RSU grants each vest in three equal installments on March 2, 2022, 2023, and 2024.
(11)	These RSU grants each vest in four equal installments on March 3, 2022, 2023, 2024, and 2025.
(12)

The vesting of these stock option and RSU grants (the “Nacht Equity Awards”) is subject to the executive’s continued service and in the event of Mr. Nacht’s termination for any reason other than his decision to terminate without good reason or cause, all unvested stock options and RSUs will vest immediately.

(13)	The remaining unvested portion of this RSU grant vests on January 2, 2022.
(14)	The remaining unvested portions of this RSU grant vest in two equal installments on January 2, 2022 and 2023.
(15)	The remaining unvested portions of this RSU grant vest in three equal installments on January 2, 2022, 2023, and 2024.
(16)

The remaining unvested portions of this RSU grant vest over time with 25,000 vesting on each of March 1, 2022, June 1, 2022, September 1, 2022, December 1, 2022, March 1, 2023, June 1, 2023, and September 1, 2023.

(17)

The vesting of this RSU grant (the “King Equity Award”) is subject to the executive’s continued service and in the event of Mr. King’s termination for any reason other than his decision to terminate without good reason or cause, all unvested RSUs will vest immediately.

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of stock options and the vesting of RSU and Common Unit awards by our NEOs during 2021:

	Option Awards		Stock Awards
Name	Number of Shares Acquired in Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Rob Roy	—	—	1,699,092	32,584,581
Thomas Morton	—	—	166,684	2,938,891
Gabe Nacht	—	—	51,175	757,360
Melissa Young	—	—	34,378	562,768
Jonathan King	—	—	25,050	647,042

(1)	Includes shares of Class A common stock acquired upon settlement of dividends accrued on RSUs prior to their vesting.
(2)	Market value is based on the closing price of our Class A common stock on the date the RSU or Common Unit award vested.

Potential Payments Upon Termination or Change in Control

Executive Severance Agreements

We entered into an Executive Severance Agreement with each of Messrs. Roy, Morton and Nacht on April 10, 2019 and with Mr. King on September 1, 2021. Each Executive Severance Agreement provides that the executive is eligible to receive certain payments and benefits in the event of a “qualifying termination” and enhanced payments and benefits in the event of a “change in control termination.” A “qualifying termination” means a termination for “good reason,” a termination without “cause” or a termination due to death or disability. A “change in control termination” means a qualifying termination within six months prior to, on or within 24 months following, a “change in control.”

In the event of a “qualifying termination,” each executive is entitled to receive:

•

an amount equal to his annual base salary payable over (i) 18 months in the case of Mr. Roy; (ii) 15 months in the case of Mr. Morton; and (iii) 12 months in the case of each of Messrs. Nacht and King following the termination date;

•	a lump-sum payment equal to his cash performance bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event;

•

accelerated vesting of the portion of outstanding time-based equity awards (excluding restricted stock units granted to Mr. Roy pursuant to that certain Restricted Stock Unit Award Agreement, dated December 27, 2017, which units became fully vested in October 2021) that would have vested if the named executive officer had remained employed for (i) 18 months in the case of Mr. Roy; (ii) 15 months in the case of Mr. Morton; and (iii) 12 months in the case of each of Messrs. Nacht and King following the termination date;

•

extension of the post-termination exercise period for any outstanding vested stock options held by the named executive officer at the date of termination through the later of (i) 36 months after his date of termination or (ii) the expiration date of such stock options; and

•	up to 18 months of subsidized COBRA benefits.

In the event of a “change in control termination,” each executive is entitled to receive:

•

an amount equal to (i) two times his annual base salary in the case of Mr. Roy, payable over 24 months; (ii) 1.5 times in the case of Mr. Morton, payable over 18 months; and (iii) one times his annual base salary in the case of each of Messrs. Nacht and King, payable over 12 months following the termination date; provided, that:

(1)

if such change in control termination occurs prior to a change in control then any amounts that have not been paid prior to the consummation of such change in control instead shall be paid in a single cash lump-sum on date of the change in control; and

(2)	if such change in control termination occurs on or after a change in control, then such amount shall be paid in a single lump-sum within 60 days following the termination;

•	a lump-sum payment of his cash performance bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event;

•	accelerated vesting of all outstanding equity awards subject solely to time-based vesting as of the later of (i) the termination date or (ii) the change in control;

•

extension of the post-termination exercise period for any outstanding vested stock options held by the named executive officer at the date of termination through the later of (i) 36 months after his date of termination or (ii) the expiration date of such stock options; and

•	up to 18 months of subsidized COBRA benefits.

The benefits described above for our executives are only payable if they execute a general release of claims, and comply with the post-employment confidentiality, non-disparagement, non-competition and non-solicitation obligations. The Executive Severance Agreements further provide that in connection with the sale of all or substantially all of our business or assets, the acquirer of such assets will assume and perform the agreements, or replace them with substantially similar agreements. We do not have an executive severance agreement with Ms. Young.

Equity Awards

As previously disclosed, in connection with our initial public offering, we granted (i) Mr. Roy an award covering 7,500,000 incentive units of Switch, Ltd. and 50,638 RSUs and (ii) Mr. Morton an award covering 1,511,527 incentive units of Switch, Ltd. These awards were subject to accelerated vesting provisions, but became fully vested as of October 11, 2021.

In addition to the accelerated vesting provisions in the applicable Executive Severance Agreements, the Morton Equity Awards, the Nacht Equity Awards and the King Equity Award will vest in full immediately upon

Mr. Morton’s, Mr. Nacht’s, or Mr. King’s, as applicable, termination of service for any reason other than termination by Mr. Morton, Mr. Nacht, or Mr. King as applicable, without “good reason” or “cause.”

In the event of termination of service for any reason, any unvested RSUs and stock options of Ms. Young will immediately and automatically be cancelled and forfeited. In addition, in the event of a “change in control” of our company or Switch, Ltd. (as described in the 2017 Incentive Plan), the RSUs and stock options of Ms. Young will vest immediately before such change in control if such awards are not continued, converted, assumed or replaced with substantially similar awards in accordance with the terms of the 2017 Incentive Plan.

With respect to PSUs granted to each NEO in March 2021, such award will (i) vest at “target” upon a termination due to such executive’s death or disability, and (ii) vest at a “pro-rata acceleration amount” upon a termination of executive without “cause” or for “good reason” (each, as defined in the applicable award agreement). In the event of a “change in control” of our company or Switch, Ltd. or “sale of the company” (each, as described in the applicable award agreement), and subject to the executive’s continued service, PSU awards will vest in full immediately prior to such event.

None of our NEOs are eligible to receive any other change in control or severance payments or benefits.

Definitions

For purposes of the Morton Equity Awards, the Nacht Equity Awards, the King Equity Award, awards of PSUs and, where applicable, the Executive Severance Agreements (unless otherwise defined in an employment agreement), the following defined terms apply:

•

“cause” generally means the executive’s (i) willful failure to substantially perform his duties (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure after the executive’s issuance of a notice of termination for good reason), after a written demand for performance is delivered to the Board, which demand specifically identifies the manner in which the Board believes that the executive has not performed his duties; (ii) commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury; (iii) commission of, including any entry of a guilty or no contest plea to, a felony or other crime involving moral turpitude; (iv) material breach of fiduciary duty which results in reputational, economic or other injury; or (v) material breach of obligations under a written agreement between the company (or an affiliate) and the executive, including without limitation, a material breach of the Switch Operating Agreement;

•

“good reason” generally means the occurrence of any one or more of the following events without the executive’s prior written consent: (i) a material diminution in position (including status, offices, titles and reporting requirements); (ii) a material diminution in authority, duties or responsibilities; (iii) a material reduction of base salary (or target bonus compensation in the case of the Executive Severance Agreements); (iv) a material change in the geographic location at which executive must perform services by more than 25 miles (50 miles in the case of the Executive Severance Agreements); or (v) the company’s (or its affiliate’s) material breach of the award agreement or the Executive Severance Agreement, as applicable. With respect to the Executive Severance Agreements, clauses (i) and (iv) must be in connection with a change in control;

•

“change in control” generally means: (i) a transaction or series of transactions whereby any person or related group of persons directly or indirectly acquires beneficial ownership of securities of the company possessing more than 50% of the total combined voting power of the company’s securities outstanding immediately after such acquisition; (ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) whose election by the Board or nomination for election by the company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the consummation by the company of a merger, consolidation, reorganization, or business combination or a sale or other disposition of all or substantially all of the company’s assets in any single transaction or series of related transactions or the acquisition of assets or stock of another entity, in each case other than a transaction which results in the company’s voting securities outstanding immediately before the transaction continuing to represent at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity (other than a person or group owning such voting securities of the successor entity solely as a result of owning voting securities of the company prior to such transaction); or (iv) the consummation of a liquidation or dissolution of the company; and

•

“sale of the company” is generally defined as (a) a merger or consolidation transaction in which Switch, Ltd. or its subsidiary is a constituent party, in each case, except for any such transaction in which Switch, Ltd.’s securities outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for securities of another entity that represent, immediately following such transaction, at least a majority, by voting power, of the securities of (1) the surviving or resulting entity; or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such transaction, the parent entity of such surviving or resulting entity; (b) any transaction or series of transactions pursuant to which any unaffiliated third parties in the aggregate acquire securities of Switch, Ltd. possessing the voting power to elect a majority of the Switch, Ltd. board (whether by merger, consolidation, reorganization, combination, sale or transfer of Switch Ltd.’s securities or otherwise), or (c) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Switch, Ltd. or any of its subsidiaries of all or substantially all the assets of Switch, Ltd. and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Switch, Ltd.

2021 Potential Termination Payments Table

The table below sets forth information about the potential payments and benefits our NEOs who were employed by the Company on December 31, 2021, may receive under applicable Executive Severance Agreements and/or applicable provisions in equity grant agreements, as in effect on December 31, 2021, upon (i) the termination of their employment with the Company, (ii) a change in control, or (iii) the sale of the Company. The amounts shown in the table below are estimates of the payments that each NEO would receive in certain instances assuming a hypothetical employment termination date, change in control date or sale of the Company date of December 31, 2021. The amounts actually payable will be determined only upon (i) the termination of employment of each NEO, (ii) a change in control, or (iii) the sale of the Company, taking into account the facts and circumstances surrounding the NEO’s termination of employment, change in control or sale of the Company, and are qualified in all respects by the terms of the applicable agreements and applicable law. We do not have an executive severance agreement with Ms. Young. In the event of termination of service for any reason, any unvested RSUs of Ms. Young will immediately and automatically be cancelled and forfeited. In addition, in the event of a “change in control” (as described in the 2017 Incentive Plan), the unvested RSUs of Ms. Young will vest immediately before such change in control, if such awards are not continued, converted, assumed or replaced with a substantially similar award in accordance with the terms of the 2017 Incentive Plan. With respect to any unvested PSUs of Ms. Young, such award will (i) vest at “target” upon a termination due to such executive’s death or disability, and (ii) vest at a “pro-rata acceleration amount” upon a termination of executive without “cause” or for “good reason.” In the event of a “change in control” of our company or Switch, Ltd. or “sale of the company,” the unvested PSUs of Ms. Young will vest in full immediately prior to such event.

Assuming a hypothetical change in control date or sale of the company date of December 31, 2021, Ms. Young would receive an estimated amount of $394,373 as a result of the immediate vesting of her unvested PSUs.

Name	Payment	Change in Control or Sale of the Company ($)	Termination Upon Death or Disability ($)	Termination Without Cause or For Good Reason ($)	Change in Control Termination ($)
Rob Roy	Base Salary	—	1,046,000	1,046,000	2,092,000
	Bonus	—	1,496,970	1,496,970	1,496,970
	Accelerated Vesting of RSUs(1)	—	8,642,607	8,642,607	12,673,343
	Accelerated Vesting of PSUs(1)	8,707,247	2,836,211	5,672,422	8,707,247
	Accelerated Vesting of Stock Options(2)	—	12,535,095	12,535,095	14,380,383
	Continued Health Benefits	—	19,046	19,046	19,046
Thomas Morton	Base Salary	—	808,000	808,000	1,212,000
	Bonus	—	1,156,359	1,156,359	1,156,359
	Accelerated Vesting of RSUs(1)	—	6,937,667	6,937,667	6,937,667
	Accelerated Vesting of PSUs(1)	4,399,104	1,295,448	2,590,896	4,399,104
	Accelerated Vesting of Stock Options(2)	—	7,973,170	7,973,170	7,973,170
	Continued Health Benefits	—	29,804	29,804	29,804
Gabe Nacht	Base Salary	—	470,000	470,000	470,000
	Bonus	—	457,392	457,392	457,392
	Accelerated Vesting of RSUs(1)	—	3,988,149	3,988,149	3,988,149
	Accelerated Vesting of PSUs(1)	2,123,713	559,025	1,118,050	2,123,713
	Accelerated Vesting of Stock Options(2)	—	7,266,221	7,266,221	7,266,221
	Continued Health Benefits	—	30,250	30,250	30,250
Jonathan King	Base Salary	—	400,000	400,000	400,000
	Accelerated Vesting of RSUs(1)	—	5,012,000	5,012,000	5,012,000
	Continued Health Benefits	—	30,530	30,530	30,530

(1)	Reflects the value of accelerated vesting of RSUs and PSUs based on the closing price of our Class A common stock on December 31, 2021 of $28.64.
(2)

Reflects the value of accelerated vesting of stock options equal to the excess of (a) the closing price of our Class A common stock on December 31, 2021 of $28.64 over (b)  the applicable exercise price of the options.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to determine and disclose the pay ratio of our CEO to that of our median compensated employee.

To determine total compensation, we used: the W-2 Gross Wages amount for all active employees as of December 31, 2021 who were employed during the entire 2021 calendar year (excluding our CEO); and annualized the compensation of active employees who were hired in 2021 but did not work for us the entire fiscal year (including employees who joined Switch in June 2021 in connection with our acquisition of Data Foundry). Other than the foregoing, we did not make any assumptions, adjustments or estimates with respect to our employees’ salary and wages as reflected in our payroll records, and used this consistently applied compensation measure to identify our median employee. We calculated annual total compensation for our median employee using the same methodology we use for our NEOs as set forth in the 2021 Summary Compensation Table above in this proxy statement.

As disclosed in the 2021 Summary Compensation Table above, the annual total compensation for fiscal year 2021 for our CEO was $8,758,715. The annual total compensation for the median compensated employee for fiscal year 2021 was $71,564. The resulting CEO to median employee pay ratio is approximately 122 to 1.

DIRECTOR COMPENSATION

Our Board has approved a compensation program (the “Director Compensation Program”) for our non-employee directors. This program is intended to fairly compensate our directors for the time and effort necessary to serve on the Board. The Director Compensation Program consists of the components listed below:

•	Annual Cash Retainer: $67,500

•

Annual Equity Retainer: Valued on the date of grant at $200,000 and to be granted at each annual stockholder meeting; provided that a new non-employee director will receive a pro-rata portion of such award based on such director’s service period on the Board between the appointment date and the next annual stockholder meeting. Each award will vest in full on the earlier of the one-year anniversary of the grant date and the date of the annual stockholder meeting following the grant date.

•	Lead Independent Director Retainer: $20,000

•	Annual Committee Chair Retainers:

•	Audit: $22,500

•	Compensation: $20,000

•	Nominating and Corporate Governance: $15,000

•	Annual Committee Member Retainers:

•	Audit: $10,000

•	Compensation: $10,000

•	Nominating and Corporate Governance: $6,250

In August 2021, our Board formed a special committee to undertake an evaluation process of a REIT election. The members of the committee are: Ms. Sheehy (Chair), Ms. Pelletier, Mr. Genrich and Mr. Wolf. The annual chair and member retainers are $22,500 and $10,000, respectively.

The cash retainers are paid in quarterly installments in arrears.

The following table contains information concerning the compensation of our non-employee directors in 2021:

Name(1)	Fees Paid in Cash ($)	Stock Awards(2)(3) ($)	Option Awards(3) ($)	Total ($)
Angela Archon	77,083	199,992	—	277,075
Jason Genrich	25,833	154,513	—	180,346
Liane Pelletier	77,799	199,992	—	277,791
Zareh Sarrafian	83,750	199,992	—	283,742
Kim Sheehy	109,110	199,992	—	309,102
Donald D. Snyder	112,500	199,992	—	312,492
Tom Thomas	67,500	199,992	—	267,492
Bryan Wolf	101,549	199,992	—	301,541

(1)

Mr. Roy, our Chief Executive Officer, is not included in this table as he was an employee of the Company in 2021 and did not receive compensation for his services as a director. All compensation paid to Mr. Roy for the services he provided to us in 2021 is reflected in the Summary Compensation Table.

(2)

Amounts reflect the grant date fair value of 6,100 RSAs granted to Mr. Genrich on September 1, 2021 and 9,328 RSAs granted to each of the remaining eligible directors on June 11, 2021 pursuant to the 2017

Incentive Plan. These RSAs will vest in full on June 10, 2022. The grant date fair value of the RSAs was computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all equity awards in Note 13, Equity-Based Compensation, to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2021.
(3)	The following table sets forth summary information regarding the outstanding equity awards held by each director named below as of December 31, 2021:

Name	Number of Stock Awards That Have Not Vested (#)	Number of Securities Underlying Unexercised Option Awards (#)
Angela Archon	9,328	—
Jason Genrich	6,100	—
Liane Pelletier	9,328	—
Zareh Sarrafian	9,328	—
Kim Sheehy	9,328	—
Donald D. Snyder	9,328	99,438
Tom Thomas	9,328	—
Bryan Wolf	9,328	—

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee appoints, compensates, retains and oversees our auditors. The Audit Committee engages in an annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and considers the advisability and potential impact of selecting a different independent registered certified public accounting firm.

Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Notwithstanding the appointment of PwC, and even if our stockholders ratify their appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Our Board is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If our stockholders do not ratify the appointment of PwC, our Audit Committee may reconsider the appointment or may continue to retain PwC.

Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ACCOUNTING RELATED MATTERS

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by PwC for the years ended December 31:

Type of Fees	2021 ($)(1)	2020 ($)
Audit Fees	2,256,000	3,099,500
Audit-Related Fees	418,600	—
Tax Fees	—	—
All Other Fees	2,900	2,700

Total Fees	2,677,500	3,102,200

(1)

The amount of fees for 2021 is based on the fees billed and paid to date and on an estimate for the remaining services provided by PwC, including in connection with the audit of the Company’s 2021 financial statements and internal control over financial reporting. The final amount of the fees for those services may vary from the estimate.

•

“Audit Fees” include billed and unbilled fees for the audit of our consolidated financial statements and internal control over financial reporting included in our annual report on Form 10-K, the review of the unaudited interim financial statements included in our quarterly report on Form 10-Q, comfort letter procedures related to the issuance of our senior unsecured notes, and other professional services related to various consultation matters;

•	“Audit-Related Fees” include fees for due diligence and audit services in connection with our acquisition of Data Foundry; and

•	“All Other Fees” include software licensing fees for a technical accounting research tool.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditors are engaged to perform it.

The Audit Committee considered the compatibility of the provision of other services by its registered public accountant with the maintenance of its independence. Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by PwC, as described above.

Audit Committee Report

Our Audit Committee issued the following report for inclusion in this proxy statement for the Annual Meeting.

1. The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2021 with management of Switch, Inc. and with Switch, Inc.’s independent registered public accounting firm, PricewaterhouseCoopers LLP.

2. The Audit Committee has discussed with PricewaterhouseCoopers LLP those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”).

3. The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with PricewaterhouseCoopers LLP its independence from Switch, Inc. and its management.

4. Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the year ended December 31, 2021 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

Respectfully submitted,

Kim Sheehy (Chair)

Zareh Sarrafian

Bryan Wolf

PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our stockholders are being provided with an advisory (non-binding) vote on executive compensation. Although the vote is advisory and is not binding on the Board, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. This proposal is commonly known as a “Say-on-Pay” vote.

Consistent with the desire of the Company’s stockholders expressed at the 2020 annual meeting of stockholders to conduct the advisory vote on executive compensation annually, the Company has elected to provide for annual votes on executive compensation.

The Board is committed to corporate governance best practices and recognizes the significant interest of stockholders in executive compensation matters. As discussed in the Compensation Discussion and Analysis, the Compensation Committee believes it maintains an executive compensation program that appropriately aligns pay and performance and builds value for the Company’s stockholders. We encourage you to read our Compensation Discussion and Analysis contained in this proxy statement for a more detailed discussion of our compensation policies and procedures.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC in the Proxy Statement for the 2022 annual meeting of stockholders.”

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON OUR NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4

AMENDMENTS TO OUR ARTICLES OF INCORPORATION

The Board unanimously recommends that the stockholders of the Company approve the proposal to amend and restate our the Articles of Incorporation to impose certain ownership and transfer restrictions in connection with the Company’s anticipated election to be taxed as a real estate investment trust, and certain other governance provisions (the “Amendment”). The effects of the Amendment are summarized below. The full text of the proposed Amendment is contained in the Certificate of Amendment attached to this proxy statement as Appendix B. The Amendment as summarized below is qualified by reference to the specific terms of Appendix B. The Board believes the Amendment is advisable because it will facilitate the Company’s compliance with requirements for taxation as a REIT and provide certain enhancements to the Company’s governance. The Board further believes that the certificates of incorporation or charters of substantially all publicly traded REITs contain similar stock ownership and transfer restrictions as those included in the Amendment.

REIT Qualification

In order to qualify as a REIT under the Code, for each taxable year after the Company’s first taxable year for which an election is made to be taxed as a REIT, the Company’s shares of capital stock (the “Company stock”) must be beneficially owned by 100 or more “persons” during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Further, for the Company’s taxable years after its first taxable year for which an election is made to be taxed as a REIT, no more than 50% of the value of the outstanding shares of Company stock may be owned, directly or through certain constructive ownership rules, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the second half of any calendar year. To ensure compliance with these requirements, the Company proposes the Amendment, as further described below.

Ownership and Transfer Restrictions

The Amendment contains restrictions on the ownership and transfer of shares of Company stock that are intended to assist the Company in complying with the requirements described above and qualifying and maintaining its status as a REIT. The Amendment provides that (subject to certain exceptions described below) no “person” may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of any class of the Company’s common stock (other than the Class B common stock) or 9.8% in value of the aggregate of the outstanding shares of all classes and series of Company stock, in each case excluding any shares of Company stock that would not be treated as outstanding for federal income tax purposes. The Company refers to “persons” to mean an individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other entity and also includes a group, as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an “excepted holder limit” applies. The Company refers to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person that would have acquired actual, beneficial or constructive ownership of Company stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of Company stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related persons to be owned constructively by one person. As a result, the acquisition of less than 9.8% of any class of the Company’s outstanding shares of common stock (other than the Class B common stock) (or the acquisition of an interest in a person that owns, actually or constructively, Company stock of such class) by a person, could, nevertheless cause that person, or another person, to own constructively in excess of 9.8% of such class of the Company’s outstanding shares of common stock and thereby violate the applicable ownership limit.

The Amendment provides that the Board, in its sole and absolute discretion, prospectively or retroactively, may exempt a person from either or both of the ownership limits and may establish a different ownership limit (an “excepted holder limit”) with respect to a particular person (an “excepted holder”) if, among other limitations, the Board determines (i) that such waiver will not cause five or fewer individuals (for this purpose, the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust) to own, actually or beneficially, more than 49% in value of the aggregate of the outstanding shares of all classes or series of stock of the Company; (ii) that the stockholder’s ownership in excess of the ownership limits would not result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT; and (iii) that, subject to certain exceptions, such person does not and will not own, actually or constructively, an interest in a tenant of the Company (or a tenant of any entity owned in whole or in part by the Company) that would cause the Company to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

Additionally, the Amendment provides that as a condition of the exemption or establishing a different ownership limit, the Board may require an opinion of counsel or Internal Revenue Service ruling, in either case in form and substance satisfactory to the Board, in its sole and absolute discretion, in order to determine or ensure the Company’s status as a REIT and representations and undertakings from the person seeking the exemption or excepted holder limit in order to make the determinations above. The Amendment further provides that the Board may impose such conditions or restrictions as it deems appropriate in connection with such an exemption or different ownership limit.

The Amendment provides that the Board may, in its sole and absolute discretion, increase or decrease the ownership limits for one or more persons, except that a decreased stock ownership limit would not be effective for any person whose actual, beneficial or constructive ownership of Company stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of Company stock equals or falls below the decreased stock ownership limit, although any further acquisition of shares of Company stock or beneficial or constructive ownership of Company stock would be subject to the decreased ownership limit. The Amendment further provides that the Board may not increase or decrease any ownership limit if, among other limitations, the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49% in value of the outstanding shares of Company stock or could cause the Company to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause the Company to fail to qualify as a REIT.

The Amendment would further prohibit:

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any person from actually, beneficially or constructively owning shares of Company stock that could result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause the Company to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of Company stock that could result in the Company owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income the Company derives from such tenant, taking into account the Company’s other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Company to fail to satisfy any such gross income requirements imposed on REITs); and

•

any person from transferring shares of Company stock if such transfer would result in shares of Company stock being beneficially owned by fewer than 100 persons (determined under Section 856(a)(5) of the Code).

Further, the Amendment would provide that any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of Company stock that would or may violate the ownership limits or any of the other restrictions on ownership and transfer of Company stock described above must give written notice immediately to the Company or, in the case of a proposed or attempted transaction, provide the Company at least 15 days prior written notice, and provide the Company with such other information as it may request in order to determine the effect of such transfer on its status as a REIT.

The Amendment provides that if any purported transfer of Company stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by the Board, or could result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares causing the violation (rounded up to the nearest whole share) would be automatically transferred to a trust for the exclusive benefit of one or more charitable organizations selected by the Company. The prohibited owner would have no rights in shares of Company stock held by the trustee. The automatic transfer would be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to the Company’s discovery that the shares had been automatically transferred to a trust as described above, would be required to be repaid to the trustee upon demand. To determine which shares of capital stock of the Company would be transferred to a trust, shares would be so transferred in such manner as minimizes the aggregate value of the shares that would be transferred to the trust (with certain exceptions) and, to the extent not inconsistent therewith, on a pro rata basis (unless otherwise determined by the Board in its sole and absolute discretion). If the transfer to the trust as described above would not be automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of Company stock, then that transfer of the number of shares that otherwise would cause any person to violate the above restrictions would be void. If any transfer of shares of Company stock would result in shares of Company stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

The Amendment provides that shares of Company stock transferred to the trustee would be deemed offered for sale to the Company, or the Company’s designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a gift or other such transaction, the market price (as defined in the Amendment) on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (ii) the market price per share on the date the Company, or its designee, accepts such offer. The Amendment provides that the Company would also be permitted to reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. The Amendment further provides that the Company will have the right to accept such offer until the trustee has sold the shares of Company stock held in the trust. The Amendment also provides that upon a sale to the Company, the interest of the charitable beneficiary in the shares sold would terminate and the trustee would be required to distribute the net proceeds of the sale to the prohibited owner.

The Amendment provides that within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the ownership limits or other restrictions on ownership and transfer of Company stock. The Amendment further provides that upon such sale, the trustee will distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the market price on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the price per share received by the trustee (net of commissions and other expenses of sale) from the sale of the shares. The Amendment provides that the trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. The Amendment also provides that any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. Finally, the Amendment provides that if, prior to the Company’s discovery that shares of Company stock have been transferred to the trustee, such shares are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess shall be paid to the trustee upon demand.

The Amendment also provides that prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by the Company with respect to such shares, and the prohibited owner shall have no voting rights.

The Amendment provides that, subject to Nevada law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole and absolute discretion:

•	rescind as void any vote cast by a prohibited owner prior to the Company’s discovery that the shares have been transferred to the trust; and

•	recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, the Amendment provides that if the Company has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

The Amendment also provides that if the Board determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of Company stock set forth in the Nevada Articles of Incorporation, the Board may take such action as it deems advisable in its sole and absolute discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the Company to redeem shares of stock, refusing to give effect to the transfer on the Company’s books or instituting proceedings to enjoin the transfer.

The Amendment provides that every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Company stock, within 30 days after the end of each taxable year, must give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of Company stock that the owner beneficially owns and a description of the manner in which the shares are held. The Amendment further provides that each owner shall promptly provide to the Company such additional information as the Company may request to determine the effect, if any, of the person’s beneficial ownership on the Company’s status as a REIT and to ensure compliance with the ownership limits. In addition, the Amendment provides that any person that is a beneficial owner or constructive owner of shares of Company stock and any person (including the stockholder of record) who is holding shares of Company stock for a beneficial owner or constructive owner must, upon demand, disclose to the Company such information as the Company may request, in order that it may be able to determine its status as a REIT and to comply with the requirements of any taxing authority or governmental authority.

The Amendment provides that any certificates representing shares of Company stock issued after the effective date of the Amendment will bear a legend referring to the restrictions on ownership and transfer of Company stock described above.

These restrictions on ownership and transfer could have the effect of delaying, deferring or preventing a takeover or other transaction in which stockholders might receive a premium for their shares over the then prevailing market price or which stockholders might believe to be otherwise in their best interest.

Other Governance Provisions

Elimination of Class C Common Stock

The Amendment eliminates Class C common stock as a class of the Company’s common stock. There are no shares of Class C common stock currently outstanding, and the Company has no plans to issue any Class C common stock in the future. The 75,000,000 previously authorized shares of Class C common stock will be added to the number of authorized Class A common stock.

Stockholder Action by Written Consent

The Amendment allows action by written consent of the stockholders if (a) such written consent and the taking of the action specified therein have been previously approved by the affirmative vote of Directors constituting a majority of the Whole Board and (b) such written consent is signed by the holders of outstanding shares of the relevant class(es) or series of stock of the Corporation representing not less than the minimum amount of voting power that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding (other than treasury stock) entitled to vote thereon were present and voted. The Company’s current Articles of Incorporation do not allow actions by written consent of the stockholders. The Board believes that stockholder participation and corporate democracy are enhanced if stockholders have the right to take action without a meeting by written consent, provided that this right is subject to reasonable safeguards to enhance transparency and prevent the disenfranchisement of minority stockholders and the waste of corporate resources.

Stockholder Special Meetings by a Majority of Stockholders

The Amendment permits special meetings of the stockholders to be called upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting. The Company’s current Articles of Incorporation do not allow stockholders to call a special meeting. This ownership threshold strikes a reasonable and appropriate balance between empowering stockholders with an important right and protecting against the risk that a small minority of stockholders with potentially narrow, short-term interests would call a special meeting. Stockholder meetings are significant events that require a substantial monetary commitment on the part of the Company and attention of the Board, officers and employees, diverting attention away from their focus on meeting business objectives and enhancing stockholder value.

Amendment of Articles of Incorporation and Bylaws by a Majority of Stockholders

The Amendment permits the Articles of Incorporation and bylaws to be amended by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except for provisions regarding director removal and the limitation of liability of directors and officers, which require the affirmative vote of stockholders entitled to cast two-thirds of all the votes entitled to be cast on the matter. Currently, the Articles of Incorporation and bylaws provide that amendments require the affirmative vote of at least two-thirds of the voting power of the stock of the Company entitled to vote thereon. The Board recognizes that many stockholders believe that supermajority voting provisions conflict with principles of good corporate governance. Ultimately, the Board concluded that modifying these provisions would strengthen the Company’s commitment to corporate governance by enhancing stockholder participation rights.

Majority Voting Standard To Elect Directors in Uncontested Elections

The Amendment provides that, in an “uncontested election,” which is an election in which the number of nominees for director is less than or equal to the number of directors to be elected, a nominee for director shall be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote thereon. This means that the votes cast “for” a director nominee must exceed the votes cast “against” such nominee. If a nominee does not receive the required votes for election at the meeting, the Company’s Corporate Governance Guidelines require that the director tender his or her resignation to the Board.

Effectiveness of the Amendment

The ownership limits and other restrictions on ownership and transfer of Company stock described above will not apply until the Amendment is approved by the Company’s stockholders and filed with the Secretary of State of the State of Nevada and will not apply if the Board determines that the Amendment is no longer in the best interest of the Company or its stockholders, including to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the above-described Articles of Incorporation provisions is no longer required in order for the Company to qualify as a REIT.

If Proposals No. 4 and No. 5 are approved by the Company’s stockholders, the Amendment would become effective when the Certificate of Amendment is filed with the Secretary of State of the State of Nevada. The Company expects to file the Certificate of Amendment to become a REIT prior to the end of 2022.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO SWITCH’S ARTICLES OF INCORPORATION.

PROPOSAL NO. 5

REINCORPORATION AS A MARYLAND CORPORATION, THROUGH AND INCLUDING A MERGER WITH AND INTO THE COMPANY’S WHOLLY OWNED SUBSIDIARY, SWITCH MARYLAND, INC.

General

The Board unanimously recommends that the stockholders of the Company approve the proposal for the Company to change its state of incorporation from Nevada to Maryland.

The following discussion summarizes certain aspects and consequences of the reincorporation of the Company as a Maryland corporation, through and including a merger with and into our wholly owned subsidiary (the “Reincorporation Proposal”), which are related primarily to (a) what the Board believes are the advantages of Maryland law over Nevada law, (b) certain other differences between the Maryland General Corporation Law (the “MGCL”) and the Nevada Revised Statutes (the “NRS”), and (c) certain differences in the provisions of the Nevada Articles of Incorporation and the Company’s current Amended and Restated Bylaws (the “Nevada Bylaws”), as compared to the charter and bylaws of the proposed new Maryland corporation, Switch Maryland, Inc. (“Switch Maryland”). Switch Maryland, a wholly owned subsidiary of the Company, was incorporated in Maryland on March 30, 2022, specifically for the purpose of effecting the change of the Company’s state of incorporation and will have conducted no business and have no material assets or liabilities at the time of the Merger (as defined below).

If it is approved by the Company’s stockholders, the Reincorporation Proposal will be accomplished by the merger of the Company with and into Switch Maryland whereby the separate legal existence of the Company will cease and Switch Maryland, as the surviving corporation, will succeed to all business, properties, assets and liabilities of the Company (the “Merger”). The Merger shall have the effects specified in the NRS and MGCL, and as a result of the Merger, the Company’s legal domicile will be changed from Nevada to Maryland. Switch Maryland will change its name to “Switch, Inc.” as part of the Merger and, therefore, the name of the Company will remain Switch, Inc.

In addition, the reincorporation of the Company will not, in and of itself, result in any change in the business, management, location of the principal executive offices, assets, liabilities or stockholders’ equity of the Company. Switch will continue to operate as a company principally engaged in the design, construction and operation of exascale data centers. The directors and officers of the Company prior to the Merger will be the directors and officers of Switch Maryland after the Merger. This assumes, of course, in the case of the director nominees named in Proposal No. 1 of this proxy statement, that they are re-elected at the Annual Meeting. The Company anticipates that the Merger will not cause any significant change in the business or financial condition of the Company, and the Company anticipates that the Merger will not cause any change in the Company’s management or day-to-day operations, except for any changes attributable to the differences between the Nevada organizational documents and the Maryland organizational documents, and between the MGCL and the NRS, as generally described below. Switch Maryland will have substantially identical share ownership and transfer provisions as those being proposed for the Company in Proposal No. 4 of this proxy statement.

Upon the terms and subject to the conditions of the Agreement and Plan of Merger by and between the Company and Switch Maryland (the “Merger Agreement”), at the Effective Time (as defined in the Merger Agreement) of the Merger, (a) each issued and outstanding share of Class A common stock of the Company, issued and outstanding immediately prior to the Effective Time, will be automatically converted into one validly issued, fully paid and non-assessable share of Class A common stock of Switch Maryland, par value $0.001 per share, (b) each issued and outstanding share of Class B common stock of the Company, issued and outstanding immediately prior to the Effective Time, will be automatically converted into one validly issued, fully paid and non-assessable share of Class B common stock of Switch Maryland, par value $0.001 per share, and (c) each share of the Class A common stock of Switch Maryland issued and outstanding immediately prior to the Effective Time will be cancelled, without payment of any consideration therfor and will cease to exist. In addition, at the Effective Time, each outstanding option, warrant or other right to purchase shares of common stock of the Company will continue outstanding as an option, warrant or other right to purchase shares of common stock of Switch Maryland upon the same terms and conditions as exist immediately prior to the Effective Time.

Following the Effective Time, each outstanding book-entry representing shares of common stock of the Company will continue to represent the same number of shares of common stock of Switch Maryland. It will not be necessary for stockholders of the Company to exchange their existing book-entries for book-entries of Switch Maryland.

The Class A common stock of the Company is listed for trading on the New York Stock Exchange and trades under the symbol “SWCH.” At the Effective Time, this symbol will, without interruption, represent shares of common stock of Switch Maryland and shares of its common stock will be listed for trading on the New York Stock Exchange. At the Effective Time, the common stock of Switch Maryland will be deemed registered under the Exchange Act by operation of Exchange Act Rule 12g-3(a).

Also at the Effective Time, the Company will be governed by the MGCL, the charter of Switch Maryland (the “Maryland Charter”) and the bylaws of Switch Maryland (the “Maryland Bylaws”), which will result in certain changes in the rights of stockholders and other matters related to the Company. Many significant changes are discussed in this proxy statement under “— Comparison of Nevada Organizational Documents and NRS to Maryland Organizational Documents and MGCL,” but this proxy statement may not discuss all of the changes that may be important to you as a stockholder. The summary provided herein is not intended to be a complete description of the Reincorporation Proposal or the differences between stockholders’ rights under the NRS and the MGCL and is qualified in its entirety by reference to the NRS and MGCL, the Merger Agreement attached to this proxy statement as Appendix C, the Maryland Charter attached to this proxy statement as Appendix D, the Maryland Bylaws attached to this proxy statement as Appendix E, the Nevada Articles of Incorporation and the Nevada Bylaws. The Maryland Charter and the Maryland Bylaws are sometimes referred to herein as the “Maryland organizational documents,” and the Nevada Articles of Incorporation and the Nevada Bylaws are sometimes referred to herein as the “Nevada organizational documents.”

Copies of the Nevada Articles of Incorporation and the Nevada Bylaws are available at the website maintained by the SEC (www.sec.gov). In addition, these documents are available for inspection at the Company’s principal business office and will be provided to any stockholder upon written request without charge. A request for copies of these documents should be directed to our Secretary at our offices at 7135 S. Decatur Blvd., Las Vegas, Nevada 89118.

Approval of the Reincorporation Proposal by stockholders of the Company will constitute approval of the Merger and the Merger Agreement, and specific approval of the Maryland Charter and the Maryland Bylaws and of all other transactions and proceedings relating to the Merger, including ratification of the re-election of directors of Switch Maryland as set forth under “Comparison of Nevada Organizational Documents and NRS to Maryland Organizational Documents and MGCL — Number of Directors” (assuming, again, their re-election at the Annual Meeting), and the assumption by Switch Maryland, as the surviving corporation in the Merger, of the Company’s employee benefit plans, including, but not limited to, the 2017 Incentive Plan, agreements and arrangements, and the obligations of the Company under such plans, agreements and arrangements. Pursuant to the Merger Agreement, the Maryland Charter and the Maryland Bylaws will replace the Nevada Articles of Incorporation and the Nevada Bylaws, respectively, as the Company’s principal corporate governance documents at the Effective Time. Differences exist between the Nevada organizational documents and the Maryland organizational documents. Accordingly, because of these differences and for other reasons, stockholders are urged to carefully read and consider this proxy statement and the attached appendices.

For purposes of this proposal, the “Company” refers in most places to Switch, Inc., as incorporated under the laws of the State of Nevada. In those instances where reference is made to the “Company” after the Effective Time of the Merger, the reference means Switch, Inc., as reincorporated under the laws of the State of Maryland.

Effective Time

If Proposal No. 4 of this proxy statement and the Reincorporation Proposal are approved by the Company’s stockholders, the Merger will be effective as of the later of the time that the State Department of Assessments and Taxation of Maryland (“SDAT”) accepts the articles of merger for record or such later time established under such articles of merger, not to exceed 30 days after the articles of merger are accepted for record by the SDAT. Subject to stockholder approval of the Reincorporation Proposal, the filing of articles of merger in Nevada and the filing of articles of merger in Maryland will be made at such time as the Boards of the Company and Switch Maryland determine is advisable. The Company anticipates that the Merger will become effective prior to the end of 2022. However, the Company has reserved the right to abandon the Merger prior to the Effective Time, either before or after stockholder approval, if it determines that the Merger is no longer in the best interest of the Company or its stockholders. In addition, the Merger Agreement may be amended prior to the Effective Time, either before or after stockholder approval thereof, subject to applicable law.

Regulatory Approvals

To the Company’s knowledge, the only required regulatory or governmental approval or filing necessary in connection with the consummation of the Merger will be the filing with and acceptance for record by the SDAT of the articles of merger and the filing of the articles of merger with the Secretary of State of Nevada. All regulatory approvals necessary in connection with the consummation of the Merger and transactions contemplated thereby must have been obtained.

Principal Reasons for and Effects of Changing the State of Incorporation

The Board of the Company has concluded that, when compared with Nevada, Maryland has more comprehensive and flexible laws governing entities that qualify as REITs under the Code and courts with more experience in addressing issues pertinent to entities that so qualify. Maryland has laws specific to REITs, including (a) provisions that specifically validate charter restrictions on the ownership and transfer of stock, which, among other things, facilitate satisfaction of certain of the U.S. federal income tax requirements for qualification as a REIT, and (b) provisions that permit the issuance of shares without consideration to holders for the specific purpose of satisfying the U.S. federal income tax requirements for qualification as a REIT regarding stock ownership. Maryland also has a separate statute governing REITs that are organized as trusts, and while this statute does not apply to corporations, like Switch Maryland, the Company believes it helps provide greater certainty with respect to the treatment of a REIT under state law. In addition to the foregoing provisions, over 70% of the public companies that qualify as REITs under the Code are currently formed under Maryland law, which means that stockholders of Switch Maryland would hold stock of an entity with corporate governance arrangements more likely to be aligned with other REITs following the reincorporation.

In addition, the Board of the Company believes that there are other provisions of Maryland law that are beneficial to stockholders of Maryland corporations generally, as well as REITs, including:

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Maryland law, similar to that of Nevada, provides broad exculpation from liability for and indemnification of directors and officers, which the Company believes facilitates its efforts to attract and retain qualified directors and officers.

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While both Maryland and Nevada provide a broad, stable standard of conduct for directors of corporations, which is much less susceptible to shifting changes based on individual cases, and a presumption that directors satisfy this standard of conduct, Maryland law provides additional clarity with respect to director duties in that it has a specific statute that provides that the duty of a director does not require him or her to (a) act to accept, recommend or respond on behalf of a corporation to any proposal by an acquiring person, (b) act to authorize the corporation to redeem any rights under, modify or render inapplicable, a stockholder rights plan, (c) act or fail to act solely because of the effect that the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to stockholders in an acquisition or (d) make or not make a determination or an election in connection with various takeover-related provisions of Maryland law. Maryland law also specifically provides that an act of a director relating to or affecting an acquisition or potential acquisition of control of a corporation may not be subject to a higher duty or greater scrutiny than is applied to any other act of a director.

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The Maryland Bylaws as permitted by Maryland law, will provide that a special meeting of the stockholders may be called by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting. Under Nevada law, absent a contrary provision in the Articles of Incorporation or Bylaws, special meetings of the stockholders may be called solely by the entire Board, any two directors or the president.

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The charter of a Maryland corporation may permit the board of directors of a Maryland corporation, under certain circumstances, to amend the charter to increase or decrease authorized but unissued shares of stock without a stockholder vote, which the Company believes will provide it with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise on a time-sensitive basis in rapidly changing global financial markets.

Although there are other differences between the NRS and the MGCL, the Board does not believe that any of these differences, as applied by the provisions of the Maryland Charter and the Maryland Bylaws, will have a significant impact on the Company’s operations or the rights of stockholders. See “— Comparison of Nevada Organizational Documents and NRS to Maryland Organizational Documents and MGCL.”

Comparison of Nevada Organizational Documents and NRS to Maryland Organizational Documents and MGCL

Upon consummation of the Merger, the Company’s corporate affairs will be governed by the MGCL, the Maryland Charter and the Maryland Bylaws. Although it is impracticable to compare all of the aspects in which the MGCL and the NRS differ, the following is a summary of certain significant differences and important similarities between provisions affecting holders of shares of common stock of the Company under the NRS, the Nevada Articles of Incorporation and the Nevada Bylaws and those affecting holders of shares of common stock of Switch Maryland under the MGCL, the Maryland Charter and the Maryland Bylaws. This discussion is qualified in its entirety by reference to the MGCL and the Maryland Charter and the Maryland Bylaws, copies of which are attached to this proxy statement as Appendices D and E, respectively, and the NRS, the Nevada Articles of Incorporation and the Nevada Bylaws.

The MGCL, Maryland Charter and Maryland Bylaws provide for many of the same rights and obligations of stockholders as do the NRS and the Company’s Nevada organizational documents, although the Maryland Charter and Maryland Bylaws differ from the Nevada organizational documents in certain respects. The Board of Directors of the Company does not have any present intention of amending or otherwise altering the Maryland Charter or Maryland Bylaws. However, economic and/or business conditions and considerations may arise which may, in the opinion of the Company’s present or future directors, make it in the Company’s best interests to amend or supplement the Maryland Charter or the Maryland Bylaws, or both, at some future date. Therefore, there can be no assurance that such Maryland organizational documents will not be amended or supplemented, including changes to provisions that directly affect the rights of stockholders. Stockholders also should refer to the NRS and the MGCL with respect to the matters discussed in this proxy statement.

Capital Stock

The Company

As of December 31, 2021, the Company’s authorized capital stock consisted of:

•	Preferred stock, 10,000,000 shares authorized, none issued and outstanding;

•	Class A common stock, $0.001 par value per share, 750,000,000 shares authorized, 145,187,010 shares issued and outstanding;

•	Class B common stock, $0.001 par value per share, 300,000,000 shares authorized, 98,330,748 shares issued and outstanding; and

•	Class C common stock, $0.001 par value per share, 75,000,000 shares authorized, none issued and outstanding.

Under the Nevada organizational documents, each Stockholder of record, or such Stockholder’s duly authorized proxy, shall be entitled to one vote for each share of voting stock standing registered in such Stockholder’s name at the close of business on the record date. The number of authorized shares of any of the Class A common stock, Class B common stock, Class C common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of the Class A common stock, Class B common stock, Class C common stock or preferred stock, or of any class or series thereof, unless a separate vote of any such holders is required pursuant to the terms of any preferred stock designation, irrespective of the provisions of Section 78.2055 and 78.207 of the NRS.

The Nevada Articles of Incorporation also provide for the issuance of shares of preferred stock in one or more classes or series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued class or series of preferred stock, and the treatment in the case of a merger, business combination transaction, or sale of the Corporation’s assets, and to increase or decrease the number of shares of any class or series so created subsequent to the issue of that class or series but not below the number of shares of such class or series then outstanding.

Switch Maryland

Switch Maryland’s authorized capital stock will consist of 825,000,000 shares of Class A common stock, $0.001 par value per share, 300,000,000 shares of Class B common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. There are 1,000 shares of Switch Maryland’s Class A common stock, issued and outstanding, all of which are owned by the Company and will be cancelled in the Merger, and no shares of any other class or series of stock are issued and outstanding. Each share of Switch Maryland’s Class A common stock and Class B common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders.

Under the Maryland Charter, the Board of Switch Maryland has rights and powers with respect to the issuance of common stock and preferred stock that are similar in many, but not all, respects to those provided in the Nevada Articles of Incorporation. The Maryland Charter provides that the Board of Switch Maryland may reclassify any unissued shares of common stock and preferred stock from time to time into one or more classes or series of stock.

As permitted by the MGCL, the Maryland Charter provides that the Board of Switch Maryland, with the approval of a majority of the entire Board of Switch Maryland and without stockholder approval, may amend the Maryland Charter from time to time to increase or decrease (but not below the number of shares issued and outstanding) the aggregate number of shares of stock or the number of shares of stock of any class or series that

Switch Maryland has authority to issue. In addition, the Board of Switch Maryland may authorize the issuance from time to time of shares of stock of the corporation of any class or series, or securities or rights convertible into shares of its stock of any class or series, in each case whether now or hereafter authorized, for such consideration as the Board may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Maryland Charter or the Maryland Bylaws, without stockholder approval and without authority of the stockholders to vote otherwise.

Extraordinary Transactions

The Company

Under the NRS, stockholder approval is generally required for a merger, conversion or exchange as well as dissolution. For a plan of merger, conversion or exchange to be approved under the NRS, the Board must recommend the plan of merger, conversion or exchange to the stockholders, unless the Board determines that because of a conflict of interest or other special circumstances it should make no recommendation and it communicates the basis for its determination to the stockholders with the plan; and the stockholders entitled to vote must approve the plan and the stockholders entitled to vote must approve the plan by a majority of the voting power. A Nevada corporation may sell, lease or exchange all of a corporation’s property and assets, including its goodwill and its corporate franchises, upon such terms and conditions as its board of directors may approve, subject to authorization by the affirmative vote of stockholders holding a majority of the voting power.

As of the date of this proxy statement, the Company’s management is not aware of any specific effort by any party to accumulate additional holdings of the Company’s securities, other than for investment purposes, or to effect a change in control of the Company by merger, tender offer, solicitation in opposition to the Board or otherwise.

Switch Maryland

Under the MGCL, a Maryland corporation generally is not permitted to dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such action is first advised by the board of directors and submitted to the stockholders for approval and thereafter approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Under the MGCL, the term “substantially all of the company’s assets” is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction.

The Maryland Charter provides that the foregoing items must be approved by a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.

Dividends and Other Distributions

The Company

Under Nevada law, no distribution (including dividends, redemption, or repurchase of stock) may be made if, after giving effect to the distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Like the corresponding provisions of the MGCL, Nevada’s statute on dividends and other distributions is based on the Model Business Corporation Act.

Under the Nevada organizational documents, subject to applicable law and the rights, if any, of the holders of any outstanding class or series of preferred stock or any class or series of stock having a preference over or the right to participate with the Class A common stock with respect to the payment of dividends, dividends may be declared and paid on the Class A common stock out of the assets of the Corporation that are by law available therefor, at such times and in such amounts as the Board in its discretion shall determine. Dividends may not be declared or paid on the Class B common stock or the Class C common stock. The Maryland Charter includes a substantially similar provision.

Switch Maryland

Under the MGCL and the Maryland Charter, subject to any preferential dividend rights of any then outstanding preferred stock, Switch Maryland is permitted to pay dividends and make other distributions (including share buybacks and redemptions) to its stockholders from time to time as authorized by the Board. However, the MGCL provides that no dividend or other distribution may be made if, after giving effect to the distribution (i) the corporation would not be able to pay its debts as they become due in the usual course of business (equity solvency test), or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution (balance sheet solvency test). The MGCL provides an exception to the balance sheet solvency test (clause (ii)) by providing that, even if the corporation cannot satisfy that test, it may make a distribution from the net earnings of the corporation for the fiscal year in which the distribution is made, the net earnings of the corporation for the preceding fiscal year, or the sum of the net earnings of the corporation for the preceding eight fiscal quarters. The Company has declared and paid annual cash dividends of $0.205, $0.159, and $0.118 per share of Class A common stock for fiscal 2021, fiscal 2020 and fiscal 2019, respectively.

Amendment of Organizational Documents

The Company

To amend a Nevada charter under the NRS, the Board must adopt a resolution setting forth the amendment to the articles of incorporation. Then, holders of a majority of the voting power (as well as a majority of any class adversely affected by the amendment) must approve the amendment.

Under the Nevada organizational documents, the bylaws may be altered, amended or repealed, and new bylaws made, only by the affirmative vote of (a) a majority of the Board or (b) stockholders representing at least two-thirds or more of the votes eligible to be cast in an election of directors.

Switch Maryland

The Maryland Charter generally may be amended by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except for provisions regarding director removal and the limitation of liability of directors and officers, which require the affirmative vote of stockholders entitled to cast two-thirds of all the votes entitled to be cast on the matter. Under the MGCL, the Maryland Charter may, however, be amended by the Board of Switch Maryland without stockholder approval to, among other things, change the name of the corporation or change the name, the designation or the par value of any class or series of stock of the corporation and the aggregate par value of that stock.

The Maryland Bylaws provide that the Board and a majority vote of stockholders of Switch Maryland have concurrent power to alter, amend or repeal the Maryland Bylaws or create new Maryland Bylaws.

Preemptive Rights

Under the NRS and the MGCL, stockholders do not have preemptive rights to purchase shares of stock unless articles of incorporation, in the case of a Nevada corporation, or the charter, in the case of a Maryland corporation, provide for preemptive rights. Neither the Nevada Articles of Incorporation nor the Maryland Charter provides stockholders with any preemptive rights.

Special Meetings of Stockholders; Requirements for Presentation by Stockholders of Proposals of New Business and Nominations of Directors at Meetings of Stockholders

The Company

Under Nevada law, special meetings of the stockholders and directors may be called by the entire Board, any two directors, or the president of the corporation unless otherwise provided in the articles of incorporation or bylaws. The Nevada Organizational Documents provide that nomination of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board or a committee appointed by the Board or (iii) by any stockholder who (1) was a stockholder of record at the time the notice provided for in the Nevada Bylaws is delivered to the secretary, who is entitled to vote at the meeting and who complies with the notice procedures or (2) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act, which proposal has been included in the proxy statement for the annual meeting.

Except for nominations that are included in the Corporation’s proxy statement for an annual meeting of stockholders pursuant to the Nevada Bylaws, for any nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary and must provide any updates or supplements to such notice at the times and in the forms required, and any such proposed business (other than the nominations of persons for election to the Board) must constitute a proper matter for stockholder action. See “Action by Stockholders in Lieu of a Meeting.”

Switch Maryland

Under the MGCL, special meetings of stockholders may be called by the president, the board of directors or any other person specified in the Maryland Charter or Maryland Bylaws. In addition, the secretary of a Maryland corporation is required to call a special meeting of stockholders on the written request of stockholders entitled to cast 25% of all the votes entitled to be cast at the meeting. However, the MGCL permits the 25% requirement to be increased to as high as a majority in the Maryland Charter or Maryland Bylaws. The Maryland Bylaws provide that special meetings of stockholders may be called by the Board, the chairman of the Board, the chief executive officer or the president. Additionally, subject to the provisions of the Maryland Bylaws, special meetings of the stockholders must be called by the secretary upon the written request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting.

The Maryland Bylaws provide that nominations of individuals for election to the Board and the proposal of other business to be considered by the stockholders at an annual meeting of stockholders must be delivered to the secretary of the corporation at the principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than 150 days prior to the date of such annual meeting and not later than the later of 120 days prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. In addition to meeting the applicable deadline, stockholder proposals or nominations of directors typically must be accompanied by certain information specified in the bylaws.

Under the Maryland Bylaws, only the business specified in the notice of the meeting may be brought before a special meeting of stockholders. Nominations of individuals for election as directors at a special meeting of stockholders must be delivered to the secretary of the corporation at the principal executive offices not earlier than the 120th day before such special meeting nor later than the later of the close of business on the 90th day before the special meeting and the tenth day after the first public announcement is made of the date of the special meeting and of the nominees of the Board to be elected at the meeting.

The Maryland Bylaws also include provisions permitting, subject to certain eligibility, procedural and disclosure requirements, qualifying stockholders, or a qualifying group of no more than 20 stockholders, that have maintained continuous ownership of at least three percent of our outstanding shares of common stock for at least three years to require Switch Maryland to include in Switch Maryland’s proxy materials for an annual meeting of stockholders a number of director nominees not to exceed the greater of two nominees or 20 percent of the number of directors up for election.

Actions by Stockholders in Lieu of a Meeting

The Company

Under the Nevada organizational documents, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Switch Maryland

Under the MGCL, holders of common stock may take action only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting unless the charter provides for a lesser percentage.

The Maryland Charter provides that any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of the proceedings of the stockholders or (b) if the action is advised and submitted to the stockholders for approval by the Board of Switch Maryland and a consent, setting forth the action so taken, is given in writing or by electronic transmission by stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders. Switch Maryland is required to give notice of action by stockholders by less than unanimous consent not later than ten days after the effective date of the action to each stockholder.

Voting for Election of Directors

The Company

Under Nevada law, unless elected by written consent, or unless the articles of incorporation or the bylaws require more than a plurality of the votes cast, directors of every corporation must be elected at the annual meeting of the stockholders by a plurality of the votes cast at the election. The articles of incorporation (or a certificate of designation) may provide for cumulative, or partially cumulative, voting. The Nevada organizational documents do not modify these statutory provisions and do not provide for cumulative voting.

Switch Maryland

The Maryland Bylaws provide that directors are elected by a majority of the votes cast in uncontested elections, but provide for a plurality vote in contested elections.

Under the Maryland Bylaws, an election will be considered contested if (i) the secretary of Switch Maryland receives notice that a stockholder has nominated an individual for election as a director in compliance with the requirements of advance notice of stockholder nominees for director under the Maryland Bylaws, and (ii) such nomination has not been withdrawn by such stockholder on or before the close of business on the tenth day before the date of filing of the definitive proxy statement of Switch Maryland with the SEC and, as a result of which, the number of nominees is greater than the number of directors to be elected at the meeting.

Under the MGCL, a corporation may provide for cumulative voting in the election of directors its charter. Pursuant to the Maryland Charter, Switch Maryland does not permit cumulative voting in the election of directors. The absence of cumulative voting means that stockholders entitled to cast a majority of all the votes entitled to be cast in the election of directors will be able to elect all of the Company’s directors, if they so choose, and thus preclude minority stockholder representation on the Board.

Number of Directors

The Company

A Nevada corporation must have at least one director, and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number of directors, and for the manner in which the number of directors may be increased or decreased. Unless otherwise provided in the articles of incorporation, directors need not be stockholders.

Under the Nevada organization documents, subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board shall be fixed exclusively by resolutions adopted by a majority of the Whole Board, as defined in the Company’s Amended and Restated Articles of Incorporation. The number of directors shall be no less than one director and no more than 15 directors, and directors need not be stockholders.

Switch Maryland

A Maryland corporation must have at least one director. The Maryland Charter and the Maryland Bylaws provide that the Board of Switch Maryland may establish, increase and decrease the number of directors from time to time as long as the number is not less than the minimum number required by the MGCL. Both the Company’s Board and Switch Maryland’s Board are currently comprised of nine members.

The Maryland Charter provides that each director will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies.

The Maryland Charter sets forth the names of the initial directors of Switch Maryland, as follows:

Name
Rob Roy Donald D. Snyder Angela Archon Jason Genrich Liane Pelletier Zareh Sarrafian Kim Sheehy Tom Thomas Bryan Wolf

The current term of each of the directors of the Company identified above expires at this Annual Meeting, and each has been nominated for re-election as a director of the Company for a term to expire at the annual meeting of stockholders of the Company in 2023 and when his or her successor is duly elected and qualifies. In the unlikely event that these individuals are not re-elected at the Annual Meeting, their terms as directors of Switch Maryland will expire at the time the Merger becomes effective. See “Proposal No. 1 — Election of Directors.”

The individuals identified above also comprise all of the current directors of the Company. Assuming the re-election at the Annual Meeting of the director nominees named in Proposal 1 of this proxy statement as directors of the Company, all of the individuals named above will also serve as directors of Switch Maryland following the Merger, for terms to expire as described above. For additional information regarding these individuals, see “Proposal No. 1 — Election of Directors.”

Removal of Directors

The Company

Under Nevada law, unless a higher proportion of votes is required by the articles, any one or all of the directors may be removed by the holders of not less than two-thirds of the voting power of issued and outstanding stock entitled to vote. The Nevada organizational documents do not modify this statutory provision; subject to the rights of the holders of any class or series of preferred stock then outstanding, any director, or the entire Board, may be removed from office by a vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote at an annual or special meeting duly noticed and called in accordance with the Articles of Incorporation.

Switch Maryland

The Maryland Charter provides that, subject to the rights of holders of shares of one or more classes or series of preferred stock to elect or remove one or more directors, any director, or the entire Board, may be removed from office at any time with or without cause by the affirmative vote of two-thirds of all the votes entitled to be cast generally for the election of directors.

Filling Vacancies on the Board of Directors

The Company

Under Nevada law, board vacancies may be filled by a majority vote of directors then in office, and entitled to vote thereon, though less than a quorum. The Nevada organizational documents are consistent with this statutory provision, adding that vacancies may also be filled by a sole remaining director entitled to vote thereon, and not by the stockholders.

Switch Maryland

The Maryland Charter provides that Switch Maryland has elected, at such time as it becomes eligible under Section 3-802(a) and (b) of the MGCL to make such election (which Switch Maryland is expected to be immediately following the Merger), to be subject to Section 3-804(c) of the MGCL so that, except as may be provided by the Board in setting the terms of any class or series of shares of stock of the corporation, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which such vacancy occurred.

Standards of Conduct for Directors

The Company

Under Nevada law, the business judgment rule is codified at NRS § 78.138.3, which provides that “[D]irectors and officers, in deciding upon matters of business, are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation.” Moreover, the presumption is to be applied in “all cases, circumstances and matters,” expressly including change in control scenarios, unless the articles of incorporation or bylaws provide otherwise. As such, the business judgment rule applies in all decisions made by officers and directors.

The statutory liability standard is the sole avenue to hold directors and officers individually liable for damages arising from official conduct. Nevada does not use a “entire fairness” doctrine in evaluating transactions. See “Transactions with Interested Directors” and “Limitations on Liability of Directors and Officers.”

The Nevada organizational documents do not modify these statutory provisions.

Switch Maryland

Under the MGCL, the standard of conduct for directors is set forth in Section 2-405.1(c) of the MGCL, which requires each director of a Maryland corporation to perform his or her duties in good faith, in a manner that he or she reasonably believes to be in the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. The MGCL contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

Limitations on Liability for Directors and Officers

The Company

Unless otherwise provided in the articles, and subject to certain statutory limitations, Nevada law provides that directors and officers will not be individually liable to the corporation, its stockholders or creditors for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (i) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.

Under the Nevada organizational documents, to the fullest extent permitted by Section 78.138 of the NRS or any successor provision of Nevada law, no director or officer shall be personally liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer.

Switch Maryland

As permitted by the MGCL, the Maryland Charter exculpates directors and officers from liability to the corporation and its stockholders for money damages, except to the extent (i) it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Indemnification of and Advance of Expenses to Directors and Officers

The Company

Indemnification is mandatory under Nevada law if the party is successful defending against an action. Discretionary indemnification is permitted (i) if the indemnified person is not liable pursuant to Section 78.138 of the NRS, or (ii) where a party acts in good faith and in a manner which he or she reasonably believes to be in or not opposed to the best interests of the Company.

In the case of a stockholder derivative action, indemnification is not permitted for any claim as to which the party has been adjudged (in a court with jurisdiction and after all appeals) to be liable to the corporation, or for amounts paid in settlement to the corporation, unless the court determines, in view of all of the circumstances of the case, that such person is fairly and reasonably entitled to such indemnity.

Nevada law permits a Nevada corporation to advance expenses of directors and officers upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The Nevada organizational documents authorize the corporation to indemnify and to advance expenses to each current, former or prospective director, officer, employee or agent of the corporation to the fullest extent permitted by Sections 78.7502 and 78.751 of the NRS, or any successor provision of Nevada law allowing greater indemnification or advancement of expenses.

A Nevada corporation may also, pursuant to an agreement or other method, indemnify or advance expenses to a person for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court, may not be made to or on behalf of any director or officer finally adjudged by a court to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.

Switch Maryland

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the Maryland Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party to or witness in by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in such proceeding. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty,

•	the director or officer actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by the Maryland corporation or in its right in which the director or officer was adjudged liable to the Maryland corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in the corporation’s right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Maryland Charter obligates Switch Maryland, to the maximum extent permitted by Maryland law, to indemnify any individual who is made or threatened to be made a party to or witness in a proceeding by reason of his or her service: (i) as a director or officer of Switch Maryland or (ii) while a director or officer and at Switch Maryland’s request, as a director, officer, partner, manager, member, trustee, employee or agent of another corporation, REIT, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, in each case, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Maryland Charter also permits Switch Maryland to indemnify and advance expenses to any individual who served a predecessor of Switch Maryland in any of the capacities described above and to any employee or agent of Switch Maryland or a predecessor of Switch Maryland.

Inspection of Books and Records

The Company

Under Nevada law, any person who has been a stockholder of record of any corporation and owns not less than 15 percent of all of the issued and outstanding shares of the stock of such corporation or has been authorized in writing by the holders of at least 15 percent of all its issued and outstanding shares, upon at least 5 days’ written demand, with an affidavit, is entitled to inspect in person or by agent or attorney, during normal business hours, the books of account and all financial records of the corporation, to make copies of records, and to conduct an audit of such records. The right of stockholders to inspect the corporate records may not be limited in the articles or bylaws of any corporation. As such, the Nevada organizational documents follow this statutory provision.

Switch Maryland

The MGCL provides that any stockholder, on written request, may inspect and copy during usual business hours the corporation’s bylaws, minutes of the proceedings of stockholders, annual statements of affairs, any voting trust agreements deposited with the corporation at the corporation’s principal office and a statement showing all stock and securities issued by the corporation during a specified period of not more than 12 months before the date of the request. Additionally, one or more persons who together are, and for at least six months have been, stockholders of record or holders of voting trust certificates of at least 5% of the outstanding stock of any class may (i) inspect and copy during usual business hours the corporation’s books of account and stock ledger, (ii) present to any officer or resident agent of the corporation a written request for a statement of its affairs, and (iii) in the case of any corporation which does not maintain the original or a duplicate stock ledger at the corporation’s principal office in Maryland, present to any officer or resident agent of the corporation a written request for a list of its stockholders; provided that, unless the charter provides otherwise, this inspection right does not apply to holders of any shares of any class or series of stock other than common stock.

Exclusive Forum

The Company

The articles of incorporation or bylaws of a Nevada corporation may require, to the extent not inconsistent with any applicable jurisdictional requirements, that any, all or certain internal actions must be brought solely or exclusively in the court or courts specified in the requirement, which must include at least one court in Nevada. Unless otherwise expressly set forth in the articles of incorporation or bylaws, such a requirement must not be interpreted as prohibiting any corporation from consenting, or requiring any corporation to consent, to any alternative forum in any instance. Absent contractual waiver, Nevada permits jury trials in corporate law cases.

The Nevada organizational documents provide that, unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County of the State of Nevada shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, any director or the Corporation’s officers or employees arising pursuant to any provision of the NRS, Section 92A of the NRS or the Nevada Amended and Restated Articles of Incorporation or the Nevada Bylaws, or (iv) any action asserting a claim against the Corporation, any director or the Corporation’s officers or employees governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the court determines that there is an indispensable party not subject to the jurisdiction of the court (and the indispensable party does not consent to the personal jurisdiction of the court within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the court, or for which the court does not have subject matter jurisdiction.

Switch Maryland

The Maryland Bylaws provide that, unless Switch Maryland consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, (b) any derivative action or proceeding brought on behalf of Switch Maryland (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of Switch Maryland’s directors, officers or other employees to Switch Maryland or to its stockholders, (d) any action asserting a claim against Switch Maryland or any of Switch Maryland’s directors, officers or other employees arising pursuant to any provision of the MGCL or the Maryland Charter or Maryland Bylaws or (e) any other action asserting a claim against Switch Maryland or any of Switch Maryland’s directors, officers or other employees that is governed by the internal affairs doctrine. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless Switch Maryland consents in writing to such court. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Exchange Act or any other claim for which federal courts have exclusive jurisdiction.

Dissenters’ or Appraisal Rights

The Company

Under NRS 92A.300 to 92A.500, dissenters’ rights are available to stockholders if the corporation takes any of the following actions:

•	A merger where (i) stockholder approval is required; (ii) the corporation is a subsidiary being merged with its parent; or (iii) the corporation is a publicly traded corporation.

•	A conversion.

•	An exchange.

•

Action taken by stockholder vote if dissenters’ rights are provided by (i) the articles of incorporation; (ii) the bylaws; (iii) a board resolution; or (iv) conferring full voting rights to control shares.

•	Action obligating the stockholder to accept money or scrip instead of fractional shares in exchange for the cancellation of all of the stockholder’s outstanding shares (subject to certain exceptions).

If dissenters’ rights are properly exercised, the corporation must pay in cash the amount it estimates to be the fair value of the shares, plus accrued interest. A stockholder dissatisfied with the amount of the payment (or offer of payment) may demand payment of the stockholder’s estimate of the fair value of the shares. If the stockholder’s demand remains unsettled, the corporation must, within 60 days of the demand, petition the court to determine the fair value of the shares and accrued interest.

Dissenters’ rights are not, however, available to stockholders of a class of securities (i) listed on a NYSE, Nasdaq NM or AMEX, (ii) traded in an organized market and held of record by more than 2,000 holders with a market value of at least $20 million, or (iii) issued by an open end management investment company registered with the SEC and redeemable by the holder at net asset value. However, dissenters’ rights are available for holders required to accept consideration other than shares or other interest that satisfies the standards listed at the beginning of this paragraph. There are no dissenters’ rights for stockholders of a corporation surviving a merger if action of the stockholders of the surviving corporation is not required to approve the merger.

Switch Maryland

Under the MGCL, subject to certain exceptions, a stockholder of a Maryland corporation generally has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor in the event of (1) a consolidation, merger, conversion, share exchange or the sale of all or substantially all the assets of the corporation, (2) an amendment to the charter that alters the contract rights, as expressly set forth in the charter, of outstanding stock unless the right to do so is reserved in the charter, and (3) in the case of certain business combination governed by Title 3 Subtitle 6 of the MGCL.

As permitted under the MGCL, the Maryland Charter provides that holders of the stock are not entitled to exercise the rights of an objecting stockholder under the MGCL unless the Board of Directors, upon such terms and conditions as may be specified by the Board, determines that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would be entitled to exercise such rights. Accordingly, unless the Board of Directors determines otherwise, a stockholder may not demand the fair value of such stockholder’s stock and will be bound by the terms of the transaction described above.

Dissolution

The Company

Under Nevada law, the Board must adopt a resolution and recommend dissolution to the stockholders. The Board may condition the proposal on any lawful basis. The corporation shall notify each stockholder, whether or not entitled to vote on dissolution, of the proposed dissolution and, unless approved by written consent, the stockholders entitled to vote must approve the dissolution. A holder of 10% or more of the corporation’s issued and outstanding capital stock may petition a court to appoint a receiver “whenever irreparable injury to the corporation is threatened or being suffered” and certain other malfeasance (willful violation of charger, fraud, collusion or gross management by directors, waste or other loss) has occurred.

Switch Maryland

The MGCL permits the dissolution of a corporation if (i) the Board adopts by a majority vote of the entire Board a resolution which declares that dissolution is advisable and directs that the proposed dissolution be submitted for consideration at either an annual or special meeting of the stockholders, and (ii) the dissolution is approved by the affirmative vote of not less than two-thirds (unless the charter of the corporation provides for a lesser percentage) of all votes entitled to be cast on the matter. The Maryland Charter provides that the dissolution of Switch Maryland must be approved by a majority of all the votes entitled to be cast on the matter.

Under the MGCL, stockholders entitled to cast at least 25% of all the votes entitled to be cast in the election of directors may petition a court of equity to dissolve the corporation if the directors are so divided regarding the management of the corporation’s affairs that the vote required for action by the board cannot be obtained or if a division of the stockholders makes election of directors impossible. However, under the MGCL any stockholder entitled to vote in the election of directors may petition a court of equity to dissolve the corporation if (i) the stockholders are so divided that they have failed, for a period which includes at least two consecutive annual meeting dates, to elect successors to directors whose terms would have expired on the election and qualification of their successors, or (ii) the acts of the directors or those in control of the corporation are illegal, oppressive or fraudulent.

Stockholders of a Maryland corporation with a class of equity securities registered under the Exchange Act are not permitted to petition a court of equity to dissolve a Maryland corporation on the grounds that the stockholders are so divided that directors cannot be elected or the stockholders are so divided that they have failed, for a period which includes at least two consecutive annual meeting dates, to elect successors to directors whose terms would have expired on the election and qualification of their successors.

Business Combinations with Certain Persons

The Company

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS generally prohibit a publicly traded Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of up to four years after the date of the transaction in which the person became an interested stockholder, unless the combination or transaction was approved by the Board before such person became an interested stockholder or the combination is approved by the Board, if within two years after the date on which the person became an interested stockholder, and is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% (for a combination within two years after becoming an interested stockholder) or a majority (for combinations between two and four years thereafter) of the outstanding voting power held by disinterested stockholders. Alternatively, a corporation may engage in a combination with an interested stockholder more than two years after such person becomes an interested stockholder if:

•

the consideration to be paid to the holders of the corporation’s stock, other than the interested stockholder, is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or the transaction in which it became an interested stockholder, whichever is higher, plus interest compounded annually, (b) the market value per share of common stock on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, less certain dividends paid or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher; and

•	the interested stockholder has not become the owner of any additional voting shares since the date of becoming an interested stockholder except by certain permitted transactions.

A “combination” is generally defined to include (i) mergers or consolidations with the “interested stockholder” or an affiliate or associate of the interested stockholder, or (ii) any sale, lease exchange, mortgage, pledge, transfer or other dispositions of assets of the corporation, to or with the interested stockholder or an affiliate or associate of the interested stockholder, or (iii) issuances of securities, in each case, meeting certain thresholds (5% or 10%) of market value or income, or (iv) adoption of a plan or proposal for liquidation or dissolution of the corporation with the interested stockholder or an affiliate or associate of the interested stockholder or (v) certain other transactions having the effect of increasing the proportionate share of voting securities beneficially owned by the interested stockholder or an affiliate or associate of the interested stockholder.

An “interested stockholder” means any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (ii) is an affiliate or associate of the corporation that beneficially owned, within two years prior to the date in question, 10% or more of the voting power of the then-outstanding shares of the corporation.

The Nevada organizational documents expressly elect to be governed by Sections 78.411 through 78.444 (Combinations with Interested Stockholders) and 78.378 through 78.3793 (Acquisition of Controlling Interest), inclusive, of the NRS.

Switch Maryland

Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock, or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the corporation’s then-outstanding voting stock.

A person is not an interested stockholder if the Board of the corporation approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, the Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by the Board and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then-outstanding shares of voting stock, voting together as a single group, and

•

two-thirds of the votes entitled to be cast by holders of the voting stock other than voting stock held by the interested stockholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested stockholder, voting together as a single voting group.

These super-majority vote requirements do not apply if the holders of the common stock receive a minimum price, as defined under the MGCL, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the Board before the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, the Board of Switch Maryland will adopt a resolution exempting any business combination between Switch Maryland and any other person from the provisions of this statute. However, the Board of Switch Maryland may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.

Restrictions on Voting Rights of “Control Shares”

The Company

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada, and having at least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation. The control share statute prohibits an acquiror, under certain circumstances, from voting its “control shares” of an issuing corporation’s stock after crossing certain ownership threshold percentages, unless the acquiror obtains approval of the issuing corporation’s disinterested stockholders or unless the issuing corporation amends its articles of incorporation or bylaws within 10 days of the acquisition. The statute specifies three thresholds of the outstanding voting power of a corporation:

•	one-fifth or more but less than one-third,

•	one-third but less than a majority, or

•	a majority or more.

Generally, once an acquiror crosses one of the foregoing thresholds, those shares acquired in an acquisition or offer to acquire in an acquisition and acquired within 90 days immediately preceding the date that the acquiror crosses one of the thresholds become “control shares,” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. In addition, the corporation, if provided in its articles of incorporation or bylaws in effect on the tenth (10th) day following the acquisition of a controlling interest, may cause the redemption of all of the control shares at the average price paid for such shares if the stockholders do not accord the control shares full voting rights. If control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who did not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may opt out of the “control share” statute by amending its articles of incorporation or bylaws within 10 days of the acquisition as provided by Nevada law; however, the Nevada organizational documents do not opt out of these statutory provisions.

Switch Maryland

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, or by officers or by directors who are the corporation’s employees, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders was held at which the voting rights of such shares were considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The Maryland Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company’s common stock.

Certain Other Anti-Takeover Effects and Provisions

The Company

Nevada law, and the Nevada organizational documents provide for the following provisions:

•	a statutory two-thirds vote requirement to remove a director;

•	the number of directors, which may be increased or decreased in the manner provided by Nevada law and the Nevada organizational documents; and

•

annual and special meetings of the directors and special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of directors constituting a majority of the Whole Board.

Switch Maryland

Maryland law, the Maryland Charter and Maryland Bylaws provide for the following provisions:

•	a two-thirds vote requirement to remove a director;

•	vacancies on the Board may be filled by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	the Board has the exclusive power to fix the number of directors.

In addition, Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Exchange Act and with at least three independent directors to elect to be subject to any or all of the following five provisions, without any stockholder approval and notwithstanding any contrary charter or bylaw provisions:

•	a classified board,

•	a two-thirds vote requirement to remove a director,

•	a requirement that the number of directors be fixed only by the vote of the directors,

•

a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred rather than until the next annual meeting of stockholders as would otherwise be the case, and

•	a majority requirement for stockholders to call special meetings of stockholders.

An eligible Maryland corporation, including Switch Maryland, upon consummation of the Merger, is permitted to elect into this statute by provision in its charter or bylaws or by a resolution of its board of directors, without stockholder approval and notwithstanding any other provision in its charter or bylaws. Pursuant to Subtitle 8, Switch Maryland has elected in the Maryland Charter, at such time as it becomes eligible to do so, to provide that vacancies on the Board of Switch Maryland may be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred. Through provisions in the Maryland Charter and/or the Maryland Bylaws unrelated to Subtitle 8, Switch Maryland will (i) provide that, subject to the rights of holders of shares of one or more classes or series of preferred stock to elect or remove one or more directors, any director, or the entire Board, may be removed from office at any time, by the affirmative vote of at least two-thirds of all the votes entitled to be cast generally for the election of directors, (ii) vest in the Board of Switch Maryland the exclusive power to fix the number of directorships and (iii) require, unless called by Board or certain officers of Switch Maryland, the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast at such a meeting to call a special meeting of stockholders. However, the Maryland Charter prohibits Switch Maryland from electing to be subject to Section 3-803 of the MGCL (relating to classification of the board), unless such election is first approved by the stockholders of the Company by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Lastly, Maryland law provides protection for Maryland corporations against unsolicited takeovers by specifically providing that the duties of directors of Maryland corporations do not require them to, among other things, (i) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (ii) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, or (iii) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, the MGCL provides that the act of directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director.

Possible Disadvantages of the Reincorporation Proposal

Despite the belief of the Company’s Board that the Reincorporation Proposal is in the best interests of the Company and its stockholders, stockholders should be aware that many provisions of the Maryland Charter, the

Maryland Bylaws and the MGCL have not received extensive judicial interpretation by the Maryland courts. Nevertheless, as discussed in greater detail above, the Company’s Board believes that Maryland law will provide the Company with the comprehensive, flexible structure that it needs to operate effectively.

Tax Consequences

Under current federal income tax laws, the Merger will be a tax-free reorganization under the Code. Accordingly, for federal income tax purposes (i) no gain or loss will be recognized by the stockholders of the Company as a result of their exchange of common stock of the Company for common stock of Switch Maryland in the Merger, (ii) the basis for the common stock of Switch Maryland received by the stockholders of the Company in exchange for common stock of the Company will be the same as the basis of the common stock of the Company exchanged therefor, and (iii) the holding period for the common stock of Switch Maryland received by each stockholder of the Company in the Merger will include such stockholder’s holding period for the common stock of the Company exchanged therefor, provided that the stockholder held such stock of the Company as a capital asset at the Effective Time. The Merger will have no federal income tax effect on the Company. Certain stockholders of the Company may be subject to special rules because of their particular federal income tax status and the federal income tax consequences of the Merger to such stockholders may accordingly differ from the ones of general application that are described above.

State, local or foreign income tax consequences to stockholders may vary from the federal tax consequences described above, and stockholders should consult their own tax advisors as to the effect of the Merger under applicable state, local or foreign income tax laws.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE REINCORPORATION PROPOSAL.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted a written Related Person Transaction Policy and Procedures, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we (including any of our subsidiaries) are, were or will be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person has, had or will have a direct or indirect material interest.

Under the policy, management is responsible for implementing procedures to obtain information with respect to potential related person transactions, and then determining whether such transactions constitute related person transactions subject to the policy. Management then is required to present to the Audit Committee each proposed related person transaction. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. If advance Audit Committee approval of a related person transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the Chairperson of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting. Management is responsible for updating the Audit Committee as to any material changes to any approved or ratified related person transaction and for providing a status report at least annually of all current related person transactions at a regularly scheduled meeting of the Audit Committee. No director may participate in approval of a related person transaction for which he or she is a related person. Unless noted otherwise, all of the transactions, agreements or relationships described in this section occurred prior to the adoption of this policy on October 5, 2017.

The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding Class A common stock or our Class B common stock during 2021 (a “Related Party Stockholder”). We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.

Lease Agreements

Each of Tom Thomas, a member of our Board and a Related Party Stockholder, and Peter Thomas, a Related Party Stockholder, indirectly holds approximately 3% of the membership interests of Beltway Business Park Warehouse No. 1, LLC (“BBP Warehouse 1”) and approximately 4% of the membership interests of each of Beltway Business Park Office No. 1, LLC, Beltway Business Park Office No. 2, LLC, Beltway Business Park Warehouse No. 3, LLC, Beltway Business Park Warehouse No. 4, LLC, Beltway Business Park Warehouse No. 6, LLC, and Beltway Business Park Warehouse No. 8, LLC (together with BBP Warehouse 1, the “Beltway Entities”). Switch, Ltd. is a party to certain real property lease agreements with each of the Beltway Entities, as more fully described below.

Tom Thomas and Peter Thomas each indirectly holds his membership interests in the Beltway Entities through Peter Trust LP, a limited partnership in which Tom Thomas, Peter Thomas, and their siblings are the limited partners and Tom Thomas and Peter Thomas are the managing members of its general partner. Peter Trust LP holds 50% of the membership interests of Thomas & Mack Beltway, LLC, which holds 40% of the membership interests in each of the Beltway Entities other than BBP Warehouse 1, in which it holds a 30% membership interest. As a result, Tom Thomas, Peter Thomas, and their siblings collectively and indirectly hold 20% of the membership interests of each of the Beltway Entities other than BBP Warehouse 1, in which they collectively and indirectly hold a 15% membership interest. In addition, each Beltway Entity is managed by Thomas & Mack Beltway, LLC, where Tom Thomas and Peter Thomas serve as the managing members. In

September 2017, Thomas & Mack Beltway, LLC amended its operating agreement to provide that Tom Thomas will not act or make any decisions on behalf of Thomas & Mack Beltway, LLC with respect to any matter involving Switch, Ltd. or Switch, Inc. Peter Thomas retains the power to act or make any decisions on behalf of Thomas & Mack Beltway, LLC with respect to any matter involving Switch, Ltd. or Switch, Inc.

Switch, Ltd. is a party to certain real property lease agreements with each of the Beltway Entities, including, (i) a Standard Industrial Real Estate Lease, dated August 21, 2007, as amended, which governs the leasing of real property for our LAS VEGAS 7 facility and has a term ending on August 31, 2033, (ii) a Lease Agreement, dated November 4, 2010, as amended, which governs the leasing of office space and has a term that ended in July 2015, (iii) a Lease Agreement, dated April 1, 2011, as amended, which governs the leasing of office space and has a term ending on March 31, 2022, (iv) a Land Lease, dated January 12, 2012, as amended, which governs the leasing of real property for our LAS VEGAS 8 facility and has a term ending on February 5, 2062, (v) a Lease Agreement, dated April 24, 2012, as amended, which governs the leasing of office space and has a term ending on May 14, 2022, (vi) a Standard Industrial Real Estate Lease, dated November 3, 2014, as amended, which governs the leasing of warehouse space and has a term ending on April 30, 2026, (vii) a Land Lease, dated June 21, 2016, as amended, which governs the leasing of real property for our LAS VEGAS 11 facility and has a term ending on June 19, 2066, and (viii) a Land Lease, dated March 13, 2019, as amended, which governs the leasing of real property for our planned LAS VEGAS 14, 15 and 16 facilities and has a term ending on June 2, 2069.

Since January 1, 2014, Switch, Ltd. has made periodic payments under the above agreements to the Beltway Entities, including an aggregate of $9.6 million for the year ended December 31, 2021. We believe the terms of our real property lease agreements with the Beltway Entities are no less favorable to us than those that we could have obtained from an unaffiliated third party.

Compensation of Former Chief Construction Officer

Teresa Borden, our former Chief Construction Officer who retired as of December 31, 2021, is an immediate family member of a director or executive officer. Ms. Borden’s total compensation for 2021 was approximately $256,000.

Tax Receivable Agreement

In connection with our initial public offering, on October 5, 2017, we entered into a tax receivable agreement (the “Tax Receivable Agreement”) that provides for the payment by us to the Members of Switch, Ltd. of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) increases in our share of the tax basis of the assets of Switch, Ltd. when a Member receives cash or shares of our Class A common stock in connection with a redemption or exchange of Common Units held by such Member for Class A common stock or cash and (ii) certain other tax benefits attributable to payments made under the Tax Receivable Agreement. Switch, Ltd. will have in effect an election under Section 754 of the Code effective for each taxable year in which a redemption or exchange of Common Units for shares of our Class A common stock or cash occurs. These Tax Receivable Agreement payments are not conditioned upon any continued ownership interest in either Switch, Ltd. or us by any Member. The rights of each Member under the Tax Receivable Agreement are assignable to transferees of its Common Units (other than Switch as transferee pursuant to subsequent redemptions (or exchanges) of the transferred Common Units). We expect to benefit from the remaining 15% of tax benefits, if any, that we may actually realize.

The Members under the Tax Receivable Agreement include all of our executive officers, Tom Thomas and Donald D. Snyder (our directors), and each of our other Related Party Stockholders who holds Common Units. As of December 31, 2021, we have recorded a liability under the Tax Receivable Agreement to certain members, including the following executive officers, directors, and Related Party Stockholders: $28.8 million owed to Teresa Borden and her immediate family members; $20.7 million owed to Rob Roy and his immediate family members; $2.6 million owned to Thomas Morton; $0.4 million owed to Melissa Young; $53.5 million owed to Tom Thomas and his immediate family members (excluding Peter Thomas, whom is separately disclosed); $3.4 million to Donald D. Snyder and his immediate family members; $31.7 million to Peter Thomas and his immediate family members; $28.7 million to Dennis Alan Troesh and his related entities; and $16.5 million owed to Stella Roy and her immediate family members. No amounts were paid under the Tax Receivable Agreement for the year ended December 31, 2021 or for 2022 through the date of this proxy statement.

Switch Operating Agreement

We operate our business through Switch, Ltd. and its subsidiaries. On October 5, 2017, we and the Members entered into the Switch Operating Agreement. Among the Members who are party to the Switch Operating Agreement are each of our NEOs, Tom Thomas and Donald D. Snyder, members of our Board, and each of our other Related Party Stockholders who holds Common Units. The operations of Switch, Ltd., and the rights and obligations of the holders of Common Units, are set forth in the Switch Operating Agreement.

Appointment as Manager. Under the Switch Operating Agreement, we are a member and the manager of Switch, Ltd. As the manager, we are able to control all of the day-to-day business affairs and decision-making of Switch, Ltd. without the approval of any other member, unless otherwise stated in the Switch Operating Agreement. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of Switch, Ltd. and the day-to-day management of Switch, Ltd.’s business. Pursuant to the terms of the Switch Operating Agreement, we cannot be removed as the manager of Switch, Ltd. by the other Members.

Compensation. We are not entitled to compensation for our services as manager. We are entitled to reimbursement by Switch, Ltd. for fees and expenses incurred on behalf of Switch, Ltd., including all expenses associated with maintaining our corporate existence.

Distributions. The Switch Operating Agreement requires “tax distributions,” as that term is defined in the Switch Operating Agreement, to be made by Switch, Ltd. to its “members,” as that term is defined in the Switch Operating Agreement. Tax distributions will be made at least annually to each member of Switch, Ltd., including us, based on such member’s allocable share of the taxable income of Switch, Ltd., if any, and at a tax rate that will be determined by us. For this purpose, the taxable income of Switch, Ltd., and Switch’s allocable share of such taxable income, shall be determined without regard to any tax basis adjustments that result from our deemed or actual purchase of Common Units from the Members (as described above under “— Tax Receivable Agreement”). The tax rate used to determine tax distributions will apply regardless of the actual final tax liability of any such member. Tax distributions will also be made only to the extent all distributions from Switch, Ltd. for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The Switch Operating Agreement also allows for distributions to be made by Switch, Ltd. to its members on a pro rata basis out of “distributable cash,” as that term is defined in the Switch Operating Agreement. We expect Switch, Ltd. may make distributions out of distributable cash periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, as well as to make dividend payments, if any, to the holders of our Class A common stock. No tax distributions have been made under the Switch Operating Agreement.

Common Unit Redemption Right. The Switch Operating Agreement also provides a redemption right to the Members which entitles them to have their Common Units redeemed, at the election of each such person, for, at our option, as determined by or at the direction of the independent directors (within the meaning of the rules of the NYSE) of our Board who are disinterested, newly issued shares of our Class A common stock on a one-to-one basis or a cash payment equal to the five-day average volume weighted average market prices of one share of Class A common stock for each Common Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and similar events affecting the Class A common stock). If we decide to make a cash payment, the Member has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its Common Units to Switch, Ltd. for cancellation. Pursuant to the Switch Operating Agreement, during 2021 and 2022, through April 1, we issued an aggregate of 26,054,981 shares of our Class A common stock to certain members, including the following Related Party Stockholders, executive officers, and directors (including their immediate family members): 4,250,000 to Peter Thomas, 3,788,628 to Stella Roy, 3,779,731 to Rob Roy, 636,378 to Thomas Morton, 3,690,000 to Tom Thomas (excluding Peter Thomas, whom is separately disclosed), and 442,379 to Donald D. Snyder, upon the exercise by such members of their respective redemption right for an equivalent number of Common Units and cancelled an equivalent number of such members’ Class B common stock.

Maintenance of One-to-One Ratio of Shares of Class A Common Stock and Common Units Owned by Switch. Our Articles of Incorporation and the Switch Operating Agreement require that we and Switch, Ltd., respectively, at all times maintain (i) a ratio of one Common Unit owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), (ii) a one-to-one ratio between the number of shares of Class B common stock owned by the Non-Founder Members and the number of Common Units owned by the Non-Founder Members and (iii) a one-to-one ratio between the number of shares of Class C common stock owned by the Founder Members and the number of Common Units owned by the Founder Members.

Transfer Restrictions. The Switch Operating Agreement generally does not permit transfers of Common Units by Members, subject to limited exceptions or written approval of the transfer by the manager. Any transferee of Common Units must execute the Switch Operating Agreement and any other agreements executed by the holders of Common Units and relating to such Common Units in the aggregate.

Dissolution. The Switch Operating Agreement provides that the decision of the manager, with the approval of a majority of the outstanding Common Units will be required to voluntarily dissolve Switch, Ltd. In addition to a voluntary dissolution, Switch, Ltd. will be dissolved upon a change in control transaction under certain circumstances, as well as upon the entry of a decree of judicial dissolution or other circumstances in accordance with Nevada law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay all expenses of winding up Switch, Ltd.; and (ii) second, to pay all debts and liabilities and obligations of Switch, Ltd. All remaining assets of Switch, Ltd. will be distributed to the Members pro-rata in accordance with their respective percentage ownership interests in Switch, Ltd. (as determined based on the number of Common Units held by a member relative to the aggregate number of all outstanding Common Units).

Indemnification and Exculpation. The Switch Operating Agreement provides for indemnification for all expenses, liabilities and losses reasonably incurred by any person by reason of the fact that such person is or was a Member or is or was serving at the request of Switch, Ltd. as the manager, an officer, an employee or an agent of Switch, Ltd., provided, however, that there will be no indemnification for actions made not in good faith or in a manner which the person did not reasonably believe to be in or not opposed to the best interests of Switch, Ltd., or, with respect to any criminal action or proceeding other than by or in the right of Switch, Ltd., where the person had reasonable cause to believe the conduct was unlawful, or for breaches of any representations, warranties or covenants by such person or its affiliates contained in the Switch Operating Agreement or in other agreements with Switch, Ltd.

We, as the manager, and our affiliates, will not be liable to Switch, Ltd., its Members or their affiliates for damages incurred by any acts or omissions as the manager, provided that the acts or omissions of these exculpated persons are not the result of fraud, intentional misconduct, knowing violations of law, or breaches of the Switch Operating Agreement or other agreement with Switch, Ltd.

Amendments. The Switch Operating Agreement may be amended with the consent of the holders of a majority in voting power of the outstanding Common Units; provided that if we, as the manager, hold greater than 33% of the Common Units, then it may be amended with our consent together with holders of a majority of the outstanding Common Units, excluding Common Units held by us. Notwithstanding the foregoing, no amendment to any of the provisions that expressly require the approval or action of certain Members may be made without the consent of such Members and no amendment to the provisions governing the authority and actions of us as the manager or the dissolution of Switch, Ltd. may be amended without our consent.

Registration Rights Agreement

In connection with our initial public offering, we entered into a Registration Rights Agreement with the Members. The Registration Rights Agreement provides Members affiliated with our Chief Executive Officer, Rob Roy, Dennis Troesh or Tom and Peter Thomas, and each of our other Related Party Stockholders who holds Common Units, the right, to require us to register under the Securities Act of 1933, as amended (the “Securities Act”), shares of Class A common stock issuable to them upon redemption or exchange of their Common Units, including on a short-form registration statement, if and when we are eligible to utilize such registration statement. The Registration Rights Agreement also provides for piggyback registration rights for the Members whose registrable securities are subject to limitations on sales under Rule 144 under the Securities Act.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Based solely on a review of the reports that have been filed by or on behalf of such persons in this regard and the written representations from certain of the reporting persons that no other reports were required during the fiscal year ended December 31, 2021, all executive officers, directors and greater than 10% beneficial owners complied with the reporting requirements of Section 16(a), except for the following late reporting of transactions.

Name of Reporting Person	Number of Late Reports	Number of Reportable Transactions
Melissa Young	1	1

Stockholder Proposals and Nominations

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2023 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act or pursuant to our proxy access provisions must submit the proposal to our Secretary at our offices at 7135 S. Decatur Blvd., Las Vegas, Nevada 89118 not later than December 29, 2022.

Stockholders intending to present a proposal at the 2023 annual meeting of stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2023 annual meeting of stockholders no earlier than the close of business on February 10, 2023 and no later than the close of business on March 12, 2023. The notice must contain the information required by our Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2023 annual meeting of stockholders is more than 30 days before or more than 70 days after June 10, 2023, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2023 annual meeting of stockholders and not later than the close of business on the 90th day prior to the 2023 annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

Our Bylaws require that any stockholder nominations for director candidates under our proxy access provisions must be received by us not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date we first distributed our definitive proxy statement to stockholders for the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the proxy access notice as described in our Bylaws. Therefore, we must receive notice of such a proposal or nomination for the 2023 annual meeting of stockholders no earlier than the close of business on November 29, 2022 and no later than the close of business on December 29, 2022. In the event that the date of the 2023 annual meeting of stockholders is more than 30 days before or more than 70 days after June 10, 2023, then our Secretary must receive such written notice not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of such meeting is first made by us. Use of the proxy access process to submit stockholder nominees is subject to additional eligibility, procedural and disclosure requirements set forth in our Bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single copy of the Notice or proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the Notice or proxy statement and annual report, please notify your bank or broker. Stockholders who currently receive multiple copies of the Notice or proxy statement and annual report at their address and would like to request householding of their communications should contact their bank or broker.

If you are a stockholder of record eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice or proxy statement and annual report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice or proxy statement and annual report for your household, please contact our transfer agent, American Stock Transfer & Trust Company (by email: help@astfinancial.com, or by telephone: 1-800-937-5449). If you participate in householding and wish to receive a separate copy of the Notice or proxy statement and annual report, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice or proxy statement and annual report in the future, please contact American Stock Transfer & Trust Company as indicated above.

Available Information

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2021 annual report as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, on the “SEC Filings” section of our website at https://investors.switch.com and at https://www.proxydocs.com/SWCH. A request for a copy of such report should be directed to our Secretary at our offices at 7135 S. Decatur Blvd., Las Vegas, Nevada 89118. A copy of any exhibit to the annual report on Form 10-K for the year ended December 31, 2021 will be forwarded following receipt of a written request to our Secretary.

No Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the sections of this proxy statement titled “Audit Committee Report” and

“Compensation Committee Report” to the extent permitted by the rules of the SEC will not be deemed incorporated, unless specifically provided otherwise in such filing. In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Other Matters

As of the date of this proxy statement, the Board knows of no business, other than that described in this proxy statement, that will be presented for consideration at the Annual Meeting. If any other business comes before the Annual Meeting or any adjournment or postponement thereof, proxy holders may vote their respective proxies at their discretion.

By Order of the Board of Directors

SWITCH, INC.

Thomas Morton
President, Chief Legal Officer and Secretary

Las Vegas, Nevada,

April 28, 2022

Appendix A

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

We define Adjusted EBITDA as net income adjusted for interest expense, interest income, income taxes, depreciation and amortization of property and equipment, amortization of customer relationships, and for specific and defined supplemental adjustments to exclude (i) non-cash equity-based compensation expense; (ii) equity in net losses of investments; and (iii) certain other items that we believe are not indicative of our core operating performance.

The following table sets forth reconciliations of our net income to Adjusted EBITDA for Switch, Inc.:

	Years Ended December 31,
	2021	2020	2019
	(in thousands)
Net income	$14,751	$38,375	$31,542
Interest expense	47,642	29,774	29,236
Interest income	(149)	(156)	(704)
Income tax expense	2,658	4,530	2,713
Depreciation and amortization of property and equipment	172,550	142,738	119,945
Amortization of customer relationships	3,542	—	—
Loss on disposal of property and equipment	404	362	586
Equity-based compensation	29,883	28,733	29,524
(Gain) loss on swaps	(585)	23,489	14,917
Litigation expense	8,970	239	3,302
Loss on extinguishment of debt	146	245	—
Equity in net losses of investments	1,206	—	—
Acquisition-related costs	4,485	—	—
Noncash litigation settlement expense	35,000	—	—
Gain on sale of equity method investment	(5,374)	—	—

Adjusted EBITDA	$315,129	$268,329	$231,061

The following table sets forth a reconciliation of our net income to Adjusted EBITDA for Switch, Inc., excluding Data Foundry operations:

Year Ended December 31, 2021
(in thousands)
Net income	$14,337
Interest expense	47,642
Interest income	(149)
Income tax expense	2,658
Depreciation and amortization of property and equipment	164,901
Loss on disposal of property and equipment	404
Equity-based compensation	29,883
Gain on swaps	(585)
Litigation expense	8,970
Loss on extinguishment of debt	146
Equity in net losses of investments	1,206
Acquisition-related costs	4,485
Noncash litigation settlement expense	35,000
Gain on sale of equity method investment	(5,374)

Adjusted EBITDA	$303,524

A-1

RECONCILIATION OF NET INCOME TO ADJUSTED FUNDS FROM OPERATIONS

	Years Ended December 31,
	2021	2020
	(in thousands)
Net income	$14,751	$38,375
Deferred income tax expense	2,658	4,530
Depreciation and amortization of property and equipment	172,550	142,738
Amortization of customer relationships	3,542	—
Loss on disposal of property and equipment	404	362
Maintenance capital expenditures	(12,222)	(8,677)
Equity-based compensation	29,883	28,733
Unrealized loss (gain) on swaps	(15,173)	15,927
Amortization of deferred financing costs	2,553	1,840
Installation adjustment, net	3,305	1,106
Other adjustments, net	(2,335)	(7,205)
Equity in net losses of investments	1,206	—
Gain on sale of equity method investment	(5,374)	—
Litigation expense	8,970	239
Noncash litigation settlement expense	35,000	—
Loss on extinguishment of debt	146	245
Acquisition-related costs	4,485	—

Adjusted Funds From Operations	$244,349	$218,213

A-2

Appendix B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SWITCH, INC.

ARTICLE 1.

The name of the corporation is Switch, Inc. (the “Corporation”).

ARTICLE 2.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes (the “NRS”).

ARTICLE 3.

A. The total number of shares of all classes of stock that the Corporation is authorized to issue is one billion one hundred thirty-five million (1,135,000,000), consisting of (i) eight hundred twenty-five million (825,000,000) shares of Class A common stock, with a par value of $0.001 per share (the “Class A Common Stock”); (ii) three hundred million (300,000,000) shares of Class B common stock, with a par value of $0.001 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”); and (iii) ten million (10,000,000) shares of preferred stock, with a par value of $0.001 per share as of the effective time of these Amended and Restated Articles of Incorporation and thereafter as may be established by the Board of Directors of the Corporation (the “Board of Directors”) with respect to any class or series thereof in the applicable Preferred Stock Designation (the “Preferred Stock”). At the effective time, the one (1) share of Original Common Stock of the Corporation issued and outstanding prior to the effective time shall be cancelled without further action by, or consideration to, the holder thereof.

B. The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more classes or series, and by filing a certificate pursuant to the applicable law of the State of Nevada (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued class or series of Preferred Stock, and the treatment in the case of a merger, business combination transaction, or sale of the Corporation’s assets, and to increase or decrease the number of shares of any class or series so created subsequent to the issue of that class or series but not below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class or series. There shall be no limitation or restriction on any variation between any of the different classes or series of Preferred Stock as to the designations, preferences, limitations, restrictions and relative rights thereof; and the several classes or series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or a committee of the Board of Directors, providing for the issuance of the various classes or series of Preferred Stock.

C. The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of the Class A Common Stock, Class B Common Stock, or Preferred Stock, or of any class or series thereof, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 78.2055 and 78.207 of the NRS.

D. Except as otherwise required by applicable law:

1. Each share of Class A Common Stock shall entitle the record holder thereof to one (1) vote on all matters on which stockholders generally are entitled to vote.

2. Each share of Class B Common Stock shall entitle the record holder thereof to one (1) vote on all matters on which stockholders generally are entitled to vote.

3. Except as otherwise required in these Amended and Restated Articles of Incorporation, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

4. The holders of Common Stock, as such, shall not be entitled to vote on any amendment to these Amended and Restated Articles of Incorporation or to a Preferred Stock Designation that alters or changes the powers, preferences, rights or other terms of one or more outstanding class or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other class or series of Preferred Stock, to vote thereon as a separate class pursuant to these Amended and Restated Articles of Incorporation or a Preferred Stock Designation or pursuant to the NRS as currently in effect or as the same may hereafter be amended.

5. No stockholder has any right or will be permitted to cumulate votes in any election of directors.

6. Shares of one class or series of stock may be issued as a share dividend in respect of another class or series, Section 78.215(4) of the NRS notwithstanding.

E. Class B Common Stock. From and after the effective time of these Amended and Restated Articles of Incorporation, additional shares of Class B Common Stock may be issued only to, and registered in the name of the Non-Founder Continuing Members (as defined below), their respective successors and assigns as well as their respective transferees permitted in accordance with Article 3.I (including all subsequent successors, assigns and permitted transferees) (collectively, “Permitted Class B Owners”), in accordance with Article 5 and the aggregate number of shares of Class B Common Stock following any such issuance registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units (as defined below) held of record by such Permitted Class B Owner under the Operating Agreement (as defined below). For the avoidance of doubt, the Class B Common Stock is a non-economic interest in the Company and does not include any rights to profits or losses or any rights to receive distributions from operations of the Company or upon liquidation or winding up of the Company.

F. As used in these Amended and Restated Articles of Incorporation:

1. “Common Unit” means a unit of membership interest in the LLC, authorized and issued under the Operating Agreement, and constituting a “Common Unit” as defined in the Operating Agreement as in effect as of the effective time of these Amended and Restated Articles of Incorporation.

2. “LLC” means Switch, Ltd., a Nevada limited-liability company, or any successor entities thereto.

3. “Non-Founder Continuing Members” means each of the holders of Common Units immediately prior to the closing of the Corporation’s initial public offering of Class A Common Stock, other than the Corporation (or any subsidiaries of the Corporation).

4. “Operating Agreement” means that certain Fifth Amended and Restated Operating Agreement, of the LLC as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

G. Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends shall not be declared or paid on the Class B Common Stock. In furtherance of Article 3.E, for the avoidance of doubt, the Class B Common Share is a non-economic interest in the Company and does not include any rights to profits or losses or any rights to receive distributions from operations of the Company or upon liquidation or winding up of the Company.

H. Subject to applicable law and the rights, if any, of the holders of any class or series of capital stock of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. Without limiting the rights of the holders of Class B Common Stock to have their Common Units redeemed in exchange for shares of Class A Common Stock, or at the Corporation’s option, cash, in accordance with the Operating Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding up), the holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A merger, consolidation, reorganization or other business combination of the Corporation with any other person or persons, or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Article 3.H.

I. Transfer of Class B Common Stock.

1. In connection with the redemption of Common Units pursuant to the Operating Agreement, a holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

2. The following transfer restriction described in this Article 3.I.2 is referred to as the “Restrictions”:

(a) A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if such holder also simultaneously transfers an equal number of such holder’s Common Units (as such numbers may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or Common Units) to such transferee in compliance with the Operating Agreement.

3. Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

4. Upon a determination by the Board of Directors that a person has attempted or is attempting to transfer or to acquire Restricted Shares, or has purportedly transferred or acquired Restricted Shares, in violation of the Restrictions, the Board of Directors may take such action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.

5. The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Article 3.I for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Article 3.I. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

6. The Board of Directors shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

J. To the extent that any Permitted Class B Owner exercises its right pursuant to the Operating Agreement to have its Common Units redeemed by the LLC in accordance with the Operating Agreement, then simultaneous with the payment of, at the Corporation’s election, cash or Class A Common Stock consideration to such Permitted Class B Owner by the LLC (in the case of a redemption) or the Corporation (in the case of an election by the Corporation pursuant to the Operating Agreement to effect a direct exchange with such Permitted Class B Owner), the Corporation shall cancel for no consideration a number of shares of Class B Common Stock registered in the name of the redeeming or exchanging Permitted Class B Owner equal to the number of Common Units held by such Permitted Class B Owner that are redeemed or exchanged in such redemption or exchange transaction. Notwithstanding the Restrictions, (i) in the event that any outstanding share of Class B Common Stock shall cease to be held by a registered holder of Common Units, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such share and such share shall not be re-issued by the Corporation, (ii) in the event that any registered holder of Class B Common Stock no longer holds an interest in an equal number of Common Units, the shares of Class B Common Stock registered in the name of such holder that exceed the number of Common Units held by such holder shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation, and (iii) in the event that no Permitted Class B Owner owns any Common Units that are redeemable pursuant to the Operating Agreement, then all shares of Class B Common Stock will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

K. All certificates or book-entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED ARTICLES OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

L. The Class B Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise voting rights and to have the benefit of all other rights of holders of Class B Common Stock. Subject to the Restrictions, holders of shares of Class B Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of these Amended and Restated Articles of Incorporation (including, without limitation, Article 3.D, Article 3.H, Article 3.I, Article 3.J, this Article 3.L, Article 5.D and Article 5.E hereof), all references to the Class B Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of Class B Common Stock.

ARTICLE 4.

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities of each class or series, the number of shares or securities of such class or series required to be available for issuance pursuant to the Operating Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such issuance by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that all shares of Class A Common Stock issued pursuant to the Operating Agreement will, upon issuance, be validly issued, fully paid and non-assessable.

ARTICLE 5.

A. The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to awards made under the Switch, Inc. 2017 Incentive Award Plan, and any other stock incentive plan adopted by the Corporation from time to time, that have not yet vested thereunder, (ii) treasury stock, or (iii) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including without limitation any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the LLC).

B. The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by all Permitted Class B Owners and the number of outstanding shares of Class B Common Stock owned by all Permitted Class B Owners.

C. The Corporation shall not undertake or authorize (i) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class B Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times, subject to the provisions of these Amended and Restated Articles of Incorporation, a one-to-one ratio between the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock, unless, in the case of clause (i) or (ii) of this Article 5.C, such action is necessary to maintain at all times both a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock and a one-to-one ratio between the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock.

D. The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of Common Units owned by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to awards made under the Switch, Inc. 2017 Incentive Award Plan, and any other stock incentive plan adopted by the Corporation from time to time, that have not yet vested thereunder, (ii) treasury stock or (iii) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including without limitation any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the LLC). The Corporation shall not issue, transfer or deliver from treasury stock or repurchase or redeem shares of Preferred Stock unless in connection with any such issuance, transfer, delivery, repurchase or redemption, the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers, repurchases or redemptions, the Corporation holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the LLC which (in the good faith determination by the Board of Directors) are in the aggregate substantially equivalent in all respects to the outstanding Preferred Stock so issued, transferred, delivered, repurchased or redeemed.

E. The Corporation shall not consolidate, merge, combine or consummate any other transaction (other than an action or transaction for which an adjustment is provided in one of the preceding paragraphs of this Article 5 or in Article 3) in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each Common Unit shall be entitled to be exchanged for or converted into (without duplication of any corresponding share of Class A Common Stock which the Corporation may elect to issue upon a redemption of such Common Unit by the holder thereof) the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted, in each case to maintain at all times a one-to-one ratio between (x) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one share of Class A common stock and (y) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one Common Unit. The foregoing provisions of this Article 5.E shall not apply to any action or transaction (including any consolidation, merger or combination) approved by the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, each voting as a separate class.

ARTICLE 6.

The Board of Directors is expressly authorized to adopt, amend and repeal the bylaws of the Corporation (the “Bylaws”).

ARTICLE 7.

If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article 8 is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article 8.

ARTICLE 8.

A. Definitions. For the purpose of this Article 8, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Article 8.B.8, excluding any such outstanding Capital Stock that is not treated as outstanding for U.S. federal income tax purposes.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Article 8.C.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of any class of Common Stock of the Corporation (other than Class B Common Stock), or such other percentage determined by the Board of Directors in accordance with Article 8.B.8 of the Articles of Incorporation, excluding any such outstanding Common Stock of such class that is not treated as outstanding for U.S. federal income tax purposes.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Articles of Incorporation or by the Board of Directors pursuant to Article 8.B.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Article 8.B.7 and subject to adjustment pursuant to Article 8.B.7, the percentage limit established by the Board of Directors pursuant to Article 8.B.7.

Individual. The term “Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

Initial Date. The term “Initial Date” shall mean the earlier of January 30, 2023 or such other date as determined by the Board of Directors in its discretion and set forth in a [Certificate of Notice] filed with, and accepted for record by, the Secretary of State of the State of Nevada.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

Person. The term “Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article 8, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Article 8.B.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Article 7 of the Articles of Incorporation that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire, or change its level of, Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Beneficially Owned or Constructively Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Article 8.C.1.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

B. Capital Stock.

1. Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Article 8.D:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of any class of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock could result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, Beneficial Ownership or Constructive Ownership that could result in the Corporation Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), taking into account any other income of the Corporation that would not constitute qualifying income under such requirements.

(iii) Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Article 8.B.1(a)(i) or (ii),

(i) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Article 8.B.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Article 8.C, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Article 8.B.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Article 8.B.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii) In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Article 8.B.1(b) and Article 8.C hereof, shares shall be so transferred to a Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Trust (except as provided in Article 8.B.6) and, to the extent not inconsistent therewith, on a pro rata basis (unless otherwise determined by the Board of Directors in its sole and absolute discretion).

(iv) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Article 8.B.1(b), a violation of any provision of this Article 8 would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would result in the shares of Capital Stock being Beneficially Owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than 100 persons), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article 8.

2. Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Article 8.B.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Article 8.B.1 (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable, in its sole and absolute discretion, to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Article 8.B.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

3. Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Article 8.B.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Article 8.B.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

4. Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of such class of series of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide promptly to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in order to determine the Corporation’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

5. Remedies Not Limited. Subject to Article 7, nothing contained in this Article 8.B shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation or the interests of its stockholders in preserving the Corporation’s status as a REIT.

6. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article 8, including Article 8.B, Article 8.C or any definition contained in Article 8.A, or any defined term used in this Article 8 but defined elsewhere in the Articles of Incorporation, the Board of Directors may determine the application of the provisions of this Article 8.B or Article 8.C or any such definition with respect to any situation based on the facts known to it. In the event Article 8.B or Article 8.C requires an action by the Board of Directors and the Articles of Incorporation fail to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Articles 8.A, 8.B or 8.C. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Article 8.B.2) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Article 8.B.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually owned by such Person, and second to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

7. Exceptions.

(a) Subject to Article 8.B.1(a)(ii), the Board of Directors, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors determines, based on such representations and undertakings from such Person to the extent required by the Board of Directors and as are reasonably necessary for the Board of Directors to ascertain, that such exemption will not cause five or fewer Individuals to Beneficially Own more than 49% in value of the outstanding Capital Stock (taking into account the then-current Common Stock Ownership Limit and Aggregate Stock Ownership Limit, any then-existing Excepted Holder Limits, and the Excepted Holder Limit of such Person);

(ii) the Board of Directors determines that such Person does not and such Person represents that it will not Constructively Own an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as the Board of Directors determines are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity directly or indirectly owned, in whole or in part, or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Articles 8.B.1 through 8.B.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Articles 8.B.1(b) and 8.C.

(b) Prior to granting any exception pursuant to Article 8.B.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Article 8.B.1(a)(ii), an underwriter which participates in a public offering, forward sale or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, forward sale or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, as applicable.

8. Increase or Decrease in Common Stock Ownership or Aggregate Stock Ownership Limits. Subject to Article 8.B.1(a)(ii) and this Article 8.B.8, the Board of Directors may, in its sole and absolute discretion, from time to time increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for one or more Persons and increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for all other Persons. No decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit will be effective for any Person whose percentage of ownership of Capital Stock is in excess of such decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Capital Stock equals or falls below the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable; provided, however, any further acquisition of Capital Stock or increased Beneficial Ownership or Constructive Ownership of shares of Capital Stock by any such Person (other than a Person for whom an exemption has been granted pursuant to Article 8.B.7(a) or an Excepted Holder) in excess of the Capital Stock Beneficially Owned or Constructively Owned by such person on the date the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, became effective will be in violation of the Common Stock Ownership Limit or Aggregate Stock Ownership Limit. No increase to the Common Stock Ownership Limit or Aggregate Stock Ownership Limit may be approved if the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit (taking into account any then-existing Excepted Holder Limits) would allow five or fewer Individuals to Beneficially Own, in the aggregate more than 49% in value of the outstanding Capital Stock.

9. Legend. Each certificate for shares of Capital Stock, if certificated, shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Articles of Incorporation, (i) no Person may Beneficially Own or Constructively Own shares of any class of the Corporation’s Common Stock in excess of the Common Stock Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts or intends to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice. If any of the restrictions on Transfer or ownership provided in (i), (ii) or (iii) above are violated, the shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, if the ownership restrictions provided in (iv) above would be violated or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Articles of Incorporation of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Instead of the foregoing legend, the certificate or any notice in lieu of a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

C. Transfer of Capital Stock in Trust.

1. Ownership in Trust. Upon any purported Transfer or other event described in Article 8.B.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Article 8.B.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Article 8.C.6.

2. Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

3. Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article 8, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

4. Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Article 8.B.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Article 8.C.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Article 8.C.3. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Article 8.C.4, such excess shall be paid to the Trustee upon demand.

5. Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise, gift or other transaction, the Market Price at the time of such devise, gift or other transaction) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions that has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Article 8.C.3. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Article 8.C.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

6. Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Charitable Beneficiaries of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Article 8.B.1(a) in the hands of such Charitable Beneficiary or Charitable Beneficiaries and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Article 8.B.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

D. NYSE Transactions. Nothing in this Article 8 shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article 8 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article 8.

E. Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article 8.

F. Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

G. Severability. If any provision of this Article 8 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provision shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE 9.

A. Elections of the directors comprising the Board of Directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.

B. Subject to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the Whole Board. For purposes of these Amended and Restated Articles of Incorporation, the term “Whole Board” shall mean the total number of authorized directors for the Board of Directors whether or not there exist any vacancies in previously authorized directorships.

C. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the Directors then in office and entitled to vote thereon, though less than a quorum, or by a sole remaining Director entitled to vote thereon, and not by the stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified.

D. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed from office by a vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote at an annual or special meeting duly noticed and called in accordance with these Amended and Restated Articles.

E. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE 10.

A. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the NRS, as amended from time to time, and may be taken without a meeting, without prior notice and without a vote, if (a) such written consent and the taking of the action specified therein have been previously approved by the affirmative vote of Directors constituting a majority of the Whole Board and (b) such written consent is signed by the holders of outstanding shares of the relevant class(es) or series of stock of the Corporation representing not less than the minimum amount of voting power that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding (other than treasury stock) entitled to vote thereon were present and voted and delivered to the Corporation by delivery to its registered office in Nevada, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Notwithstanding anything in this Article 10 to the contrary, special meetings of the stockholders may be called only by (i) a resolution adopted by the affirmative vote of Directors constituting a majority of the Whole Board or (ii) the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”).

B. Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder and each matter proposed to be acted on at the meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which a Record Date Request Notice is received by the secretary.

C. In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than the Special Meeting Percentage shall be delivered to the secretary. In addition, the Special Meeting Request shall (a) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (b) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (c) set forth (i) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), (ii) the class, series and number of all shares of stock of the Corporation which are owned (beneficially or of record) by each such stockholder and (iii) the nominee holder for, and number of, shares of stock of the Corporation owned beneficially but not of record by such stockholder, (d) be sent to the secretary by registered mail, return receipt requested, and (e) be received by the secretary within 60 days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

D. The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (C) of this Article 10, the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.

E. In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 2:00 p.m., local time, on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation. In fixing a date for a Stockholder-Requested Meeting, the Board of Directors may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting. In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date. The Board of Directors may revoke the notice for any Stockholder-Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of paragraph (D) of this Article 10.

F. If written revocations of the Special Meeting Request have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the secretary: (i) if the notice of meeting has not already been delivered, the secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders that have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been delivered and if the secretary first sends to all requesting stockholders that have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chair of the meeting to adjourn the meeting without action on the matter, (A) the secretary may revoke the notice of the meeting at any time before ten days before the commencement of the meeting or (B) the chair of the meeting may call the meeting to order and adjourn the meeting from time to time without acting on the matter. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

G. The chair of the board, chief executive officer, president or Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the secretary until the earlier of (i) five Business Days after actual receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage. Nothing contained in this paragraph (G) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

H. For purposes of this Article 10, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

ARTICLE 11.

A. Except as set forth in this Article 11, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, if approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that any amendment to Article 9 or Article 12 shall be effective only if approved by the affirmative vote of the holders of Common Stock and Preferred Stock then outstanding representing two-thirds or more of the votes eligible to be cast in an election of Directors.

B. If any provision or provisions of these Amended and Restated Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Amended and Restated Articles of Incorporation (including, without limitation, each portion of any sentence of these Amended and Restated Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE 12.

The Corporation is authorized to indemnify and to advance expenses to each current, former or prospective Director, officer, employee or agent of the Corporation to the fullest extent permitted by Sections 78.7502 and 78.751 of the NRS, or any successor provision of Nevada law allowing greater indemnification or advancement of expenses. To the fullest extent permitted by Section 78.138 of the NRS or any successor provision of Nevada law, no Director or officer shall be personally liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a Director or officer. No amendment to, or modification or repeal of, this Article 12 shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE 13.

A. To the fullest extent permitted by the laws of the State of Nevada, (a) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (i) the Board of Directors or any Director, (ii) any stockholder, officer or agent of the Corporation, or (iii) any affiliate of any person or entity identified in the preceding clause (i) or (ii), but in each case excluding any such person in his or her capacity as an employee of the Corporation or its subsidiaries; (b) no holder of Class A Common Stock or Class B Common Stock and no Director that is not an employee of the Corporation or its subsidiaries will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (ii) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (c) if any holder of Class A Common Stock or Class B Common Stock or any Director that is not an employee of the Corporation or its subsidiaries acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such holder of Class A Common Stock or Class B Common Stock or such Director or any of their respective affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such holder of Class A Common Stock or Class B Common Stock or Director shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such holder of Class A Common Stock or Class B Common Stock or Director may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person or entity. The preceding sentence of this Article 13.A shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, who is not an employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director.

B. To the fullest extent permitted by the laws of the State of Nevada, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of the Corporation or its subsidiaries unless (a) the Corporation and its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with these Amended and Restated Articles of Incorporation, (b) the Corporation and its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (c) such transaction or opportunity would be in the same or similar line of business in which the Corporation and its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

C. No holder of Class A Common Stock or Class B Common Stock and no Director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Article 13.

ARTICLE 14.

Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County of the State of Nevada (the “Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, any Director or the Corporation’s officers or employees arising pursuant to any provision of the NRS, Section 92A of the Nevada Revised Statutes or these Amended and Restated Articles of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, any Director or the Corporation’s officers or employees governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the Court determines that there is an indispensable party not subject to the jurisdiction of the Court (and the indispensable party does not consent to the personal jurisdiction of the Court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court, or for which the Court does not have subject matter jurisdiction.

ARTICLE 15.

The Corporation expressly elects to be governed by Sections 78.411 through 78.444 (Combinations with Interested Stockholders) and 78.378 through 78.3793 (Acquisition of Controlling Interest), inclusive, of the NRS.

ARTICLE 16.

The effective time of these Amended and Restated Articles of Incorporation shall be the date and time that these Amended and Restated Articles of Incorporation are filed with the Secretary of State of the State of Nevada, or, if later, the effective date and time specified in the certificate accompanying such filing.

Appendix C

AGREEMENT OF MERGER

This Agreement of Merger is made and is effective as of the 11th day of April, 2022 (“Agreement”), by and between Switch, Inc., a Nevada corporation (“Parent”), on the one hand, and Switch Maryland, Inc., a Maryland corporation and wholly-owned subsidiary of the Parent (the “Subsidiary”), on the other hand.

RECITALS

A. Parent is a corporation organized under the laws of the State of Nevada.

B. The Subsidiary is a corporation organized under the laws of the State of Maryland.

C. Subject to the terms and conditions set forth herein, the parties intend that Parent merge with and into the Subsidiary (the “Merger”) pursuant to the terms and conditions set forth herein and the applicable provisions of the laws of the state of Nevada and the laws of the state of Maryland.

D. The respective Boards of Directors of Parent and the Subsidiary have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such corporation and its stockholders.

E. The parties hereto desire to enter into this Agreement to set forth certain covenants and conditions precedent to the consummation of the Merger.

NOW, THEREFORE, in consideration of these premises and of the mutual provisions, terms, conditions and covenants herein contained, the parties hereto do hereby agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified, unless the context expressly or by necessary implication requires otherwise:

(a) “MGCL” means the Maryland General Corporation Law, as amended from time to time.

(b) “NRS” means the Nevada Revised Statutes, as amended from time to time.

(c) “SDAT” means the State Department of Assessments and Taxation of Maryland.

1.2 Other Definitions. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement. Such other terms have their respective defined meanings, unless the context expressly or by necessary implication requires otherwise.

ARTICLE 2

THE MERGER

2.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at the Effective Time.

2.2 Effective Time. Subject to the terms and conditions of this Agreement, at or prior to the Closing, the Subsidiary and Parent shall execute and file (i) Articles of Merger (the “MD Articles of Merger”) with the SDAT and (ii) Articles of Merger (the “NV Articles of Merger”) with the Nevada Secretary of State. The Merger will become effective as of the later to occur of the filing of the NV Articles of Merger with the Secretary of State of Nevada and the acceptance for record of the MD Articles of Merger by the SDAT, or such later time as is specified in the NV Articles of Merger and the MD Articles of Merger (not to exceed thirty (30) days from the date the MD Articles of Merger are accepted for record by the SDAT (the “Effective Time”). The parties intend by this Agreement to effect a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.3 Consequences of the Merger. The Merger shall have the effects specified in the NRS and MGCL and, at the Effective Time, (a) the separate existence of Parent shall cease and Parent shall be merged with and into the Subsidiary, which shall be the surviving entity, and (b) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law, including that (i) the separate existence of Parent ceases and the Subsidiary shall succeed, without other transfer, act, or deed, to all the rights and property of Parent and shall be subject to all the debts and liabilities thereof in the same manner as if the Subsidiary itself incurred them; and (ii) all rights of creditors and all liens upon the property of Parent shall be preserved unimpaired, provided that such liens upon the property of Parent shall be limited to the property affected thereby immediately prior to the Effective Time.

2.4 Further Acts After Effective Time. If, at any time after the Effective Time, the Subsidiary considers any deeds, bills of sale, assignments, assurances, or any other actions or things to be, or is advised that any such deeds, bills of sale, assignments, assurances, or other actions or things are, necessary or desirable to vest, perfect, or confirm of record or otherwise its rights, title, or interest in, to, or under any of the rights, properties, or assets of Parent or any of the rights, properties, or assets of Parent to be acquired by it as a result of, or in connection with, the Merger or to otherwise carry out this Agreement, the Subsidiary shall be authorized to execute and deliver, in the name and on behalf of Parent all such deeds, bills of sale, assignments, and assurances, and to take and do, in the name and on behalf of Parent, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all rights, title and interest in, to, and under such rights, properties or assets in the Subsidiary or to otherwise carry out this Agreement.

ARTICLE 3

CHARTER AND

BYLAWS AND DIRECTORS AND OFFICERS

3.1 Charter. The charter of the Subsidiary as in effect immediately prior to the Effective Time shall be (i) substantially in the form attached hereto as Exhibit A and (ii) the charter of the surviving entity unless and until amended as provided by law and the provisions thereof.

3.2 Bylaws. The bylaws of the Subsidiary in effect immediately prior to the Effective Time shall be (i) substantially in the form attached hereto as Exhibit B and (ii) the bylaws of the surviving entity unless and until amended or revoked as provided by law or the provisions thereof.

3.3 Directors and Officers. The directors and officers of the Subsidiary immediately prior to the Effective Time shall be the directors and officers of the surviving entity until their successors shall have been duly elected and qualified or until as otherwise provided by law, the charter of the surviving entity or the bylaws of the surviving entity.

ARTICLE 4

MANNER AND BASIS OF CONVERTING COMMON STOCK AND TREATMENT OF EQUITY AWARDS

4.1 Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent or the Subsidiary, (a) each issued and outstanding share of Class A common stock, par value $0.001 per share, of Parent issued and outstanding immediately prior to the Effective Time will be automatically converted into one validly issued, fully paid and non-assessable share of Class A common stock, par value $0.001 per share, of the Subsidiary (“Subsidiary Class A Common Stock”), (b) each issued and outstanding share of Class B common stock, par value $0.001 per share, of Parent issued and outstanding immediately prior to the Effective Time will be automatically converted into one validly issued, fully paid and non-assessable share of Class B common stock, par value $0.001 per share, of the Subsidiary and (c) each share of the Subsidiary Class A Common Stock issued and outstanding immediately prior to the Effective Time will be canceled without payment of any consideration therefor and will cease to exist. As of the Effective Time, all such shares of common stock of the Parent shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of common stock of Parent shall cease to have any rights with respect thereto, except the right to receive upon the surrender of such certificates, certificates representing the shares of common stock of the Subsidiary.

4.2 Equity Plan. At the Effective Time, by virtue of the Merger and without any action on the part of Parent or the Subsidiary, the rights and obligations of Parent under the Switch, Inc. 2017 Incentive Award Plan (the “Plan”), will be assumed by the Subsidiary. Following the Effective Time, the Subsidiary shall continue to maintain the Plan and shall be able to grant “incentive stock options” (within the meaning of Section 422 of the Code and the Treasury Regulations promulgated thereunder) under the Plan. As of immediately prior to the Effective Time: (i) the maximum number of shares of Class A common stock, par value $0.001 per share, of Parent that may be issued under the Plan upon the exercise of incentive stock options is 5,000,000, and (ii) employees of Parent and any Subsidiary (as defined in the Plan) are eligible to receive incentive stock options under the Plan. As of immediately following the Effective Time, by virtue of the Mergers, (i) the maximum number of shares of Subsidiary Class A Common Stock that may be issued under the Plan upon the exercise of incentive stock options shall be 5,000,000, and (ii) employees of the Subsidiary and any “subsidiary” (within the meaning of Section 424(f) of the Code) of the Subsidiary shall be eligible to receive incentive stock options under the Plan.

4.3 Equity Awards. At the Effective Time, by virtue of the Merger and without any action on the part of any person, (a) the outstanding and unexercised portions of all stock options to purchase Class A common stock, par value $0.001 per share, of Parent granted under the Plan will be assumed by the Subsidiary and automatically converted into stock options to purchase the same number of shares of Subsidiary Class A Common Stock, at the same exercise price, and with no other changes in the terms and conditions of such stock options, (b) the outstanding restricted shares of Class A common stock, par value $0.001 per share, of Parent granted under the Plan will be automatically converted into the same number of restricted shares of Subsidiary Class A Common Stock, with no other changes in the terms and conditions of such restricted shares, (c) outstanding restricted stock units covering Class A common stock, par value $0.001 per share, of Parent granted under the Plan will be automatically converted into restricted stock units covering the same number of shares of Subsidiary Class A Common Stock, with no other changes in the terms and conditions of such restricted stock unit awards and (d) outstanding performance stock units covering Class A common stock, par value $0.001 per share, of Parent granted under the Plan will be automatically converted into performance stock units covering the same number of shares of Subsidiary Class A Common Stock with no other changes in the terms and conditions of such performance stock unit awards (including, for the avoidance of doubt, performance vesting conditions).

ARTICLE 5

CONDITIONS TO OBLIGATIONS OF PARENT

All obligations of Parent under this Agreement are subject, at Parent’s option, to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

5.1 Execution of Agreement. The requisite officers of the Subsidiary shall have executed and delivered to Parent duly executed copies of this Agreement and the MD Articles of Merger and the NV Articles of Merger.

5.2 Compliance. The Subsidiary shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior or at the Closing.

5.3 Approval. All actions necessary to authorize the execution, delivery and performance of this Agreement shall have been duly and validly taken by the Subsidiary. If required by applicable law, the sole stockholder of the Subsidiary shall have approved the Merger.

5.4 Regulatory Approvals. All regulatory approvals necessary in connection with the consummation of the Merger and the transactions contemplated thereby must have been obtained.

ARTICLE 6

CONDITIONS TO OBLIGATIONS OF SUBSIDIARY

The obligations of the Subsidiary under this Agreement are, at the Subsidiary’s option, subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

6.1 Execution of Agreement. The requisite officers of the Parent shall have executed and delivered to the Subsidiary duly executed copies of this Agreement and the MD Articles of Merger and the NV Articles of Merger.

6.2 Compliance. Parent shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or at the Closing.

6.3 Approval. This Agreement and the transactions contemplated hereby shall have been approved by the stockholders of Parent.

6.4 Regulatory Approvals. All regulatory approvals necessary in connection with the consummation of the Merger and the transactions contemplated thereby must have been obtained.

ARTICLE 7

MISCELLANEOUS

7.1 Headings. The headings of the sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

7.2 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto.

7.3 Applicable Law. This Agreement shall be governed in all respects by the laws of the State of Maryland.

7.4 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the Parent and the Subsidiary; or

(b) by either the Parent or the Subsidiary if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining the Parent or the Subsidiary from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable.

7.5 Amendments. Subject to applicable law and subject to the rights of the stockholders to approve any amendment that would have a material adverse effect on the stockholders, this Merger Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein.

7.6 Change of Name. At the Effective Time, the Subsidiary will change its name to Switch, Inc.

7.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received the counterpart hereof signed by the other party hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent and the Subsidiary have caused this Agreement to be signed as of the date first above written.

SWITCH, INC.

By:	/s/ Thomas Morton
Name:	Thomas Morton
Title:	President, Chief Legal Officer and Secretary

SWITCH MARYLAND, INC.

By:	/s/ Thomas Morton
Name:	Thomas Morton
Title:	President and Secretary

[SIGNATURE PAGE TO AGREEMENT OF MERGER]

Appendix D

SWITCH MARYLAND, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Switch Maryland, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

                , whose address is c/o                 , being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on                      , 2022.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

Switch Maryland, Inc.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the charter of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code or any successor provisions.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE V

DEFINITIONS

The following words and terms, when used in the Charter, shall have the following meanings, unless the context clearly indicates otherwise:

“Aggregate Stock Ownership Limit” means 9.8% in value of the aggregate of the outstanding shares of Capital Stock or such other percentage determined by the Board of Directors in accordance with Section 9.1.8 of the Charter, excluding any such outstanding Capital Stock that is not treated as outstanding for U.S. federal income tax purposes.

“Beneficial Ownership” means ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Capital Stock” means all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

“Charitable Beneficiary” means one or more beneficiaries of the Trust as determined pursuant to Section 9.2.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Common Stock Ownership Limit” means 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of any class of Common Stock of the Corporation (other than Class B Common Stock), or such other percentage determined by the Board of Directors in accordance with Section 9.1.8 of the Charter, excluding any such outstanding Common Stock of such class that is not treated as outstanding for U.S. federal income tax purposes.

“Common Unit” means a unit of membership interest in the LLC, authorized and issued under the Operating Agreement, and constituting a “Common Unit” as defined in the Operating Agreement as in effect as of the effective time of these Articles of Amendment and Restatement.

“Constructive Ownership” means ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excepted Holder” means a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 9.1.7.

“Excepted Holder Limit” means, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 9.1.7 and subject to adjustment pursuant to Section 9.1.7, the percentage limit established by the Board of Directors pursuant to Section 9.1.7.

“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“Initial Date” means the earlier of January 30, 2023 or such other date as determined by the Board of Directors in its discretion and set forth in a Certificate of Notice filed with, and accepted for record by, the SDAT.

“LLC” means Switch, Ltd., a Nevada limited liability company, or any successor entities thereto.

“Non-Founder Continuing Members” means each of the holders of Common Units immediately prior to the closing of the Corporation’s initial public offering of Class A Common Stock, other than any subsidiaries of the Corporation.

“Operating Agreement” means that certain Fifth Amended and Restated Operating Agreement, dated as of October 5, 2017, of the LLC as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Market Price” means, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.

“NYSE” means the New York Stock Exchange.

“Person” means an Individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prohibited Owner” means, with respect to any purported Transfer, any Person who, but for the provisions of Article IX, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 9.1.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

“Restriction Termination Date” means the first day after the Initial Date on which the Board of Directors determines pursuant to Section 6.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

“Transfer” means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire, or change its level of, Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Beneficially Owned or Constructively Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Trust” means any trust provided for in Section 9.2.

“Trustee” means the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

ARTICLE VI

PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 6.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be nine, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

Rob Roy

Angela Archon

Jason Genrich

Liane Pelletier

Zareh Sarrafian

Kim Sheehy

Donald D. Snyder

Tom Thomas

Bryan Wolf

Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.

The Corporation elects, effective at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining on the Board, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Section 6.2 Extraordinary Actions. Except as specifically provided in Section 6.8 (relating to removal of directors) and in Article X (relating to certain amendments of the Charter), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 6.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend or for the purpose of qualifying as a REIT under the Code), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 6.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 7.10 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the

Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors upon such terms and conditions as it may specify, determines that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 6.5 Indemnification and Advance of Expenses. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity and (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity, in either case, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The rights to indemnification and advance of expenses provided by the Charter shall vest immediately upon election of a director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advance of expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or of a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 6.6 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 6.7 REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article IX is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article IX.

Section 6.8 Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of Preferred Stock (as defined below) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Section 6.9 Corporate Opportunities. (a) To the fullest extent permitted by the laws of the State of Maryland, (x) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (i) the Board of Directors or any director, (ii) any stockholder, officer or agent of the Corporation, or (iii) any affiliate of any person or entity identified in the preceding clause (i) or (ii), but in each case excluding any such person in his or her capacity as an employee of the Corporation or its subsidiaries; (y) no holder of Class A Common Stock or Class B Common Stock and no director who is not an employee of the Corporation or its subsidiaries will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time are engaged or proposes to engage or (ii) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (z) if any holder of Class A Common Stock or Class B Common Stock or any director who is not an employee of the Corporation or its subsidiaries acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such holder of Class A Common Stock or Class B Common Stock or such director or any of their respective affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such holder of Class A Common Stock or Class B Common Stock or director shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such holder of Class A Common Stock or Class B Common Stock or director may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person or entity. The preceding sentence of this Section 6.9 shall not apply to any potential transaction or business opportunity that is expressly offered to a director, who is not an employee of the Corporation or its subsidiaries, solely in his or her capacity as a director.

(b) To the fullest extent permitted by the laws of the State of Maryland, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of the Corporation or its subsidiaries unless (x) the Corporation and its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the Charter, (y) the Corporation and its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (z) such transaction or opportunity would be in the same or similar line of business in which the Corporation and its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

(c) No holder of Class A Common Stock or Class B Common Stock and no director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6.9.

Section 6.10 Implementation of Restrictions. The Board of Directors shall have all powers necessary to implement the Restrictions (as defined below), including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

Section 6.11 Subtitle 8. In accordance with Section 3-802(c) of the MGCL, the Corporation is prohibited from electing to be subject to the provisions of Section 3-803 of the MGCL, unless such election is approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

ARTICLE VII

STOCK

Section 7.1 Authorized Shares. The Corporation has authority to issue 1,135,000,000 shares of stock, consisting of (i) 825,000,000 shares of Class A common stock, par value of $0.001 per share (the “Class A Common Stock”); (ii) 300,000,000 shares of Class B common stock, par value of $0.001 per share (the “Class B Common Stock,” and, together with the Class A Common Stock and any shares of stock herein classified or reclassified as common stock by the Board of Directors pursuant to this Article VII, the “Common Stock”); and (iii) 10,000,000 shares of preferred stock, par value of $0.001 per share (the “Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $1,135,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 7.2, 7.9 or 7.10 of this Article VII, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 7.2 Common Stock. Subject to the provisions of Article IX and except as may otherwise be specified in the Charter, each share of Class A common stock and Class B Common Stock shall entitle the holder thereof to one vote. Except as otherwise provided in the Charter, holders of shares of Class A Common Stock and of Class B Common Stock shall vote together as a single class (or if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock). The holders of any class or series of stock of the Corporation shall have exclusive voting rights on any Charter amendment that would alter the contract rights, as expressly set forth in the Charter, of only such class or series of stock of the Corporation. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 7.3 Class A Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Class A Common Stock shall be entitled (after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights of the holders of shares of any class of stock hereafter classified or reclassified having a preference over the Class A Common Stock as to distributions in the liquidation, dissolution or winding up of the Corporation) to share ratably in the remaining net assets of the Corporation, together with the holders of shares of any other class of stock now existing or hereafter classified or reclassified in parity with Class A Common Stock as to distributions in the liquidation, dissolution or winding up of the Corporation. The holders of shares of Class A Common Stock shall be entitled to receive dividends and other distributions when and as authorized by the Board of Directors and declared by the Corporation out of cash or other assets legally available therefor.

Section 7.4 Class B Common Stock.

Section 7.4.1 Issuance of Class B Common Stock. Additional shares of Class B Common Stock may be issued only to, and registered in the name of, the Non-Founder Continuing Members, their respective successors and assigns as well as their respective transferees permitted in accordance with Section 7.5 (including all subsequent successors, assigns and permitted transferees) (collectively, “Permitted Class B Owners”) and in accordance with Article VIII and the aggregate number of shares of Class B Common Stock following any such issuance registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units held of record by such Permitted Class B Owner under the Operating Agreement. For the avoidance of doubt, the Class B Common Stock is a non-economic interest in the Company and does not include any rights to profits or losses or any rights to receive distributions from operations of the Company or upon liquidation or winding up of the Company.

Section 7.4.2 No Dividends or Other Distributions. The holders of shares Class B Common Stock shall not be entitled to any regular or special dividend payments or other distributions from the Corporation. Without limiting the foregoing, the holders of shares of Class B Common Stock shall not be entitled to any dividends or other distributions declared or paid with respect to the shares of Class A Common Stock or any other shares of stock of the Corporation, whether paid in the ordinary course or upon any dissolution, liquidation (voluntary or otherwise) or winding up of the Corporation. Notwithstanding the foregoing, the holders of Class B Common Stock shall have the right to have their Common Units redeemed in exchange for shares of Class A Common Stock, or at the Corporation’s option, cash, in accordance with the Operating Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding up). A merger, consolidation, reorganization or other business combination of the Corporation with any other person or persons, or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 7.4.2.

Section 7.5 Transfers of Class B Common Stock.

Section 7.5.1 In connection with the redemption of Common Units pursuant to the Operating Agreement, a holder of Class B Common Stock may surrender shares of Class B Common Stock, to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to return such shares to the status of authorized and unissued shares of Class B Common Stock and, notwithstanding any provision of the Charter to the contrary, such shares shall not be reissued by the Corporation.

Section 7.5.2 The following transfer restriction in this Section 7.5.2 is referred to as the “Restrictions.”

(a) A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if such holder also simultaneously transfers an equal number of such holder’s Common Units (as such numbers may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or Common Units) to such transferee in compliance with the Operating Agreement.

Section 7.5.3 Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

Section 7.5.4 Upon a determination by the Board of Directors that a person has attempted or is attempting to transfer or to acquire Restricted Shares, or has purportedly transferred or acquired Restricted Shares, in violation of the Restrictions, the Board of Directors may take such action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the

Corporation, including, without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.

Section 7.5.5 The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 7.5 for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 7.5. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

Section 7.6 Cancellation of Common Units. To the extent that any Permitted Class B Owner exercises its right pursuant to the Operating Agreement to have its Common Units redeemed by the LLC in accordance with the Operating Agreement, then simultaneous with the payment of, at the Corporation’s election, cash or Class A Common Stock consideration to such Permitted Class B Owner by the LLC (in the case of a redemption) or the Corporation (in the case of an election by the Corporation pursuant to the Operating Agreement to effect a direct exchange with such Permitted Class B Owner), the Corporation shall cancel for no consideration a number of shares of Class B Common Stock registered in the name of the redeeming or exchanging Permitted Class B Owner equal to the number of Common Units held by such Permitted Class B Owner that are redeemed or exchanged in such redemption or exchange transaction. Notwithstanding the Restrictions, (i) in the event that any outstanding share of Class B Common Stock shall cease to be held by a registered holder of Common Units, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to return such share to the status of authorized and unissued share of Class B Common Stock, and such share shall, notwithstanding any provision of the Charter to the contrary, not be reissued by the Corporation, (ii) in the event that any registered holder of Class B Common Stock no longer holds an interest in an equal number of Common Units, the shares of Class B Common Stock registered in the name of such holder that exceed the number of Common Units held by such holder shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to return such share to the status of authorized and unissued share of Class B Common Stock, and such shares shall, notwithstanding any provision of the Charter to the contrary, not be reissued by the Corporation, and (iii) in the event that no Permitted Class B Owner owns any Common Units that are redeemable pursuant to the Operating Agreement, then all shares of Class B Common Stock will be cancelled for no consideration, and the Corporation will take all actions necessary to return such share to the status of authorized and unissued share of Class B Common Stock and such shares shall, notwithstanding any provision of the Charter to the contrary, not be reissued by the Corporation.

Section 7.7 Fractional Shares. The Class B Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise voting rights and to have the benefit of all other rights of holders of Class B Common Stock pro rata in accordance with such fractional interest. Subject to the Restrictions, holders of shares of Class B Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of this Charter, all references to the Class B Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of Class B Common Stock.

Section 7.8 Certificates. All certificates or book-entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CHARTER (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 7.9 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series from time to time into one or more classes or series of stock.

Section 7.10 Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article IX and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 7.10 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 7.11 Action by Stockholders. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by all stockholders entitled to vote on the matter and filed with the minutes of proceedings of the stockholders or (b) if the action is advised, and submitted to the stockholders for approval, by the Board of Directors and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Corporation in accordance with the MGCL. The Corporation shall give notice of any action taken by less than unanimous consent to each stockholder not later than ten days after the effective time of such action.

Section 7.12 Charter and Bylaws. The rights of all stockholders and the terms of all stock of the Corporation are subject to the provisions of the Charter and the Bylaws.

Section 7.13 Distributions. Except as may otherwise be expressly provided in the terms of any class or series of Preferred Stock, in determining whether a distribution (other than upon liquidation, dissolution or winding up) is permitted under Maryland law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution, shall not be added to the Corporation’s total liabilities.

Section 7.14 Reservation of Stock. The Corporation shall reserve and keep available out of its authorized but unissued shares or other securities of each class or series, the number of shares or securities of such class or series required to be available for issuance pursuant to the Operating Agreement. The Corporation covenants that all shares of Class A Common Stock issued pursuant to the Operating Agreement will, upon issuance, be validly issued, fully paid and non-assessable.

ARTICLE VIII

PRESERVATION OF RATIO OF SHARES

Section 8.1 The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to awards made under the Switch, Inc. 2017 Incentive Award Plan, and any other stock incentive plan adopted by the Corporation from time to time, that have not yet vested thereunder and (ii) shares of Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including without limitation any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the LLC).

Section 8.2 The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by all Permitted Class B Owners and the number of outstanding shares of Class B Common Stock owned by all Permitted Class B Owners.

Section 8.3 The Corporation shall not undertake or authorize (i) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class B Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times, subject to the provisions of this Charter, a one-to-one ratio between the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock, unless, in the case of clause (i) or (ii) of this Section 8.3, such action is necessary to maintain at all times both a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock and a one-to-one ratio between the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock.

Section 8.4 The Corporation shall not issue or repurchase shares of Class A Common Stock unless in connection with any such issuance or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances or repurchases, the number of Common Units owned by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to awards made under the Switch, Inc. 2017 Incentive Award Plan, and any other stock incentive plan adopted by the Corporation from time to time, that have not yet vested thereunder, and (ii) shares of Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including without limitation any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the LLC). The Corporation shall not issue or repurchase or redeem shares of Preferred Stock unless in connection with any such issuance, repurchase or redemption, the Corporation takes all requisite action such that, after giving effect to all such issuances, repurchases or redemptions, the Corporation holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the LLC which (in the good faith determination by the Board of Directors) are in the aggregate substantially equivalent in all respects to the outstanding Preferred Stock so issued, transferred, delivered, repurchased or redeemed.

Section 8.5 The Corporation shall not consolidate, merge, combine or consummate any other transaction (other than an action or transaction for which an adjustment is provided in one of the preceding paragraphs of this Article VIII or in Article VII) in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each Common Unit shall be entitled to be exchanged for or converted into (without duplication of any corresponding share of Class A Common Stock which the Corporation may elect to issue upon a redemption of such Common Unit by the holder thereof) the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted, in each case to maintain at all times a one-to-one ratio between (x) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one share of Class A Common Stock and (y) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one Common Unit. The foregoing provisions of this Section 8.5 shall not apply to any action or transaction (including any consolidation, merger or combination) approved by a majority of the votes entitled to be cast by the holders of the Class A Common Stock and the Class B Common Stock, each voting as a separate class.

ARTICLE IX

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 9.1 Capital Stock.

9.1.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 9.3:

(a) Basic Restrictions.

(i) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of any class of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock could result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, Beneficial Ownership or Constructive Ownership that could result in the Corporation Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), taking into account any other income of the Corporation that would not constitute qualifying income under such requirements.

(iii) Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 9.1.1(a)(i) or (ii),

(i) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 9.1.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 9.2, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 9.1.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 9.1.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii) In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Section 9.1.1(b) and Section 9.2 hereof, shares shall be so transferred to a Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Trust (except as provided in Section 9.1.6) and, to the extent not inconsistent therewith, on a pro rata basis (unless otherwise determined by the Board of Directors in its sole and absolute discretion).

(iv) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 9.1.1(b), a violation of any provision of this Article IX would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would result in the shares of Capital Stock being Beneficially Owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than 100 persons), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article IX.

Section 9.1.2 Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 9.1.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 9.1.1 (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable, in its sole and absolute discretion, to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 9.1.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

Section 9.1.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 9.1.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 9.1.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 9.1.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of such class of series of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide promptly to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in order to determine the Corporation’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Section 9.1.5 Remedies Not Limited. Subject to Section 6.7 of the Charter, nothing contained in this Section 9.1 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation or the interests of its stockholders in preserving the Corporation’s status as a REIT.

Section 9.1.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article IX, including Section 9.1, Section 9.2 or any definition contained in Article V, or any defined term used in this Article IX but defined elsewhere in the Charter, the Board of Directors may determine the application of the provisions of this Section 9.1 or Section 9.2 or any such definition with respect to any situation based on the facts known to it. In the event Section 9.1 or Section 9.2 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Section 9.1, Section 9.2 or Article V. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 9.1.2) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 9.1.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually owned by such Person, and second to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons that actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 9.1.7 Exceptions.

(a) Subject to Section 9.1.1(a)(ii), the Board of Directors, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors determines, based on such representations and undertakings from such Person to the extent required by the Board of Directors and as are reasonably necessary for the Board of Directors to ascertain, that such exemption will not cause five or fewer Individuals to Beneficially Own more than 49% in value of the outstanding Capital Stock (taking into account the then-current Common Stock Ownership Limit and Aggregate Stock Ownership Limit, any then-existing Excepted Holder Limits, and the Excepted Holder Limit of such Person);

(ii) the Board of Directors determines that such Person does not and such Person represents that it will not Constructively Own an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as the Board of Directors determines are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity directly or indirectly owned, in whole or in part, or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 9.1.1 through 9.1.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 9.1.1(b) and 9.2.

(b) Prior to granting any exception pursuant to Section 9.1.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 9.1.1(a)(ii), an underwriter which participates in a public offering, forward sale or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, forward sale or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, as applicable.

Section 9.1.8 Increase or Decrease in Common Stock Ownership or Aggregate Stock Ownership Limits. Subject to Section 9.1.1(a)(ii) and this Section 9.1.8, the Board of Directors may, in its sole and absolute discretion, from time to time increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for one or more Persons and increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for all other Persons. No decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit will be effective for any Person whose percentage of ownership of Capital Stock is in excess of such decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Capital Stock equals or falls below the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable; provided, however, any further acquisition of Capital Stock or increased Beneficial Ownership or Constructive Ownership of shares of Capital Stock by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 9.1.7(a) or an Excepted Holder) in excess of the Capital Stock Beneficially Owned or Constructively Owned by such person on the date the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, became effective will be in violation of the Common Stock Ownership Limit or Aggregate Stock Ownership Limit. No increase to the Common Stock Ownership Limit or Aggregate Stock Ownership Limit may be approved if the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit (taking into account any then-existing Excepted Holder Limits) would allow five or fewer Individuals to Beneficially Own, in the aggregate more than 49% in value of the outstanding Capital Stock.

Section 9.1.9 Legend. Each certificate for shares of Capital Stock, if certificated, shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially Own or Constructively Own shares of any class of the Corporation’s Common Stock in excess of the Common Stock Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts or intends to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice. If any of the restrictions on Transfer or ownership provided in (i), (ii) or (iii) above are violated, the shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, if the ownership restrictions provided in (iv) above would be violated or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Instead of the foregoing legend, the certificate or any notice in lieu of a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

Section 9.2 Transfer of Capital Stock in Trust.

Section 9.2.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 9.1.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 9.1.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 9.2.6.

Section 9.2.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 9.2.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article IX, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

Section 9.2.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 9.1.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 9.2.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 9.2.3 of this Article IX. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 9.2.4, such excess shall be paid to the Trustee upon demand.

Section 9.2.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise, gift or other transaction, the Market Price at the time of such devise, gift or other transaction) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions that has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 9.2.3 of this Article IX. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 9.2.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 9.2.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Charitable Beneficiaries of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 9.1.1(a) in the hands of such Charitable Beneficiary or Charitable Beneficiaries and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 9.1.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 9.3 NYSE Transactions. Nothing in this Article IX shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article IX and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article IX.

Section 9.4 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article IX.

Section 9.5 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 9.6 Severability. If any provision of this Article IX or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provision shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE X

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as set forth in this Article X and for those amendments to the Charter permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Any amendment to Section 6.8 or Article XI of the Charter or to this sentence of the Charter shall be valid only if approved by the affirmative vote of stockholders entitled to cast two-thirds of all the votes entitled to be cast on the matter.

ARTICLE XI

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article XI, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article XI, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article VI of the foregoing amendment and restatement of the charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000 shares of Class A Common Stock, $0.01 par value per share. The aggregate par value of all shares of stock having par value was $10.00.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 1,135,000,000, consisting of 825,000,000 shares of Class A Common Stock, par value of $0.001 per share; 300,000,000 shares of Class B Common Stock, par value of $0.001 per share; and 10,000,000 shares of preferred stock, par value of $0.001 per share. The aggregate par value of all authorized shares of stock having par value is $1,135,000.

NINTH: These Articles of Amendment and Restatement shall become effective at [                ] p.m., Eastern Time, on [                ].

TENTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this                day of                 , 2022.

ATTEST:	SWITCH MARYLAND, INC.

	By:		(SEAL)
Secretary		President

Appendix E

SWITCH MARYLAND, INC.

BYLAWS

ARTICLE I

OFFICES

Section 1. PRINCIPAL OFFICE. The principal office of the Corporation in the State of Maryland shall be located at such place as the Board of Directors of the Corporation (“Board of Directors” or “Board”) may designate.

Section 2. ADDITIONAL OFFICES. The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. PLACE. All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting.

Section 2. ANNUAL MEETING. An annual meeting of stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors.

Section 3. SPECIAL MEETINGS.

(a) General. Each of the chair of the board, chief executive officer, president and Board of Directors may call a special meeting of stockholders. Except as provided in subsection (b)(4) of this Section 3, a special meeting of stockholders shall be held on the date and at the time and place set by the chair of the board, chief executive officer, president or Board of Directors, whoever has called the meeting. Subject to subsection (b) of this Section 3, a special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”).

(b) Stockholder-Requested Special Meetings.

(1) Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder and each matter proposed to be acted on at the meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which a Record Date Request Notice is received by the secretary.

(2) In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than the Special Meeting Percentage shall be delivered to the secretary. In addition, the Special Meeting Request shall (a) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (b) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (c) set forth (i) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), (ii) the class, series and number of all shares of stock of the Corporation which are owned (beneficially or of record) by each such stockholder and (iii) the nominee holder for, and number of, shares of stock of the Corporation owned beneficially but not of record by such stockholder, (d) be sent to the secretary by registered mail, return receipt requested, and (e) be received by the secretary within 60 days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

(3) The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.

(4) In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 2:00 p.m., local time, on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation. In fixing a date for a Stockholder-Requested Meeting, the Board of Directors may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting. In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date. The Board of Directors may revoke the notice for any Stockholder-Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of paragraph (3) of this Section 3(b).

(5) If written revocations of the Special Meeting Request have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the secretary: (i) if the notice of meeting has not already been delivered, the secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders that have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been delivered and if the secretary first sends to all requesting stockholders that have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chair of the meeting to adjourn the meeting without action on the matter, (A) the secretary may revoke the notice of the meeting at any time before ten days before the commencement of the meeting or (B) the chair of the meeting may call the meeting to order and adjourn the meeting from time to time without acting on the matter. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

(6) The chair of the board, chief executive officer, president or Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the secretary until the earlier of (i) five Business Days after actual receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(7) For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Section 4. NOTICE. Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote that is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Corporation may give a single notice to all stockholders that share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting.

Subject to Section 11(a) of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice. The Corporation may postpone or cancel a meeting of stockholders by making a public announcement (as defined in Section 11(c)(3) of this Article II) of such postponement or cancellation prior to the meeting. Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this section.

Section 5. ORGANIZATION AND CONDUCT. Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chair of the meeting or, in the absence of such appointment or appointed individual, by the chair of the board or, in the case of a vacancy in the office or absence of the chair of the board, by one of the following individuals present at the meeting in the following order: the lead independent director, if there is one, the chief executive officer, the president, the vice presidents in their order of rank and, within each rank, in their order of seniority, the secretary, or, in the absence of such officers, a chair chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary or, in the case of a vacancy in the office or absence of the secretary, an assistant secretary or an individual appointed by the Board of Directors or the chair of the meeting shall act as secretary. In the event that the secretary presides at a meeting of stockholders, an assistant secretary, or, in the absence of all assistant secretaries, an individual appointed by the Board of Directors or the chair of the meeting, shall record the minutes of the meeting. Even if present at the meeting, the person holding the office named herein may delegate to another person the power to act as chair or secretary of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chair of the meeting. The chair of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chair and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance or participation at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chair of the meeting may determine; (c) recognizing speakers at the meeting and determining when and for how long speakers and any individual speaker may address the meeting; (d) determining when and for how long the polls should be opened and when the polls should be closed and when announcement of the results should be made; (e) maintaining order and security at the meeting; (f) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chair of the meeting; (g) concluding a meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place either (i) announced at the meeting or (ii) provided at a future time through means announced at the meeting; and (h) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with any rules of parliamentary procedure.

Section 6. QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter of the Corporation (the “Charter”) for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of the stockholders, the chair of the meeting may adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. The date, time and place of the meeting, as reconvened, shall be either (i) announced at the meeting or (ii) provided at a future time through means announced at the meeting.

The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

Section 7. VOTING. A nominee for director shall be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee at a meeting of stockholders duly called and at which a quorum is present. However, directors shall be elected by a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present for which (i) the secretary of the Corporation receives notice that a stockholder has nominated an individual for election as a director in compliance with the requirements of advance notice of stockholder nominees for director set forth in Article II, Section 11 or Article II, Section 13 of these Bylaws, and (ii) such nomination has not been withdrawn by such stockholder on or before the close of business on the tenth day before the date of filing of the definitive proxy statement of the Corporation with the Securities and Exchange Commission, and, as a result of which, the number of nominees is greater than the number of directors to be elected at the meeting. Each share entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute, by the Charter or by these Bylaws. Unless otherwise provided by statute or by the Charter, each outstanding share of stock, regardless of class, entitles the holder thereof to cast one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chair of the meeting shall order that voting be by ballot or otherwise.

Section 8. PROXIES. A holder of record of shares of stock of the Corporation may cast votes in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by applicable law. Such proxy or evidence of authorization of such proxy shall be filed with the record of the proceedings of the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

Section 9. VOTING OF STOCK BY CERTAIN HOLDERS. Stock of the Corporation registered in the name of a corporation, limited liability company, partnership, joint venture, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, managing member, manager, general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any trustee or fiduciary, in such capacity, may vote stock registered in such trustee’s or fiduciary’s name, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders that may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or appropriate. On receipt by the secretary of the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder that makes the certification.

Section 10. INSPECTORS. The Board of Directors or the chair of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector. Except as otherwise provided by the chair of the meeting, the inspectors, if any, shall (a) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (b) receive and tabulate all votes, ballots or consents, (c) report such tabulation to the chair of the meeting, (d) hear and determine all challenges and questions arising in connection with the right to vote, and (e) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 11. ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS.

(a) Annual Meetings of Stockholders. (1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record at the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving of notice by the stockholder as provided for in this Section 11(a) and at the time of the annual meeting (and any postponement or adjournment thereof), that is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and that has complied with this Section 11(a) and, as applicable, with Section 13 of this Article II with respect to qualifying nominations of a Stockholder Nominee pursuant to a Notice of Proxy Access Nomination (each as defined below).

(2) For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 11 and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed more than 70 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(3) Such stockholder’s notice shall set forth:

(i) as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act;

(ii) as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;

(iii) as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,

(A) the class, series and number of all shares of stock or other securities of the Corporation or any affiliate thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person,

(B) the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person, and

(C) whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit of changes in the price of (x) Company Securities or (y) any security of any entity that was listed in the Peer Group in the Stock Performance Graph in the most recent annual report to security holders of the Corporation (a “Peer Group Company”) for such stockholder, Proposed Nominee or Stockholder Associated Person or (II) increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Corporation or any affiliate thereof (or, as applicable, in any Peer Group Company) disproportionately to such person’s economic interest in the Company Securities (or, as applicable, in any Peer Group Company); and

(D) any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(iv) as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (3) of this Section 11(a) and any Proposed Nominee,

(A) the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and address, if different, of each such Stockholder Associated Person and any Proposed Nominee and

(B) the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

(v) the name and address of any person who contacted or was contacted by the stockholder giving the notice or any Stockholder Associated Person about the Proposed Nominee or other business proposal; and

(vi) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business.

(4) Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a written undertaking executed by the Proposed Nominee (i) that such Proposed Nominee (a) is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation and (b) will serve as a director of the Corporation if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request by the stockholder providing the notice, and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded).

(5) Notwithstanding anything in this subsection (a) of this Section 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting, a stockholder’s notice required by this Section 11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by the Corporation.

(6) For purposes of this Section 11, “Stockholder Associated Person” of any stockholder shall mean (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting and, except as contemplated by and in accordance with the next two sentences of this Section 11(b), no stockholder may nominate an individual for election to the Board of Directors or make a proposal of other business to be considered at a special meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) provided that the special meeting has been called in accordance with Section 3(a) of this Article II for the purpose of electing directors, by any stockholder of the Corporation that is a stockholder of record at the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving of notice provided for in this Section 11 and at the time of the special meeting (and any postponement or adjournment thereof), that is entitled to vote at the meeting in the election of each individual so nominated and that has complied with the notice procedures set forth in this Section 11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by paragraphs (a)(3) and (4) of this Section 11, is delivered to the secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(c) General. (1) If information submitted pursuant to this Section 11 or Section 13 of this Article II by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 11 or Section 13 of this Article II. Any such stockholder shall notify the Corporation of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the secretary or the Board of Directors, any such stockholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11 or Section 13 of this Article II, and (B) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 11 or Section 13 of this Article II as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 11 or Section 13 of this Article II.

(2) Only such individuals who are nominated in accordance with this Section 11 or Section 13 of this Article II shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11. The chair of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11.

(3) For purposes of this Section 11 and Section 13 of this Article II, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time. “Public announcement” shall mean disclosure (A) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (B) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(4) Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act with respect to the matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, any proxy statement filed by the Corporation with the Securities and Exchange Commission pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 11 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.

(5) Notwithstanding anything in these Bylaws to the contrary, except as otherwise determined by the chair of the meeting, if the stockholder giving notice as provided for in this Section 11 does not appear in person or by proxy at such annual or special meeting to present each nominee for election as a director or the proposed business, as applicable, such matter shall not be considered at the meeting.

Section 12. TELEPHONE AND REMOTE COMMUNICATION MEETINGS. The Board of Directors or chair of the meeting may permit one or more stockholders to participate in a meeting by means of a conference telephone or other communications equipment in any manner permitted by Maryland law. In addition, the Board of Directors may determine that a meeting not be held at any place, but instead may be held solely by means of remote communications in any matter permitted by Maryland law. Participation in a meeting by these means constitutes presence in person at the meeting.

Section 13. PROXY ACCESS FOR DIRECTOR NOMINATIONS AT ANNUAL MEETINGS.

(a) Notwithstanding anything to the contrary in these Bylaws, whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 13, the Corporation shall include in its proxy statement and related additional soliciting materials relating to the election of directors, if any (the “Company Proxy Materials”) pursuant to Section 14(a) of the Exchange Act, in addition to any individuals nominated for election by or at the direction of the Board of Directors, the name, together with the Required Information (as defined below), of any individual nominated for election to the Board of Directors (each such individual being hereinafter referred to as a “Stockholder Nominee”) by a stockholder or group of no more than 20 stockholders that satisfies the requirements of this Section 13 (such individual or group, including as the context requires each member thereof, being hereinafter referred to as the “Eligible Stockholder”). For purposes of this Section 13, the “Required Information” that the Corporation shall include in the Company Proxy Materials is (1) the information provided to the Secretary of the corporation concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Company Proxy Materials by the rules and regulations promulgated under the Exchange Act and (2) if the Eligible Stockholder so elects, a written statement in support of the Stockholder Nominee’s candidacy, not to exceed 500 words, delivered to the Secretary of the corporation at the time the Notice of Proxy Access Nomination (as defined below) required by this Section 13 is provided (the “Statement”). Notwithstanding anything to the contrary contained in this Section 13, the corporation may omit from the Company Proxy Materials any information or Statement (or portion thereof) that the Board of Directors determines is materially false or misleading, omits to state any material fact necessary in order to make such information or Statement, in light of the circumstances under which it was provided or made, not misleading, would violate any applicable law or regulation or provision of the Charter or these Bylaws or impugns the character, integrity or personal reputation of a person or makes charges concerning improper, illegal or immoral conduct or associations, in each case without factually foundation.

(b) To be eligible to require the Corporation to include a Stockholder Nominee in the Company Proxy Materials pursuant to this Section 13, an Eligible Stockholder must have Owned (as defined below) at least three percent or more of the shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Corporation outstanding from time to time (the “Required Shares”) continuously for at least three years (the “Minimum Holding Period”) as of both (i) the date the Notice of Proxy Access Nomination is delivered or mailed to the secretary of the Corporation in accordance with this Section 13 and (ii) the close of business on the record date for determining the stockholders entitled to vote at the annual meeting of stockholders, and must continuously Own the Required Shares through the date of such annual meeting (and any postponement or adjournment thereof). For purposes of this Section 13, an Eligible Stockholder shall be deemed to “Own” only those outstanding shares of Common Stock as to which the Eligible Stockholder possesses both (1) the full voting and investment rights pertaining to such shares and (2) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares (i) sold by such Eligible Stockholder or any of its Affiliates (as defined below) in any transaction that has not been settled or closed, including short sales, (ii) borrowed by such Eligible Stockholder or any of its Affiliates for any purpose or purchased by such Eligible Stockholder or any of its Affiliates pursuant to an agreement to resell, (iii) that are subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument, agreement, arrangement or understanding entered into by such stockholder or any of its Affiliates, whether any such instrument, agreement, arrangement or understanding is to be settled with shares or with cash based on the notional amount or value of outstanding shares of Common Stock, in any such case which instrument, agreement, arrangement or understanding has, or is intended to have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its Affiliate’s full right to vote or direct the voting of any such shares and/or (B) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such shares by such stockholder or its Affiliate or (iv) for which the stockholder has transferred the right to vote the shares other than by means of a proxy, power of attorney or other instrument or arrangement that is unconditionally revocable at any time by the stockholder and that expressly directs the proxy holder to vote at the direction of the stockholder. For avoidance of doubt, shares of Class B common stock of the Corporation shall constitute shares of capital stock “owned” within the definition in this Section 13 if and only if such owner both is a Permitted Class B Owner possessing the full voting rights conferred by such Class B common stock, and also possesses the full investment rights and economic interest associated therewith as the holder of record of an aggregate number of common units in Switch Ltd. equal to the number of such shares of Class B common stock, all as defined in and required by the Charter. In addition, an Eligible Stockholder shall be deemed to “Own” shares of Common Stock held in the name of a nominee or other intermediary so long as the stockholder retains the full right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares of Common Stock. An Eligible Stockholder’s Ownership of shares of Common Stock shall be deemed to continue during any period in which the stockholder has loaned such shares provided that the Eligible Stockholder has the power to recall such loaned shares on five Business Days’ notice and has in fact recalled such loaned shares as of the time the Notice of Proxy Access Nomination is provided and through the date of the annual meeting of stockholders. For purposes of this Section 13, the terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings. Whether outstanding shares of Common Stock are “Owned” for these purposes shall be determined by the Board of Directors. In addition, the term “Affiliate” or “Affiliates” shall have the meaning ascribed thereto under the Exchange Act.

(c) To be eligible to require the Corporation to include a Stockholder Nominee in the Company Proxy Materials pursuant to this Section 13, an Eligible Stockholder must provide to the Secretary of the Corporation, in proper form and within the times specified below, (1) a written notice expressly electing to have such Stockholder Nominee included in the Company Proxy Materials pursuant to this Section 13 (a “Notice of Proxy Access Nomination”) and (2) any updates or supplements to such Notice of Proxy Access Nomination. To be timely, the Notice of Proxy Access Nomination must be delivered or mailed to and received by the Secretary of the Corporation at the principal executive office of the Corporation not earlier than the one hundred fiftieth (150th) day nor later than 5:00 p.m., Eastern Time, on the one hundred twentieth (120th) day prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of Article II) for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting of stockholders is advanced by more than 30 days or delayed by more than 70 days from the first anniversary of the date of the preceding year’s annual meeting, the Notice of Proxy Access Nomination to be timely must be so delivered or mailed to and received by the Secretary not earlier than the one hundred fiftieth (150th) day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement (as defined in Section 11(c)(3) of Article II) of the date of such annual meeting is first made. The public announcement of a postponement or an adjournment of an annual meeting shall not commence a new time for the giving of a Notice of Proxy Access Nomination as described above.

(d) To be in proper form for purposes of this Section 13, the Notice of Proxy Access Nomination delivered or mailed to and received by the Secretary shall include the following information:

(1) one or more written statements from the record holder of the Required Shares (or from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period and, if applicable, each participant in the Depository Trust Company (“DTC”) or affiliate of a DTC participant through which the Required Shares are or have been held by such intermediary during the Minimum Holding Period if the intermediary is not a DTC participant or affiliate of a DTC participant) verifying that, as of a date within seven Business Days prior to the date the Notice of Proxy Access Nomination is delivered to or mailed to and received by the secretary of the Corporation, the Eligible Stockholder Owns, and has Owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide (i) within five Business Days after the record date for the annual meeting of stockholders, written statements from the record holder or intermediaries between the record holder and the Eligible Stockholder verifying the Eligible Stockholder’s continuous Ownership of the Required Shares through the close of business on the record date, together with a written statement by the Eligible Stockholder that such Eligible Stockholder will continue to Own the Required Shares through the date of such annual meeting (and any postponement or adjournment thereof), and (ii) the updates and supplements to the Notice of Proxy Access Nomination at the times and in the forms required by this Section 13;

(2) a copy of the Schedule 14N filed or to be filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

(3) information that is the same as would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 11(a)(3) of this Article II;

(4) a written undertaking executed by the Stockholder Nominee (i) that such Stockholder Nominee (A) is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation, (B) did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation and (C) consents to being named in the Company Proxy Materials and will serve as a director of the Corporation if elected and (ii) attaching a completed Stockholder Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request by the Eligible Stockholder, and shall include all information relating to the Stockholder Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Stockholder Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded);

(5) the written agreement of the Stockholder Nominee, upon such Stockholder Nominee’s election, to make such acknowledgments, enter into such agreements and provide such information as the Board of Directors requires of all directors at such time, including, without limitation, agreeing to be bound by the Corporation’s code of conduct, insider trading policy and other similar policies and procedures applicable to directors;

(6) a representation that the Eligible Stockholder (i) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and that neither the Eligible Stockholder nor any Stockholder Nominee being nominated thereby presently has such intent, (ii) has not nominated and will not nominate for election to the Board of Directors at the annual meeting of stockholders (or any postponement or adjournment thereof) any individual other than the Stockholder Nominee(s) included in the Company Proxy Materials pursuant to this Section 13, (iii) has not engaged and will not engage in, and has not been and will not be a “participant” in another person’s, “solicitation,” each within the meaning of Rule 14a-1(l) and Instruction 3 to Item 4 of Schedule 14A under the Exchange Act, in support of the election of any individual as a director at the annual meeting (or any postponement or adjournment thereof) other than such Stockholder Nominee(s) or a nominee of the Board of Directors, (iv) has complied, and will comply, with all applicable laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting, including, without limitation, Rule 14a-9 under the Exchange Act, (v) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation and (vi) has not provided and will not provide facts, statements or information in its communications with the Corporation and the stockholders that were not or will not be true, correct and complete in all material respects or which omitted or will omit to state a material fact necessary in order to make such facts, statements or information, in light of the circumstances under which they were or will be provided, not misleading;

(7) a written description of any agreement, arrangement or understanding with, or commitment or assurance to, any person or entity as to how the Stockholder Nominee, if elected as a director of the Corporation, will act or vote on any issue or question or issues or questions generally in his or her capacity as a director, together with a copy of any such agreement, arrangement or understanding, if written;

(8) a written undertaking that the Eligible Stockholder (i) assumes all liability stemming from any legal or regulatory violation arising out of communications with the stockholders by the Eligible Stockholder, its Affiliates and associates or their respective agents or representatives, either before or after providing a Notice of Proxy Access Nomination pursuant to this Section 13, or out of the facts, statements or information that the Eligible Stockholder or its Stockholder Nominee(s) provided to the Corporation pursuant to this Section 13 or otherwise in connection with the inclusion of such Stockholder Nominee(s) in the Company Proxy Materials pursuant to this Section 13, and (ii) indemnifies and holds harmless the Corporation and each of its directors, officers and employees against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination of a Stockholder Nominee or inclusion of such Stockholder Nominee in the Company Proxy Materials pursuant to this Section 13;

(9) a written description of any compensatory, payment or other agreement, arrangement or understanding with any person or entity other than the Corporation under which the Stockholder Nominee is receiving or will receive compensation or payments directly related to service on the Board of Directors, together with a copy of any such agreement, arrangement or understanding if written; and

(10) in the case of the nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination.

The Corporation may also require each Stockholder Nominee and the Eligible Stockholder to furnish such other information (i) as may reasonably be required by the Corporation to determine the eligibility of such Stockholder Nominee to serve as an independent director, (ii) that could be material to a stockholder’s understanding of the independence or lack of independence of such Stockholder Nominee or (iii) as may reasonably be required by the Corporation to determine that the Eligible Stockholder meets the criteria for qualification as an Eligible Stockholder.

(e) To be eligible to require the Corporation to include a Stockholder Nominee in the Company Proxy Materials pursuant to this Section 13, an Eligible Stockholder must further update and supplement the Notice of Proxy Access Nomination, if necessary, so that the information provided or required to be provided in such Notice of Proxy Access Information pursuant to this Section 13 shall be true and correct as of the record date for the annual meeting of stockholders and as of the date that is ten Business Days prior to such annual meeting or any postponement or adjournment thereof, and such update and supplement (or a written notice stating that there is no such update or supplement) shall be delivered or mailed to and received by the Secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the fifth Business Day after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than 5:00 p.m., Eastern Time, on the eighth Business Day prior to the date of the meeting, if practicable, or, if not practicable, on the first practicable date prior to the meeting or any postponement or adjournment thereof (in the case of the update and supplement required to be made as of ten Business Days prior to the meeting or any postponement or adjournment thereof).

(f) In the event that any facts, statements or information provided by the Eligible Stockholder or a Stockholder Nominee to the Corporation or the stockholders ceases to be true, correct and complete in all material respects or omits a material fact necessary to make such facts, statements or information, in light of the circumstances under which they were provided, not misleading, the Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided facts, statements or information and of the facts, statements or information required to correct any such defect.

(g) Whenever an Eligible Stockholder consists of a group of more than one stockholder, each provision in this Section 13 that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to comply with any other conditions shall be deemed to require each stockholder that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (which, if applicable, shall apply with respect to the portion of the Required Shares Owned by such stockholder). When an Eligible Stockholder is comprised of a group, a violation of any provision of these Bylaws by any member of the group shall be deemed a violation by the entire group. No person may be a member of more than one group of persons constituting an Eligible Stockholder with respect to any annual meeting of stockholders. In determining the aggregate number of stockholders in a group, two or more funds that are (1) under common management and investment control, (2) under common management and funded primarily by the same employer (or by a group of related employers that are under common control) or (3) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended (each, a “Qualifying Fund Family”), shall be treated as one stockholder. Not later than the deadline for delivery of the Notice of Proxy Access Nomination pursuant to this Section 13, a Qualifying Fund Family whose stock Ownership is counted for purposes of determining whether a stockholder or group of stockholders qualifies as an Eligible Stockholder shall provide to the Secretary of the Corporation such documentation as is reasonably satisfactory to the Board of Directors, in its sole discretion, that demonstrates that the funds comprising the Qualifying Fund Family satisfy the definition thereof.

(h) The maximum number of Stockholder Nominees nominated by all Eligible Stockholders and entitled to be included in the Company Proxy Materials with respect to an annual meeting of stockholders shall be the greater of (i) 20% of the number of directors up for election as of the last day on which a Notice of Proxy Access Nomination may be timely delivered pursuant to and in accordance with this Section 13 (the “Final Proxy Access Nomination Date”) or, if such percentage is not a whole number, the closest whole number below such percentage, or (ii) two; provided that the maximum number of Stockholder Nominees entitled to be included in the Company Proxy Materials with respect to a forthcoming annual meeting of stockholders shall be reduced by (A) the number of individuals who were elected as directors at the immediately preceding or second preceding annual meeting of stockholders after inclusion in the Company Proxy Materials pursuant to this Section 13 and whom the Board of Directors nominates for re-election at such forthcoming annual meeting of stockholders and (B) any directors in office or director candidates that, in either case, will be included in the Company Proxy Materials with respect to such annual meeting of stockholders as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or other understanding between the Corporation and a stockholder or group of stockholders (other than any such agreement, arrangement or other understanding entered into or in connection with an acquisition of Common Stock, by such stockholder or group of stockholders from the Corporation). In the event that one or more vacancies for any reason occur on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting of stockholders and the Board of Directors elects to reduce the size of the Board of Directors in connection therewith, the maximum number of Stockholder Nominees eligible for inclusion in the Company Proxy Materials pursuant to this Section 13 shall be calculated based on the number of directors serving as so reduced. Any individual nominated by an Eligible Stockholder for inclusion in the Company Proxy Materials pursuant to this Section 13 whose nomination is subsequently withdrawn or whom the Board of Directors decides to nominate for election to the Board of Directors shall be counted as one of the Stockholder Nominees for purposes of determining when the maximum number of Stockholder Nominees eligible for inclusion in the Company Proxy Materials pursuant to this Section 13 has been reached. Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Company Proxy Materials pursuant to this Section 13 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees be selected for inclusion in the Company Proxy Materials in the event that the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 13 exceeds the maximum number of Stockholder Nominees eligible for inclusion in the Company Proxy Materials pursuant to this Section 13(h). In the event the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 13 exceeds the maximum number of nominees eligible for inclusion in the Company Proxy Materials pursuant to this Section 13(h), the highest-ranking Stockholder Nominee from each Eligible Stockholder pursuant to the preceding sentence shall be selected for inclusion in the Company Proxy Materials until the maximum number is reached, proceeding in order of the number of shares of Common Stock (largest to smallest) disclosed as Owned by each Eligible Stockholder in the Notice of Proxy Access Nomination submitted to the Secretary of the Corporation. If the maximum number is not reached after the highest-ranking Stockholder Nominee from each Eligible Stockholder has been selected, this selection process shall continue as many times as necessary, following the same order each time, until the maximum number is reached. The Stockholder Nominees so selected in accordance with this Section 13(h) shall be the only Stockholder Nominees entitled to be included in the Company Proxy Materials and, following such selection, if the Stockholder Nominees so selected are not included in the Company Proxy Materials or are not submitted for election for any reason (other than the failure of the Corporation to comply with this Section 13), no other Stockholder Nominees shall be included in the Company Proxy Materials pursuant to this Section 13.

(i) The Corporation shall not be required to include, pursuant to this Section 13, a Stockholder Nominee in the Company Proxy Materials for any annual meeting of stockholders (1) for which meeting the Secretary of the Corporation receives a notice that the Eligible Stockholder or any other stockholder has nominated one or more individuals for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 11 of this Article II, (2) if the Eligible Stockholder that has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation,” each within the meaning of Rule 14a-1(l) and Instruction 3 to Item 4 of Schedule 14A under the Exchange Act, in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (3) if such Stockholder Nominee would not qualify as independent (as determined under the rules of the Securities and Exchange Commission and the rules and listing standards of any national securities exchange on which any securities of the Corporation are listed and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors)), (4) if the election of such Stockholder Nominee as a director would cause the Corporation to fail to comply with these Bylaws, the Charter, the rules and listing standards of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded, or any applicable state or federal law, rule or regulation, (5) if such Stockholder Nominee is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (6) if such Stockholder Nominee is a defendant in or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted or has pleaded nolo contendere in such a criminal proceeding within the past ten years, (7) if such Stockholder Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (8) if the Eligible Stockholder that has nominated such Stockholder Nominee or such Stockholder Nominee provides any facts, statements or information to the Corporation or the stockholders required or requested pursuant to this Section 13 that is not true, correct and complete in all material respects or that omits a material fact necessary to make such facts, statements or information, in light of the circumstances in which they were provided, not misleading, or that otherwise contravenes any of the agreements, representations or undertakings made by such Eligible Stockholder or Stockholder Nominee pursuant to this Section 13 or (9) if the Eligible Stockholder that has nominated such Stockholder Nominee or such Stockholder Nominee fails to comply with any of its obligations pursuant to this Section 13, in each instance as determined by the Board of Directors, in its sole discretion. The Corporation may solicit against, and include in the proxy statement any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of the Stockholder Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 13.

(j) Notwithstanding anything to the contrary set forth herein, the Board of Directors or the officer of the Corporation presiding at an annual meeting shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (1) the Stockholder Nominee(s) and/or the applicable Eligible Stockholder shall have failed to comply with its or their obligations under this Section 13, as determined by the Board of Directors or such officer, or (2) the Eligible Stockholder, or a qualified representative thereof, does not appear at the annual meeting of stockholders to present the nomination of the Stockholder Nominee(s) included in the Company Proxy Materials pursuant to this Section 13. For purposes of this Section 13(j), to be considered a qualified representative of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as its proxy at the annual meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at such annual meeting.

(k) Any Stockholder Nominee who is included in the Company Proxy Materials for an annual meeting of stockholders but either (1) withdraws from or becomes ineligible or unavailable for election to the Board of Directors at such annual meeting or (2) does not receive a number of “for” votes equal to at least 25% of the number of votes cast by stockholders in the election of such Stockholder Nominee at such annual meeting shall be ineligible for inclusion in the Company Proxy Materials as a Stockholder Nominee pursuant to this Section 13 for the next two annual meetings of stockholders. For the avoidance of doubt, this Section 13(k) shall not prevent any stockholder from nominating any individual to the Board of Directors pursuant to and in accordance with Section 11 of Article II.

(l) This Section 13 provides the exclusive method for a stockholder to require the Corporation to include nominee(s) for election to the Board of Directors in the Company Proxy Materials.

Section 14. CONTROL SHARE ACQUISITION ACT. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute (the “MGCL”), shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

ARTICLE III

DIRECTORS

Section 1. GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

Section 2. NUMBER, TENURE AND RESIGNATION. A majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL, nor more than 15, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Any director of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chair of the board or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

Section 3. ANNUAL AND REGULAR MEETINGS. An annual meeting of the Board of Directors may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place of regular meetings of the Board of Directors without other notice than such resolution.

Section 4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the chair of the board, the chief executive officer, the president or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the time and place of any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place of special meetings of the Board of Directors without other notice than such resolution.

Section 5. NOTICE. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6. QUORUM. A majority of the directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a specified group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.

Section 7. VOTING. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

Section 8. ORGANIZATION. At each meeting of the Board of Directors, the chair of the board or, in the absence of the chair, the lead independent director, if one, shall act as chair of the meeting. Even if present at the meeting, the director named herein may designate another director to act as chair of the meeting. In the absence of both the chair of the board and the lead independent director, the chief executive officer or, in the absence of the chief executive officer, the president or, in the absence of the president, a director chosen by a majority of the directors present, shall act as chair of the meeting. The secretary or, in his or her absence, an assistant secretary of the Corporation, or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chair of the meeting, shall act as secretary of the meeting.

Section 9. TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10. CONSENT BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

Section 11. VACANCIES. If for any reason any or all the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancy on the Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies.

Section 12. COMPENSATION. Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 13. RELIANCE. Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 14. RATIFICATION. The Board of Directors or the stockholders may ratify any act, omission, failure to act or determination made not to act (an “Act”) by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the Act and, if so ratified, such Act shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders. Any Act questioned in any proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and such ratification shall constitute a bar to any claim or execution of any judgment in respect of such questioned Act.

Section 15. EMERGENCY PROVISIONS. Notwithstanding any other provision in the Charter or these Bylaws, this Section 15 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these Bylaws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Directors, (i) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (ii) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio; and (iii) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors.

ARTICLE IV

COMMITTEES

Section 1. NUMBER, TENURE AND QUALIFICATIONS. The Board of Directors may appoint from among its members an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and one or more other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.

Section 2. POWERS. The Board of Directors may delegate to any committee appointed under Section 1 of this Article any of the powers of the Board of Directors, except as prohibited by law. Except as may be otherwise provided by the Board of Directors, any committee may delegate some or all of its power and authority to one or more subcommittees, composed of one or more directors, as the committee deems appropriate in its sole discretion.

Section 3. MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors, or in the absence of such designation, the applicable committee, may designate a chair of any committee, and such chair or, in the absence of a chair, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board shall otherwise provide.

Section 4. TELEPHONE MEETINGS. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5. CONSENT BY COMMITTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

Section 6. VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to appoint the chair of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

Section 1. GENERAL PROVISIONS. The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chair of the board, a vice chair of the board, a chief executive officer, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or appropriate. The officers of the Corporation shall be elected by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall serve until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 2. REMOVAL. Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chair of the board, the lead independent director, the chief executive officer, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 3. VACANCIES. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4. CHAIR OF THE BOARD. The Board of Directors may designate from among its members a chair of the board, who shall not, solely by reason of these Bylaws, be an officer of the Corporation. The Board of Directors may designate the chair of the board as an executive or non-executive chair. The chair of the board shall preside over the meetings of the Board of Directors. The chair of the board shall perform such other duties as may be assigned to him or her by these Bylaws or the Board of Directors.

Section 5. LEAD INDEPENDENT DIRECTOR. In the event that the Board of Directors elects a chair of the Board who is an employee of the Corporation, the Board may also elect a lead independent Director who shall preside at all meetings of the Board of Directors and stockholders at which he or she shall be present and the chair of the Board is not present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Board of Directors, these Bylaws or as may be provided by law.

Section 6. CHIEF EXECUTIVE OFFICER. The Board of Directors may designate a chief executive officer. In the absence of such designation, the chair of the board shall be the chief executive officer of the Corporation. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 7. CHIEF OPERATING OFFICER. The Board of Directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 8. CHIEF FINANCIAL OFFICER. The Board of Directors may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 9. PRESIDENT. In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

Section 10. VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, the president or the Board of Directors. The Board of Directors may designate one or more vice presidents as executive vice president, senior vice president, or vice president for particular areas of responsibility.

Section 11. SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors.

Section 12. TREASURER. The treasurer shall have the custody of the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors. In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation.

The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 13. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, the president or the Board of Directors.

Section 14. COMPENSATION. The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director.

ARTICLE VI

CONTRACTS, CHECKS AND DEPOSITS

Section 1. CONTRACTS. The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors and executed by an authorized person.

Section 2. CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

Section 3. DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the chief executive officer, the president, the chief financial officer, or any other officer designated by the Board of Directors may determine.

ARTICLE VII

STOCK

Section 1. CERTIFICATES. Except as may be otherwise provided by the Board of Directors or any officer of the Corporation, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in any manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no difference in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2. TRANSFERS. All transfers of shares of stock shall be made on the books of the Corporation in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors or an officer of the Corporation that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, the Corporation shall provide to the record holders of such shares, to the extent then required by the MGCL, a written statement of the information required by the MGCL to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

Section 3. REPLACEMENT CERTIFICATE. Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors or an officer of the Corporation has determined that such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

Section 4. FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such record date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

When a record date for the determination of stockholders entitled to notice of or to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to apply to the meeting if postponed or adjourned, except if the meeting is postponed or adjourned to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting shall be determined as set forth herein.

Section 5. STOCK LEDGER. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 6. FRACTIONAL STOCK; ISSUANCE OF UNITS. The Board of Directors may authorize the Corporation to issue fractional shares of stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may authorize the issuance of units consisting of different securities of the Corporation.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Section 1. AUTHORIZATION. Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.

Section 2. CONTINGENCIES. Before payment of any dividend or other distribution, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its sole discretion, establish as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

ARTICLE X

SEAL

Section 1. SEAL. The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland.” The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 2. AFFIXING SEAL. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XI

WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, (b) any derivative action or proceeding brought on behalf of the Corporation, other than actions arising under federal securities laws, (c) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation, (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL or the Charter or these Bylaws, or (e) any other action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the Corporation consents in writing to such court. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction.

ARTICLE XIII

AMENDMENT OF BYLAWS

The Board of Directors is vested with the power to alter or repeal any provision of these Bylaws and to adopt new Bylaws. In addition, to the extent permitted by law, the stockholders may alter or repeal any provision of these Bylaws and adopt new Bylaw provisions if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

P.O. BOX 8016, CARY, NC 27512-9903	INTERNET Go To: www.proxypush.com/SWCH • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
PHONE Call 1-866-697-7125 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions

MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Switch, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 13, 2022

TIME:	Friday, June 10, 2022 11:00 AM, Pacific Time
PLACE:	The Citadel Campus
1 Superloop Circle, McCarran, Nevada 89434

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Rob Roy, Thomas Morton and Gabe Nacht (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Switch, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Switch, Inc.

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

          FOR ON PROPOSALS 1, 2, 3, 4 AND 5

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS

1.	Election of Directors
		FOR		WITHHOLD
	1.01 Rob Roy	☐		☐	FOR

	1.02 Angela Archon	☐		☐	FOR

	1.03 Jason Genrich	☐		☐	FOR

	1.04 Liane Pelletier	☐		☐	FOR

	1.05 Zareh Sarrafian	☐		☐	FOR

	1.06 Kim Sheehy	☐		☐	FOR

	1.07 Donald D. Snyder	☐		☐	FOR

	1.08 Tom Thomas	☐		☐	FOR

	1.09 Bryan Wolf	☐		☐	FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of PricewaterhouseCoopers LLP as Switch, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2022	☐	☐	☐	FOR

3.	To vote on an advisory (non-binding) proposal to approve the compensation of the named executive officers	☐	☐	☐	FOR

4.	To amend and restate Switch, Inc.’s Amended and Restated Articles of Incorporation to impose certain ownership and transfer restrictions in connection with its anticipated election to be taxed as a real estate investment trust and certain other governance provisions	☐	☐	☐	FOR

5.	To reincorporate as a Maryland corporation, through and including a merger with and into a wholly owned subsidiary	☐	☐	☐	FOR

☐	Check here if you would like to attend the meeting in person.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date